EXHIBIT 10.19

EXECUTION VERSION

$500,000,000

CREDIT AGREEMENT

Dated as of April 8, 2010

among

LYONDELLBASELL INDUSTRIES N.V.,

as the Company,

LBI ESCROW CORPORATION,

as the Escrow Borrower,

LYONDELL CHEMICAL COMPANY,

as a Borrower,

UBS AG, STAMFORD BRANCH,

as Administrative Agent,

UBS AG, STAMFORD BRANCH,

as Collateral Agent,

THE OTHER LENDERS PARTY HERETO FROM TIME TO TIME,

BANC OF AMERICA SECURITIES LLC

as Syndication Agent,

DEUTSCHE BANK SECURITIES INC.,

MORGAN STANLEY SENIOR FUNDING, INC. and CREDIT SUISSE SECURITIES (USA) LLC,

as Co-Documentation Agents,

UBS SECURITIES LLC and BANC OF AMERICA SECURITIES LLC,

as Joint Lead Arrangers

and

UBS SECURITIES LLC, BANC OF AMERICA SECURITIES LLC, BARCLAYS BANK PLC,

CITIGROUP GLOBAL MARKETS INC., CREDIT SUISSE SECURITIES (USA) LLC,

DEUTSCHE BANK SECURITIES INC., J.P. MORGAN SECURITIES INC.,

MORGAN STANLEY SENIOR FUNDING, INC. and WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners

-i-

-ii-

-iii-

-iv-

SCHEDULES

1.01A	Commitments as of the Closing Date
1.01B	Certain Disclosures and Summaries
1.01D	Mortgaged Properties
1.01G	Agreed Security Principles
1.01H	Security Agreements
5.08	Environmental Matters
5.11	Subsidiaries and Other Equity Investments
6.14(a)	Certain Security Documents
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

A	Form of Committed Loan Notice
B	Form of Term Note
C	Form of Compliance Certificate
D	Form of Assignment and Assumption
E	Form of U.S. Security Agreement
F-1	Form of Perfection Certificate
F-2	Form of Perfection Certificate Supplement
G-1	Form of Opinion of Cadwalader, Wickersham & Taft LLP
G-2	Form of Opinion of Gerald A. O’Brien, Deputy General Counsel of the Borrower
H	Form of Mortgage
I	Auction Procedures
J	Form of Affiliated Lender Assignment Agreement
K	Form of Guarantee Agreement
L	Form of Term Loan Escrow Agreement
M	Form of Tax Certificates

-v-

CREDIT AGREEMENT

This CREDIT AGREEMENT (this “Agreement”), dated as of April 8, 2010, is entered into among LYONDELLBASELL INDUSTRIES N.V., a naamloze vennootschap (a public limited liability company) formed under the laws of The Netherlands, LBI ESCROW CORPORATION, a Delaware corporation and Wholly Owned Subsidiary of the Company (the “Escrow Borrower”), LYONDELL CHEMICAL COMPANY, a Delaware corporation, UBS AG, STAMFORD BRANCH, as Administrative Agent, UBS AG, STAMFORD BRANCH, as Collateral Agent, BANC OF AMERICA SECURITIES LLC, as Syndication Agent, DEUTSCHE BANK SECURITIES INC., MORGAN STANLEY SENIOR FUNDING, INC. and CREDIT SUISSE SECURITIES (USA) LLC, as Co-Documentation Agents, UBS SECURITIES LLC and BANC OF AMERICA SECURITIES LLC, as Joint Lead Arrangers, UBS SECURITIES LLC, BANC OF AMERICA SECURITIES LLC, BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS, INC., CREDIT SUISSE SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC., J.P. MORGAN SECURITIES INC., MORGAN STANLEY SENIOR FUNDING, INC. and WELLS FARGO SECURITIES, LLC, as Joint Bookrunners, and each lender party hereto from time to time (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

On January 6, 2009, the Borrower and certain of its subsidiaries and affiliates filed voluntary petitions with the Bankruptcy Court (as defined below) initiating their respective cases under Chapter 11 of the Bankruptcy Code (as defined below) (each an “Initial Case” and, collectively, the “Initial Cases”) and certain other subsidiaries and affiliates subsequently filed voluntary petitions with the Bankruptcy Court initiating their respective cases under Chapter 11 of the Bankruptcy Code and joining them with the Initial Cases (each an “Additional Case” and, together with the Initial Cases, each a “Case” and, collectively, the “Cases” and each petitioning entity a “Debtor” and, collectively, the “Debtors”).

On March 11, 2010, the Debtors’ Disclosure Statement was approved by the Bankruptcy Court.

The Borrower has requested that the Lenders make available a term loan credit facility in an aggregate principal amount of $500,000,000, the proceeds of which will be used as described herein.

The Lenders are willing to make such credit facility available upon and subject to the terms and conditions hereafter set forth.

Accordingly, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

Definitions and Accounting Terms

Section 1.01. Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“2027 Notes” means the 8.10% guaranteed notes due March 15, 2027 issued by Basell Finance Company B.V., a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) (formerly known as Montell Finance Company B.V.).

“ABL Collateral Agent” means the representative(s) from time to time administrating the collateral on behalf of the lenders under the ABL Facility.

“ABL Facility” means the asset based revolving credit agreement dated as of its effective date among the Borrower, Equistar Chemicals, L.P., Houston Refining L.P., LyondellBasell Acetyls LLC and each other Subsidiary of the Borrower from time to time designated as a “Borrower” thereunder, the lenders and agents party thereto and Citibank, N.A., as administrative agent.

“ABL Facility Collateral” means all present and after-acquired inventory, accounts receivable, related contracts and other rights, deposit accounts into which proceeds of the foregoing are credited and books and records related thereto, together with all proceeds of the foregoing, in each case to the extent of the rights, title and interest therein of any “Borrower” under the ABL Facility.

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset at the time such asset is acquired by such specified Person.

“Additional Case” has the meaning specified in the introductory paragraphs to this Agreement.

“Additional First Priority Lien Obligations” means any First Priority Lien Obligations that are Incurred after the Closing Date (other than Indebtedness Incurred under the Senior Notes Indenture) and secured by the Common Collateral on a first priority basis pursuant to the Security Documents.

“Additional Lender” has the meaning set forth in Section 2.12(c).

“Administrative Agent” means UBS AG, Stamford Branch, in its capacity as administrative agent for the Lenders under the Loan Documents, and its successors in such capacity.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time specify (upon reasonable written notice) to the Borrower and the Lenders.

“Administrative Questionnaire” means with respect to each Lender, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Lender and returned to the Administrative Agent.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” has the meaning set forth in Section 7.05.

“Affiliated Lender” means a Lender that is a Sponsor or Affiliate of a Sponsor (excluding, in each case, any Loan Party or any of its Subsidiaries).

“Affiliated Lender Assignment Agreement” has the meaning set forth in Section 10.07(i).

“Agent-Related Persons” means the Agents, together with their respective Affiliates, and the officers, directors, partners, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agents” means, collectively, the Administrative Agent, the Collateral Agent, the Syndication Agent and the Co-Documentation Agents.

“Aggregate Commitments” means at any time the aggregate Commitments of all the Lenders at such time.

“Agreed Security Principles” has the meaning set forth in Schedule 1.01G.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Anti-Terrorism Laws” means:

(a) the Executive Order No. 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the “Executive Order”);

(b) the USA PATRIOT Act; and

(c) any similar law enacted in the United States of America subsequent to the date of this Agreement.

“Applicable Amount” means, at any time, an amount determined on a cumulative basis equal to, without duplication:

(i) 50% of the Consolidated Net Income of the Company for the period from March 31, 2012 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(ii) 100% of the aggregate net cash proceeds, including cash and the Fair Market Value of property other than cash, received by the Company after March 31, 2012 (other than net cash proceeds to the extent such net cash proceeds have been used to Incur Indebtedness, Disqualified Stock, or Preferred Stock pursuant to Section 7.01(n) from the issue or sale of Equity Interests of the Company (excluding Refunding Capital Stock, Designated Preferred Stock, Excluded Contributions, and Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Restricted Subsidiary), plus

(iii) 100% of the aggregate amount of contributions to the capital of the Company received in cash and the Fair Market Value of property other than cash after March 31, 2012 (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, and Disqualified Stock and other than contributions to the extent such contributions have been used to Incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to Section 7.01(n)), plus

(iv) 100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Company or any Restricted Subsidiary thereof issued after March 31, 2012 (other than Indebtedness or Disqualified Stock issued to the Company or a Restricted Subsidiary thereof) or 100% of the principal amount of any debt securities of the Company or any Restricted Subsidiary thereof that are convertible into or exchangeable for Capital Stock issued after the Term Loan Escrow Release Date (other than debt securities issued to the Company or a Restricted Subsidiary thereof) which, in any such case, has been converted into or exchanged for Equity Interests in the Company (other than Disqualified Stock) or any direct or indirect parent entity of the Company (provided in the case of any parent, such Indebtedness or Disqualified Stock is retired or extinguished) after March 31, 2012, plus

(v) 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by the Company or any Restricted Subsidiary after March 31, 2012 from:

(A) the sale or other disposition (other than to the Company or a Restricted Subsidiary of the Company) of Restricted Investments made by the Company and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from the Company and its Restricted Subsidiaries by any Person (other than the Company or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to Section 7.02(7)) or

(B) the sale (other than to the Company or a Restricted Subsidiary of the Company) of the Capital Stock of an Unrestricted Subsidiary, plus

(vi) in the event any Unrestricted Subsidiary of the Company has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company, in each case subsequent to March 31, 2012, the Fair Market Value of the Investment of the Company in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to Section 7.02(7) or constituted a Permitted Investment).

For the purpose of determining the Applicable Amount (x) for Section 7.02 at any time, such amount shall be equal to the Applicable Amount at such time minus the aggregate amount of prepayments, redemptions, purchases, defeasances and other payments in respect of any Junior Financing made pursuant to Section 7.08(a)(v)(A) on or prior to such time and (y) for Section 7.08(a)(v)(A), such amount shall be equal to the Applicable Amount at such time minus the aggregate amount of Restricted Payments made pursuant to Section 7.02(c) on or prior to such time, and in the case of each clause (x) and (y), minus the Applicable ECF Percentage of any amount included under clause (i) above (but only to the extent the payment is determined and paid by reference to the Applicable Amount) used to make payments other than principal and interest on Indebtedness after the Closing Date and prior to such time reducing Excess Cash Flow pursuant to clause (b)(iii) of the definition thereof.

“Applicable Amount Availability Condition” means, (x) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (y) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph in Section 7.01.

“Applicable ECF Percentage” means, in respect of Excess Cash Flow attributable to a Fiscal Year, (a) 50%, if the Secured Indebtedness Leverage Ratio as of the last day of such Fiscal Year is greater than or equal to 1.75 to 1.00, (b) 25%, if the Secured Indebtedness Leverage Ratio as of the last day of such Fiscal Year is less than 1.75 to 1.00 but greater than or equal to 1.25 to 1.00 and (c) 0%, if the Secured Indebtedness Leverage Ratio as of the last day of such Fiscal Year is less than 1.25 to 1.00.

“Applicable Liquidity Level” means (i) for each of Fiscal Years 2011 and 2012, $1,600,000,000, (ii) for Fiscal Year 2013, $1,000,000,000 and (iii) thereafter, $0.

“Applicable Rate” means a percentage per annum equal to (A) for Eurodollar Rate Loans, 4.00% and (B) for Base Rate Loans, 3.00%; provided that the Applicable Rate for Eurodollar Rate Loans and for Base Rate Loans will be automatically increased by 0.25% per annum on the Term Loan Escrow Release Date with retroactive effect from the Closing Date, if Plan Roll-Up Notes having any stated maturity that is on or prior to the final maturity of the Loans are issued in an aggregate principal amount of $1,000,000,000 or more pursuant to a Reorganization Plan.

“Appropriate Lender” means, at any time, (a) with respect to the Term Loans, the Term Lenders, and (b) with respect to each tranche of Incremental Term Loans, if any, the applicable Lenders with respect to such tranche.

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Acquisition” means:

(1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or of any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or

(2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Backed Credit Facility” means (i) the ABL Facility; (ii) any credit facility provided on the basis of the value of inventory, accounts receivable or other current assets (and related documents and intangibles) to the Company or any of its Subsidiaries or similar instrument; and (iii) any similar credit support agreements or guarantees Incurred from time to time; provided that any credit facility that refinances or replaces an Asset Backed Credit Facility must comply with clause (ii) of this definition in order to be an Asset Backed Credit Facility; and provided, further, that, if at the time any such refinancing or replacement is necessary or advisable in the good faith judgment of the Board of Directors of the Company, and an Asset Backed Credit Facility that complies with clause (ii) of this definition is not available on terms considered commercially reasonable for facilities of this nature (as determined in the good faith judgment of the Board of Directors of the Company), then the ABL Facility may be refinanced with or replaced by any Credit Facility and such Credit Facility shall be an Asset Backed Credit Facility for purposes hereof.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business of the Company or any Restricted Subsidiary of the Company (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares and shares issued to foreign nationals or other third parties to the extent required by applicable law) of any Restricted Subsidiary (other than to the Company or another Restricted Subsidiary of the Company) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or redundant, surplus, obsolete, damaged or worn out property or equipment, whether now owned or hereafter acquired, in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described in Section 7.07 or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under Section 7.02;

(d) any sale, conveyance or other disposition of property or assets of the Company or any Restricted Subsidiary (whether in a single transaction or a series of related transactions), including by way of a Sale/ Leaseback Transaction, or issuance or sale of Equity Interests of any Restricted Subsidiary, which assets or Equity Interests so disposed or issued have an aggregate Fair Market Value of less than $50,000,000;

(e) any disposition of property or assets, or the issuance of securities, by a Restricted Subsidiary of the Company to the Company or by the Company or a Restricted Subsidiary of the Company to a Restricted Subsidiary of the Company;

(f) (i) any exchange of assets (including a combination of assets and Cash Equivalents) for assets related to a Similar Business of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company and (ii) in the ordinary course of business, any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Company and its Restricted Subsidiaries as a whole, as determined in good faith by the Company;

(g) foreclosure or any similar action with respect to any property or other asset of the Company or any of its Restricted Subsidiaries;

(h) any sale of Equity Interests in, or other ownership interest in or assets or property, including Indebtedness, or other securities of, an Unrestricted Subsidiary;

(i) any lease, assignment, license or sublease which does not materially interfere with the business of the Company and its Restricted Subsidiaries;

(j) any grant of any license of patents, trademarks, know-how or any other intellectual property which does not materially interfere with the business of the Company and its Restricted Subsidiaries;

(k) any transfer of accounts receivable and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) in a Qualified Receivables Financing;

(l) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Term Loan Escrow Release Date, including any Sale/Leaseback Transaction or asset securitization permitted by this Agreement;

(m) dispositions in connection with Permitted Liens;

(n) any disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition;

(o) dispositions of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(p) any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind;

(q) pursuant to buy-sell arrangements or similar agreements between Lyondell China Holdings Limited of Ningbo ZRCC and Lyondell Chemical Company Ltd.; and

(r) any sale, conveyance or other disposition of property or assets of the Company or any Restricted Subsidiary (whether in a single transaction or a series of related transactions) in connection with the Emergence Transactions.

“Assignee” has the meaning set forth in Section 10.07(a).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.

“Assignment Tax” has the meaning set forth in Section 3.01(b).

“Attorney Costs” means and includes all reasonable fees, reasonable out-of-pocket expenses and disbursements of Cahill Gordon & Reindel LLP and (without duplication) a single external local counsel to the Joint Lead Arrangers in each jurisdiction reasonably determined by the Administrative Agent.

“Auction Manager” has the meaning set forth in Section 2.13(a).

“Auction Notice” means an auction notice given by the Borrower in accordance with the Auction Procedures with respect to a Purchase Offer.

“Auction Procedures” means the auction procedures with respect to Purchase Offers set forth in Exhibit I.

“Audited Financial Statements” means the audited consolidated financial statements of the Company’s predecessor, LyondellBasell Industries AF S.C.A., for the fiscal year ended December 31, 2009, which shall include results for Fiscal Years 2007, 2008 and 2009.

“Average Brent Crude Oil Price” means, for any fiscal quarter, the average specified price per barrel of Brent blend crude oil for delivery on each day of such fiscal quarter, stated in Dollars, published under the heading “Crude Price Assessments: International: Brent (DTD)” in the Platts Marketwire that reports prices effective on such dates and certified to the Administrative Agent by a Responsible Officer of the Borrower. The calculation of the Borrower shall be conclusive absent manifest error.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Section 101 et seq., as amended from time to time.

“Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of New York.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus  1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) 1.0% per annum plus the Eurodollar Rate (for avoidance of doubt after giving effect to the proviso of the definition thereof) applicable to a Credit Extension with an Interest Period of one (1) month.

The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the Base Rate due to a change in the prime rate established by the Administrative Agent or the Federal Funds Rate shall be effective on the date such change is effective. The prime rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Basell GmbH” means Basell Germany Holdings GmbH.

“Berre Facility” means any receivables-backed credit or factoring facility entered into by one or more Foreign Subsidiaries (other than Basell GmbH) related to receivables of the refinery located in Berre, France, and any permitted refinancings thereof.

“Board of Directors” means, as to any Person, the board of directors or, supervisory board of such Person, or equivalent governing body (or, if such Person is a partnership or limited liability company, the board of directors or other governing body of the general partner of such Person or manager) or any duly authorized committee thereof.

“Borrower” means, (x) prior to the consummation of the Lyondell Assumption, the references to the “Borrower” in this Agreement refer only to the Escrow Borrower and (y) after the consummation of the Lyondell Assumption, the references to the “Borrower” in this Agreement refer only to Lyondell Chemical and not to any of its Subsidiaries.

“Borrower Restricted Information” shall mean material non-public information with respect to the Company, the Borrower or their respective Subsidiaries or with respect to the securities of any such Person.

“Borrowing Base” has the meaning set forth in Section 7.01(c)(ii).

“Business Acquisition” means the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York and if such day relates to any interest rate settings as to a Eurodollar Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurodollar Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Eurodollar Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

“Capital Expenditures” means, for any Person, any expenditure which, in accordance with GAAP, is treated as a capital expenditure in the audited consolidated financial statements of the Company and its Subsidiaries.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock or shares;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Case” means the proceedings of LyondellBasell Industries AF S.C.A. and certain of its Subsidiaries and affiliates, as debtors and debtors in possession under Chapter 11.

“Cash Collateral Account” means a blocked account in the name of the Collateral Agent as directed by the Administrative Agent.

“Cash Equivalents” means:

(1) Dollars, pounds sterling, Euros, the national currency of any member state in the European Union or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the U.S. government or any country that is a member of the European Union (other than Greece or Portugal) or any agency or instrumentality thereof in each case maturing not more than two years from the date of acquisition;

(3) certificates of deposit, time deposits and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank or trust company having capital and surplus in excess of $250,000,000 and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency);

(4) repurchase obligations and reverse repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than an Affiliate of the Company) rated at least “A1” or the equivalent thereof by Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) and in each case maturing within one year after the date of acquisition;

(6) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(7) Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of “A” or higher from S&P or “A-2” or higher from Moody’s (or reasonably equivalent ratings of another internationally recognized ratings agency) in each case with maturities not exceeding two years from the date of acquisition;

(8) Dollar-denominated money market funds as defined in Rule 2a-7 of the General Rules and Regulations promulgated under the Investment Company Act of 1940;

(9) tax-exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P or Aa2 or better by Moody’s or the equivalent rating by any other internationally recognized rating agency; and

(10) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (9) above.

“Casualty Event” means any event that gives rise to the receipt by the Company or any Restricted Subsidiary of any insurance proceeds or condemnation awards in excess of $50,000,000 in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property.

“Catalyst Sale/Leaseback Transaction” means a Sale/Leaseback Transaction that relates to a catalyst containing one or more precious metals used by the Company or any of its Restricted Subsidiaries in the ordinary course of business.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“Change in Law” means, the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order or the compliance with any guideline, request or directive from any Governmental Authority (whether or not having the force of law).

“Change of Control” means the occurrence of any of the following:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

(2) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of the Company.

“Chapter 11” means Chapter 11 of the Bankruptcy Code.

“Closing Date” means the date on which the conditions precedent to the Closing Date are satisfied and this Agreement becomes effective, in each case, in accordance with Section 4.01.

“Code” means the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agents” means Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc. and Credit Suisse Securities (USA) LLC, in their capacity as co-documentation agents for the Lenders under the Loan Documents, and their successors in such capacity.

“Collateral” means all property subject or purported to be subject, from time to time, to a Lien under any Security Documents.

“Collateral Agent” means UBS AG, Stamford Branch in its capacity as collateral agent or pledgee under any of the Security Documents, and its successors in such capacity.

“Collateral and Guaranty Requirement” means, at any time, the requirement that, subject to Section 6.14(a) and the Agreed Security Principles:

(a) the Administrative Agent and the Collateral Agent shall have received each Security Document required to be delivered on the Closing Date pursuant to Section 4.01(a)(i), on the Term Loan Escrow Release Date pursuant to Section 4.02(c) or subsequent to the Term Loan Escrow Release Date pursuant to Sections 6.12 or 6.14 at such time, duly executed by each Loan Party party thereto;

(b) all Obligations shall have been unconditionally guaranteed (together, the “Guaranty”) by (i) the Company and (ii) each Wholly Owned Domestic Subsidiary (other than any Excluded Subsidiary) of the Company and the Borrower (each such Person described in this clause (b), a “Guarantor”), in each case on the Term Loan Escrow Release Date and to the extent permitted by applicable law and regulation, in each case as reasonably determined by the Company; provided that any Subsidiary of the Company or the Borrower that shall guaranty the Senior Notes or the Plan Roll-Up Notes shall also be a Guarantor hereunder;

(c) the Guaranty and all Obligations shall have been secured by, subject to the Intercreditor Agreements and the Perfection Requirements, a first-priority security interest to the extent legally possible and to the extent required by the Security Documents in (i) all Equity Interests of each first-tier Domestic Subsidiary of (A) the Company, (B) each Guarantor domiciled in the U.S. and (C) the Borrower, and (ii) 65% of the voting Equity Interests and 100% of the non-voting Equity Interests of each first-tier Foreign Subsidiary of (X) the Company, (Y) each Guarantor domiciled in the U.S., and (Z) the Borrower, in the case of each clause (i) and (ii), other than the Equity Interests of (x) any securitization entity or (y) any Excluded Asset;

(d) to the extent otherwise legally possible and to the extent required by the Security Documents, the Guaranty shall have been secured by a first-priority security interest in, and mortgages on, substantially all tangible and intangible assets (other than the ABL Facility Collateral and the Excluded Assets (including, for the avoidance of doubt, the Equity Interests not referred to in (c) above)) of each Guarantor (other than the Company);

(e) to the extent otherwise legally possible and to the extent required by the Security Documents, the Guaranty shall have been secured by a second-priority security interest in the ABL Facility Collateral of each Guarantor (other than the Excluded Assets);

(f) none of the Collateral shall be subject to any Liens other than Liens permitted by Section 7.06; and

(g) the Collateral Agent shall have received:

(1) counterparts of a Mortgage or other appropriate security interest with respect to each owned or ground leased Real Property or pipeline easements and other similar Real Property (except any such easement or other Real Property of the type that would be excluded from the grant set forth in Section 2.1 of any Mortgage by the penultimate paragraph therein) described on Schedule 1.01D or required to be delivered pursuant to Sections 4.02, 6.12 or 6.14 at such time (the “Mortgaged Properties”) duly executed and delivered by the record owner of such Real Property or, in the case of Real Property subject to a ground lease, the tenant holding the leasehold interest in such Real Property;

(2) in respect of any Mortgaged Property located in the United States (other than pipeline easements and other similar Real Property), a title policy or title policies issued by the title company insuring the Lien of each such Mortgage as a valid Lien on the property described therein, free of any other Liens except as expressly permitted by Section 7.06; and

(3) such existing surveys, abstracts, certificates, existing title documents, existing appraisals, legal opinions (to the extent the Administrative Agent or the Collateral Agent determines in its reasonable good faith judgment that there is an issue of state Law that should be addressed by a legal opinion) and other documents as the Administrative Agent may reasonably request in good faith with respect to any such Mortgaged Property (other than, in the case of each of the foregoing, pipeline easements and other similar Real Property), in each case in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent.

Nothing in this definition of “Collateral and Guaranty Requirement” shall require the creation or perfection of pledges or security interests in, or the obtaining of title insurance or surveys with respect to:

(a) any fee owned Real Property with a value of less than $25,000,000 and leasehold interests to the extent not included in Schedule 1.01D;

(b) motor vehicles and other assets subject to certificates of title and commercial tort claims;

(c) assets specifically requiring perfection through control agreements (i.e., deposit accounts, securities accounts, letter of credit rights, etc.) other than any ABL Facility Collateral that constitutes such an asset; and

(d) assets for which the creation or perfection of security interests is not required pursuant to the Security Documents.

The Administrative Agent shall grant extensions of time for the perfection of security interests in or the obtaining of title insurance or other items required by the Collateral and Guaranty Requirement with respect to particular assets (including extensions beyond the Term Loan Escrow Release Date for the perfection of security interests in the assets of the Loan Parties on such date) where it determines, in consultation with the Company, that perfection cannot be accomplished using commercially reasonable efforts by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to the Collateral and Guaranty Requirement shall be subject to exceptions and limitations set forth in the Security Documents.

“Commitment” means a Term Commitment or an Incremental Term Commitment as the context may require.

“Committed Loan Notice” means a notice of (a) a request to borrow Loans, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Common Collateral” means, at any time, Collateral in which the holders of two or more series of First Priority Lien Obligations (or their respective authorized representatives) hold a valid and perfected security interest at such time. If more than two series of First Priority Lien Obligations are outstanding at any time and the holders of less than all series of First Priority Lien Obligations hold a valid and perfected security interest in any Collateral at such time then such Collateral shall constitute Common Collateral for those series of First Priority Lien Obligations that hold a valid security interest in such Collateral at such time and shall not constitute Common Collateral for any series which does not have a valid and perfected security interest in such Collateral at such time.

“Company” means LyondellBasell Industries N.V., a naamloze vennootschap (public limited liability corporation) formed under the laws of the Netherlands, and any successor in interest thereto.

“Company Materials” has the meaning set forth in Section 6.01.

“Compensation Period” has the meaning set forth in Section 2.10(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Confirmation Order” means an order of the Bankruptcy Court (i) confirming the Plan of Reorganization in accordance with section 1129 of the Bankruptcy Code and (ii) approving and authorizing the transactions contemplated by this Agreement, the other Loan Documents and the Plan of Reorganization and otherwise not inconsistent with the provision hereof and thereof, which order shall be in full force and effect, shall not have been stayed, reversed, vacated or otherwise modified (except as reasonably satisfactory to the Administrative Agent).

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income;

(2) to the extent Consolidated Net Income has been reduced thereby;

(a) taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period based on income, profits or capital, including, without limitation, state, franchise, property and similar taxes and foreign withholding taxes (including penalties and interest related to such taxes or arising from tax examinations), or such equivalent items in any foreign jurisdiction;

(b) Consolidated Interest Expense;

(c) Consolidated Non-cash Charges;

(d) the amount of net loss resulting from the payment of any premiums, fees or similar amounts that are required to be paid under the terms of the instrument(s) governing any Indebtedness upon the repayment, prepayment or other extinguishment of such Indebtedness in accordance with the terms of such Indebtedness,

(e) any expenses or charges (other than Consolidated Non-cash Charges) related to any issuance of Equity Interests, any Investment, acquisition, disposition, recapitalization or Incurrence, repayment, amendment or modification of Indebtedness permitted to be Incurred or repaid by this Agreement (including a refinancing thereof) (in each case, whether or not successful), including, without limitation, (i) such fees, expenses or charges related to the offering of the Senior Notes and the Credit Facility Indebtedness and other Exit Financing, (ii) any amendment or other modification of this Agreement or other Indebtedness, (iii) any additional interest in respect of the Senior Notes and (iv) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Financing; and

(f) business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, facility consolidations, retention, headcount reductions, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); and

(3) the amount of net cost savings projected by such Person in good faith to be realized by specified actions taken or to be taken prior to or during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period); provided that (x) such cost savings are reasonably identifiable and factually supportable and (y) such actions have been taken or are to be taken within twelve months of the date of determination to take such action and the benefit is expected to be realized within twelve (12) months of taking such action; minus

(4) any non-cash gains increasing Consolidated Net Income of such Person for such period (excluding (i) the recognition of deferred revenue or any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period and any items for which cash was received in a prior period, (ii) items referenced in clause (e) of Consolidated Net Income and (iii) gains which have been offset against losses in determining Consolidated Net Income but for which the loss has not been added back as a Consolidated Non-cash Charge pursuant to the definition of Consolidated EBITDA);

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

Notwithstanding anything herein to the contrary, Consolidated EBITDA for the fiscal quarter ending (i) June 30, 2009 shall be deemed to be $551,000,000, (ii) September 30, 2009 shall be deemed to be $757,000,000 and (iii) December 31, 2009 shall be deemed to be $578,000,000, before giving pro forma effect to any transaction occurring after the Closing Date, as permitted under the definitions of “Fixed Charge Coverage Ratio” and “Secured Indebtedness Leverage Ratio.”

“Consolidated Interest Expense” means, with respect to any Person for any period, the consolidated interest expense (net of interest income for such period) of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation:

(1) amortization of original issue discount,

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued,

(3) net payments and receipts (if any) pursuant to interest rate Hedging Obligations,

(4) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, and

(5) the interest portion of any deferred payment obligation,

but excluding, in each case, any amortization of fees, debt issuance costs and commissions incurred in connection with the Credit Facilities, any Receivables Financing, the issuance of the Senior Notes, the Plan Roll-Up Notes, the Euro Securitization and any other debt issuance.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period:

(1) the Net Income of such Person and its Restricted Subsidiaries for such period on a consolidated basis; plus

(2) cash dividends or distributions paid to such Person or any Restricted Subsidiary of such Person by any other Person (the “Payor”) other than a Restricted Subsidiary, to the extent not otherwise included in Consolidated Net Income, which have not been derived from Indebtedness of the Payor to the extent such Indebtedness is Guaranteed by such referent Person or any Restricted Subsidiary of such referent Person;

provided that there shall be excluded therefrom, without duplication (but only to the extent included in the calculation of the foregoing):

(a) (i) any net after-tax income or loss from operating results of discontinued operations as defined by GAAP, and (ii) any net after-tax gains or losses from sales of discontinued operations;

(b) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, expenses or charges related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and all costs and expenses of such Person and its Restricted Subsidiaries Incurred in connection with the Cases and the Exit Financings);

(c) the Net Income of any Payor, other than a Restricted Subsidiary of such Person or Net Income of such Payor that is accounted for by the equity method of accounting, except to the extent of cash dividends or distributions paid to such Person or to a Restricted Subsidiary of such Person by such Payor (or to the extent converted into cash);

(d) the Net Income (but not loss) of any Restricted Subsidiary of such Person that is not a guarantor to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted; provided, however, that the Net Income of Restricted Subsidiaries shall only be excluded in any calculation of Consolidated Net Income of the Company as a result of application of this clause (d) if the restriction on dividends or similar distributions results from consensual restrictions other than any restriction contained in clauses (1), (2) and (4) and, to the extent related to such clauses (1), (2) and (4), clause (15) under Section 7.03;

(e) (i) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Closing Date; and (ii) any restoration to or deduction from income for changes in estimates related to the post-emergence settlement of pre-petition claims obligations in relation with Chapter 11 following the Closing Date;

(f) in the case of a successor to such Person by consolidation or merger or as a transferee of such Person’s assets, any gains or losses of the successor corporation prior to such consolidation, merger or transfer of assets;

(g) any charges or credits relating to any purchase accounting adjustments or to the adoption of fresh start accounting principles;

(h) any (i) one-time non-cash compensation charges, and (ii) non-cash costs or expenses resulting from stock option plans, employee benefit plans, compensation charges or post-employment benefit plans, or grants or awards of stock, stock appreciation or similar rights, stock options, restricted stock, Preferred Stock or other rights;

(i) Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(j) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by management of the Company) or reserves relating thereto;

(k) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Obligations or other derivative instruments entered in relation with the Indebtedness extinguished;

(l) any gain or loss for such period from currency translation gains or losses or net gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk entered in relation with Indebtedness); and

(m) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP.

Notwithstanding the foregoing, for the purpose of Section 7.02 only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of the Company or a Restricted Subsidiary of the Company to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under clause (iv) or (v) of the definition of “Applicable Amount”.

“Consolidated Net Tangible Assets” means, with respect to any Person, the Total Assets of such Person and its Restricted Subsidiaries less goodwill and intangibles (other than intangibles arising from, or relating to, intellectual property, licenses or permits (including, but not limited to, emissions rights) of such Person), in each case calculated in accordance with GAAP, provided, that in the event that such Person or any of its Restricted Subsidiaries assumes or acquires any assets in connection with the acquisition by such Person and its Restricted Subsidiaries of another Person subsequent to the commencement of the period for which the Consolidated Net Tangible Assets is being calculated but prior to the event for which the calculation of the Consolidated Net Tangible Assets is made, then the Consolidated Net Tangible Assets shall be calculated giving pro forma effect to such assumption or acquisition of assets, as if the same had occurred at the beginning of the applicable period.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the consolidated depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries (including the amortization of prior service costs and actuarial gains and losses related to pensions and other post-employment benefits) (including any lower-of-cost-or-market adjustments of inventory) reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, provided that if any such non-cash expenses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA in such future period to the extent paid, but excluding from this proviso, for the avoidance of doubt, amortization of a prepaid cash item that was paid in a prior period.

“Consolidated Working Capital” means, as of any date, the excess of (a) the sum of all amounts (other than cash and Cash Equivalents) that would be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries at such date over (b) the sum of all amounts that would be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, the current portion of any Funded Debt and the current portion of any Asset Backed Credit Facilities (whether on or off balance sheet).

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” has the meaning set forth in the definition of “Affiliate.”

“Credit Agreement Obligations” has the meaning set forth in the definition of “Obligations.”

“Credit Extension” means each of the following: (a) a Term Borrowing and (b) the making of Incremental Term Loans, if any.

“Credit Facilities” means:

(1) this Agreement,

(2) any Asset Backed Credit Facility;

(3) any debt facilities or other financing arrangements (including, without limitation, commercial paper facilities) providing for revolving credit loans, term loans, letters of credit or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under Section 7.01) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders; and

(4) any such agreements, instruments or guarantees governing Indebtedness Incurred to refinance any Indebtedness or commitments referred to in clauses (1), (2) and (3) above whether by the same or any other lender or group of lenders.

“Credit Facility Indebtedness” means any and all amounts payable under or in respect of the Credit Facilities as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time, including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement, currency futures contract, currency option contract, currency derivative or other similar agreement to which such Person is a party or beneficiary.

“Debtor” has the meaning set forth in the introductory paragraphs of this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, the Dutch Bankruptcy Act (Faillissementswet) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, faillissement, surseance van betaling, onderbewindstelling, ontbinding, or similar debtor relief Laws of the United States, The Netherlands, or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.00% per annum; provided that with respect to any Eurodollar Rate Loan, the Default Rate means an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum, in each case to the fullest extent permitted by applicable Law.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute or subsequently cured (but only from when subsequently cured), (b) has otherwise failed to pay over to the Administrative Agent, the Collateral Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute or subsequently cured (but only from when subsequently cured), or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means Preferred Stock of the Company or any direct or indirect parent entity of the Company (other than Disqualified Stock), that is issued for cash (other than to the Company or any of its Subsidiaries or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate, on the issue date thereof.

“DIP Facilities” means, collectively, that certain (i) term loan agreement identified as the Debtor-in-Possession Credit Agreement, dated as of March 3, 2009, entered by and among LyondellBasell Industries AF S.C.A., Lyondell Chemical Company, Basell USA Inc., Equistar Chemicals, LP, Houston Refining LP, Millennium Chemicals Inc., Millennium Petrochemicals Inc., UBS

AG, Stamford Branch, as administrative agent and collateral agent and the other parties party thereto from time to time and (ii) asset backed loan agreement identified as the Debtor-in-Possession Credit Agreement, dated as of March 3, 2009, entered by and among LyondellBasell Industries AF, S.C.A., Lyondell Chemical Company, Basell USA Inc., Equistar Chemicals, LP, Houston Refining LP, Millennium Chemicals Inc., Millennium Petrochemicals Inc., Citibank, N.A., as administrative agent and collateral agent and the other parties party thereto from time to time.

“DIP Roll-Up Claims” means the Roll-Up Loans and all related obligations of the Borrower and certain of its Affiliates under, and as is defined in, the Debtor-in-Possession Credit Agreement, dated as of March 3, 2009 among LyondellBasell Industries AF S.C.A., the other borrowers thereto (each, a debtor and debtor-in-possession under Chapter 11), the administrative agent and collateral agent, the syndication agent, joint lead arranger and sole bookrunner, as amended, supplemented, modified, extended, restructured, renewed, restated, refinanced or replaced in whole or in part from time to time, and as ordered by the Bankruptcy Court, as of the Term Loan Escrow Release Date.

“Disclosure Statement” means that certain disclosure statement dated as of December 23, 2009 and filed with the Bankruptcy Court with respect to the Cases, as amended, supplemented, amended and restated or otherwise modified from time to time.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock of such Person, or

(3) is redeemable at the option of the holder thereof, in whole or in part (other than solely as a result of a change of control or asset sale),

in each case prior to ninety-one (91) days after the earlier of the maturity date of the Senior Notes or the date the Senior Notes are no longer outstanding; provided, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of the Company or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Company in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent Amount” has the meaning set forth in Section 1.08.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“Dutch Civil Code” means the Dutch Civil Code (Burgerlijk Wetboek).

“EBITDA” means the earnings before interest, tax, depreciation and amortization for a Person, calculated in the same manner as Consolidated EBITDA (without giving effect to clause (3) of the definition thereof).

“ECF Deferral Amount” has the meaning set forth in Section 2.03(b)(i)(4).

“Effect of Bankruptcy” means any default or other legal consequences with respect to any contractual obligation, contract or agreement of any Debtor in the Cases, including the implementation of any stay, or the rejection of any such contractual obligation, contract or agreement with the approval of the Bankruptcy Court (to the extent required to be effective).

“Emergence Transactions” means all transactions arising out of the Reorganization Plan and emergence from Chapter 11, including, but not limited to, Exit Financing.

“EMU Legislation” means the legislative measures of the European Community relating to Economic and Monetary Union.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means the common law and any and all federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or governmental restrictions relating to pollution, the protection of the Environment, the generation, treatment, storage, transport, distribution, handling or recycling of Hazardous Materials or the presence, Release or threat of Release of Hazardous Materials and, to the extent relating to exposure to Hazardous Materials, human health and workplace health and safety.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or recycling of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Closing Date of common stock or Preferred Stock (other than Disqualified Stock) of the Company or any direct or indirect parent entity of the Company (to the extent the proceeds thereof are contributed to the Company), as applicable, on a primary basis, other than:

(1) public offerings with respect to the Company’s or such direct or indirect parent entity’s common stock registered on Form S-4 or Form S-8;

(2) issuances to any Subsidiary of the Company; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party or any Restricted Subsidiary within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required contribution under Section 412(m) of the Code (or Section 430(j) of the Code, as amended by the Pension Protection Act of 2006) with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (d) a withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (e) a complete or partial withdrawal by a Loan Party, any Subsidiary or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (f) the filing of a notice of intent to terminate, the treatment of ERISA Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of or the appointment of a trustee to administer any Pension Plan, in each case where ERISA Plan assets are not sufficient to pay all ERISA Plan liabilities; (g) the occurrence of an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party, any Subsidiary or any ERISA Affiliate; or (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to a Loan Party or any Restricted Subsidiary; provided that, notwithstanding the foregoing, the filing and continuation of the Cases and consummation of the transactions contemplated by the Plan of Reorganization shall not constitute ERISA Events.

“ERISA Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Loan Party or Subsidiary or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Escrow Borrower” has the meaning set forth in the introductory paragraph to this Agreement.

“Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.

“Euro Securitization” means the transaction to be dated as of its effective date entered into in connection with the €450,000,000 revolving securitization facility of trade account receivables with Basell Sales and Marketing Company B.V. and Lyondell Chemie Nederland B.V., as sellers, and Basell Polyolefins Collections Ltd., as receivables purchaser, as such facility may be amended, supplemented, modified, extended, restructured, renewed, restated, refinanced or replaced in whole or in part from time to time.

“Eurocurrency Liabilities” has the meaning set forth in Regulation D of the Federal Reserve Board.

“Eurodollar Floor” has the meaning set forth in the definition of “Eurodollar Rate.”

“Eurodollar Rate” means, for any Interest Period in relation to any Loan, for any Interest Period, the rate obtained by dividing (i) the applicable LIBOR Rate for such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained against Eurocurrency Liabilities (including any marginal, emergency, special or supplemental reserves); provided that, in no event shall the Eurodollar Rate be less than 1.50% (the “Eurodollar Floor”).

“Eurodollar Rate Loan” means a Loan, that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning set forth in Section 8.01.

“Excess Cash Flow” means, with respect to the Company and its Restricted Subsidiaries for any Fiscal Year, an amount equal to:

(a) the sum, without duplication, of

(i) Consolidated Net Income,

(ii) an amount equal to all non-cash charges and losses to the extent deducted in arriving at such Consolidated Net Income, and

(iii) decreases in Consolidated Working Capital not paid into the Working Capital Reserve Account (other than any such decreases arising from changes from on balance sheet to off balance sheet treatment of Asset Backed Credit Facilities, Receivables Financings or acquisitions or dispositions by the Company and its Restricted Subsidiaries completed during such period) minus

(b) the sum, without duplication, of

(i) an amount equal to all non-cash credits and gains to the extent included in arriving at such Consolidated Net Income and cash charges included in the definition of “Consolidated Net Income,”

(ii) the aggregate amount of (A) Capital Expenditures made in cash or accrued during such period, but only to the extent such Capital Expenditures were financed (without duplication) other than with the substantially concurrent receipt of Externally Generated Funds and (B) Capital Expenditures the Company or any Restricted Subsidiary is obligated to make pursuant to a binding agreement but that are not made during such period; provided that such Capital Expenditure is made not later than 180 days after the end of such period and financed other than with the substantially concurrent receipt of Externally Generated Funds and that such Capital Expenditures when made shall not reduce Excess Cash Flow for such subsequent period,

(iii) the aggregate amount of all principal payments of Indebtedness and (to the extent not deducted in arriving at such Consolidated Net Income) fees, premiums and similar amounts of the Company and the Restricted Subsidiaries (provided that fees, premiums and other payments in respect of Indebtedness, other than principal and interest, that reduces Excess Cash Flow pursuant to this clause (b)(iii) shall reduce the Applicable Amount), in each case, financed other than with the substantially concurrent receipt of Externally Generated Funds (including (A) the principal component of payments in respect of Capitalized Lease Obligations and (B) the amount of any scheduled repayment of Loans pursuant to Section 2.05), but excluding all prepayments of any Asset Backed Credit Facility made during such period and excluding all voluntary prepayments of Loans made during such period in cash,

(iv) increases in Consolidated Working Capital for such period (other than any such increases arising from changes from off-balance sheet to on-balance sheet treatment of Asset Backed Credit Facilities, Receivables Financings or acquisitions or dispositions by the Company and the Restricted Subsidiaries completed during such period),

(v) the amount of (A) Investments and acquisitions made in cash during such period to finance Investments permitted under clause (3) (but only to the extent reducing Consolidated Working Capital), (9), (10), (12) and (22) of “Permitted Investments” or Section 7.02(12)(a) to the extent that such Investments and acquisitions were financed other than with the substantially concurrent receipt of Externally Generated Funds and (B) Investments and acquisitions the Company or any Restricted Subsidiary is obligated to make in cash and are permitted by the Sections specified in clause (A) above pursuant to a binding agreement but that are not made during such period; provided that such Investment is made not later than 180 days after the end of such period and financed other than with the substantially concurrent receipt of Externally Generated Funds and that such Investments and/or acquisitions when made shall not reduce Excess Cash Flow for such subsequent period,

(vi) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, and

(vii) to the extent not otherwise deducted in calculating Consolidated Net Income, all break fees, prepayment or make-whole premium or penalty payments, associated hedging break costs and premiums for replacement hedging fees, plus fees and expenses, in each case, to the extent paid in cash and reasonably incurred in connection with a Refinancing Indebtedness or any other prepayment of Refinancing Indebtedness during such period.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Assets” means (i) any fee-Owned Real Property with a value of less than $25,000,000 and all leasehold interests (other than interest in ground leases agreed on the Closing Date), (ii) motor vehicles and other assets subject to certificates of title, letter of credit rights and commercial tort claims, (iii) assets specifically requiring perfection through control agreements (i.e., cash, deposit accounts or other bank or securities accounts, etc.), (iv) the Capital Stock of any Joint Venture, or of any special purpose subsidiary whose material assets are comprised solely of the Capital Stock of such Joint Venture, where the pledge of such Capital Stock would be prohibited by any applicable contractual requirement pertaining to such Joint Venture, (v) the ABL Facility Collateral, (vi) preferred stock issued in connection with a Structured Financing Transaction that is (x) on the Closing Date is subject to an existing Lien on the Closing Date or (y) prohibited from being pledged, and (vii) certain other exceptions described in the Security Documents.

“Excluded Contributions” means aggregate net cash proceeds, including cash and the Fair Market Value of property other than cash, received by the Company after the Term Loan Escrow Release Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Company or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Company, in each case designated as Excluded Contributions pursuant to an Officer’s Certificate of the Company on or promptly after the date such capital contributions are made or the date such Capital Stock is sold, as the case may be.

“Excluded Subsidiary” means (i) any Receivables Subsidiary, (ii) any Qualified Non-Recourse Subsidiary, (iii) any Special Purpose Subsidiary, (iv) any Wholly Owned Domestic Subsidiary that is a subsidiary of a Foreign Subsidiary and (v) any Domestic Subsidiary of the Company as of the Term Loan Escrow Release Date or at any time thereafter meeting any one of the following conditions that has been designated by the Borrower as an Excluded Subsidiary in a writing to the Administrative Agent (which designation may be rescinded by granting a Guarantee in accordance with the requirements of this Agreement): (a) the Total Assets of such Domestic Subsidiary determined as of the end of the fiscal year of the Company most recently ended for which financial statements are required to be delivered under this Agreement does not exceed $25,000,000, or (b) the Consolidated EBITDA of such Domestic Subsidiary does not exceed $25,000,000, for the period of four (4) consecutive quarters of the Company most recently ended for which financial statements are required to be delivered pursuant to this Agreement; provided that if, at any time or from time to time after the Term Loan Escrow Release Date, Domestic Subsidiaries (other than a Special Purpose Subsidiary) shall not be designated as Excluded Subsidiaries to the extent that such Domestic Subsidiaries under this clause (iii) would represent, in the aggregate, (a) 5% or more of Total Assets of the Company at the end of the most recently ended fiscal year of the Company or (b) 5% or more of the Consolidated EBITDA of the Company for the most recently ended fiscal year, in each case, based upon the most recent financial statements required to be delivered pursuant to this Agreement; provided, further, that, if the most recent financial statements required to be delivered pursuant to this Agreement for any fiscal quarter occurring after the Term Loan Escrow Release Date indicate that, by reason of subsequent changes following the designation of any one or more Restricted Subsidiaries as an Excluded Subsidiary or Excluded Subsidiaries, the foregoing requirements of this definition would not be complied with (other than as a result of an impairment charge), individually or in the aggregate, then the Company shall use commercially reasonable efforts to promptly (but in any event within 180 days after the date the financial statements are required), rescind such designations as are necessary, and provide such Guarantees as are necessary, so as to comply with the requirements of this Agreement. Any uncured Default shall not occur until the expiration of such 180-day period provided such efforts are used.

“Excluded Taxes” means, in the case of each Lender and Agent (including, for purposes of this definition, any sub-agent appointed pursuant to Section 9.05), (a) Taxes imposed on or measured by its net income and franchise or capital taxes imposed on it in lieu of net income taxes, by reason of any present or former connection between the jurisdiction imposing such tax and such Agent or Lender (or its applicable Lending Office) other than any connections arising solely from such Agent or Lender (or its applicable Lending Office) having executed, delivered, been party to, received or perfected a security interest under or performed its obligations under, received payment under or enforced, and/or engaged in any other transaction pursuant to any Loan Document; (b) any Tax in the nature of the branch profits tax imposed by Section 884(a) of the Code (or any successor provision) that is imposed by any jurisdiction described in clause (a) above; (c) any U.S. federal withholding Tax on any amounts payable to a Lender that is imposed pursuant to any laws in effect at the time such Lender becomes a party to this Agreement (or designates a new Lending Office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to designation of a new Lending Office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding Tax pursuant to Section 3.01; (d) any withholding Tax attributable to such Agent or Lender’s failure to comply with clauses (d) and (e) of Section 3.01; (e) with respect to any fees payable to an Agent pursuant to the Loan Documents, any U.S.

federal withholding tax on such fees that is imposed pursuant to any laws in effect at the time such Agent becomes an Agent to this Agreement except to the extent that such Agent’s predecessor was entitled, immediately prior to such Agent becoming an Agent, to receive additional amounts from a Loan Party with respect to such withholding Tax pursuant to Section 3.01, (f) any U.S. federal backup withholding Tax imposed pursuant to Section 3406 of the Code (or any successor provision), (g) any Tax imposed as a result of an Agent’s or Lender’s failure to satisfy the applicable requirements as set forth in Sections 1471, 1472, 1473 or 1474 of the Code (or any successor provision) or any regulation or administrative guidance promulgated thereunder and (h) any Tax imposed under Section 1411 of the Code (or any successor provision) or any regulation or administrative guidance promulgated thereuder.

“Executive Order” has the meaning set forth in the definition of “Anti-Terrorism Laws.”

“Exit Financing” means that certain financing to finance the Reorganization Plan expected to be composed of the Loans, the ABL Facility, the Euro Securitization, the Plan Roll-Up Notes and the Senior Notes.

“Externally Generated Funds” means, only to the extent not increasing Consolidated Net Income, the net proceeds of (a) Financial Indebtedness, (b) issuance of or contribution to Equity Interests, (c) Asset Sales, or (d) Casualty Events, in each case of or by the Company or its Restricted Subsidiaries.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction; provided that, other than as expressly set forth in this Agreement, for purposes of determining the “Fair Market Value” of any property or assets, such Fair Market Value shall be determined by (x) the Company in good faith with respect to property or assets with a Fair Market Value not in excess of $250,000,000, (y) an opinion as to the Fair Market Value issued by a qualified accounting, appraisal, financial advisory or investment banking firm or (z) the Board of Directors of the Company, as evidenced by a certificate of an officer of the Company, with respect to property or assets with a Fair Market Value in excess of $250,000,000.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” has the meaning set forth in the definition of “Loan Documents.”

“Financial Indebtedness” means (without duplication), at any time, the principal amount of Indebtedness of the Company and its Restricted Subsidiaries outstanding at such time, referred to in clauses (1)(a), (1)(b), (1)(d) and (2) of the definition of Indebtedness (but, as to such clause (2), only in respect of clauses (1)(a), (1)(b) and (1)(d) of such definition).

“First Lien Intercreditor Agreement” means the First Lien Intercreditor Agreement, to be dated as of the Term Loan Escrow Release Date, among the Collateral Agent, the Senior Notes Trustee and the Senior Notes Collateral Agent with respect to the Common Collateral, which may be amended from time to time without the consent of the Secured Parties to add other parties holding First Priority Lien Obligations permitted to be Incurred under the Senior Notes Indenture, this Agreement and the First Lien Intercreditor Agreement.

“First Priority Lien Obligations” means (i) all Indebtedness under the Credit Facilities (other than the Asset Backed Credit Facility and any other Credit Facility Incurred pursuant to Section 7.01(2)(c)(ii)), (ii) the obligations under the Senior Notes, (iii) all other obligations of the Company, the Borrower or any Restricted Subsidiary in respect of Hedging Obligations or obligations in respect of cash management services in each case owing to a Person that is a holder of Credit Facility Indebtedness or an Affiliate of such holder at the time of entry into such Hedging Obligations or obligations in respect of cash management services, (iv) Additional First Priority Lien Obligations, if any, permitted to be Incurred under Section 7.01 and (v) Indebtedness under any Oil Indexed Credit Facility Incurred pursuant to Section 7.01(2)(c)(iii).

“Fiscal Year” means the twelve (12)-month fiscal period of the Company and its Subsidiaries commencing on January 1 of each calendar year and ending on December 31 of such calendar year as amended from time to time.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Company or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues, repurchases or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four (4)-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Company or any of its Restricted Subsidiaries has determined to make and/or made during the four (4)-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and operational changes (and the change of any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four (4)-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four (4)-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event, and (2) all adjustments of the nature set forth as “Reorganization Adjustments” in Schedule 1.01B for the Company to the extent such adjustments, without duplication, continue to be applicable to such four (4)-quarter period.

If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

For the purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve-month period immediately prior to the date of determination or if any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal, premium, if any, and interest on such Indebtedness, the amount of such Indebtedness and such interest and premium, if any, shall be determined after giving effect to all payments in respect thereof under such Currency Agreement.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Capital Markets Debt” means Indebtedness of a Foreign Subsidiary that constitutes a debt security or a syndicated loan.

“Foreign Lender” means, for purposes of the Tax in question, a Lender that is treated as foreign by the jurisdiction imposing such Tax.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, a Loan Party or any Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof or the District of Columbia and any direct or indirect Restricted Subsidiary of such Restricted Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States, or any Governmental Authority succeeding to any of its principal functions.

“Fund” means any Person (other than a natural Person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” means all Indebtedness of the Company and its Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Term Loan Escrow Release Date as adopted by the Company. For the purposes of this Agreement, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Granting Lender” has the meaning set forth in Section 10.07(g).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain such Lien); provided that the term “Guarantee”

shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Guarantee Agreement, substantially in the form of Exhibit K.

“Guarantors” has the meaning set forth in the definition of “Collateral and Guaranty Requirement”.

“Guaranty” has the meaning set forth in the definition of “Collateral and Guaranty Requirement”.

“Hazardous Materials” means all materials, chemicals, substances, wastes, pollutants, contaminants, constituents and compounds of any nature or in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or mold that are regulated pursuant to, or can give rise to liability under, any applicable Environmental Law.

“Hedge Bank” means any Person that is a Lender or a lender under the ABL Facility or an Affiliate of a Lender or a lender under the ABL Facility on the Closing Date or at the time it enters into a Secured Hedge Agreement or a Treasury Services Agreement, as applicable, in its capacity as a party thereto, and in the case of a Person that is not a Lender, that delivers to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Collateral Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 9.07 and 10.15 as if it were a Lender.

“Hedging Obligations” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, emission rights, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Incremental Amendment” has the meaning set forth in Section 2.12(d).

“Incremental Facility Closing Date” has the meaning set forth in Section 2.12(d).

“Incremental Term Commitment” means as to each Incremental Term Lender, its obligation to make an Incremental Term Loan to the Borrower pursuant to Section 2.12 in an aggregate amount not to exceed the amount set forth in the applicable Incremental Amendment.

“Incremental Term Lender” means, at any time, any Lender that has (i) a Commitment with respect to Incremental Term Loans or (ii) Incremental Term Loans, at such time.

“Incremental Term Loan Repayment Amount” means, with respect to any tranche of Incremental Term Loans, the installments of principal, if any, set forth in the applicable Incremental Amendment for such Incremental Term Loans.

“Incremental Term Loans” has the meaning set forth in Section 2.12(a).

“Incremental Term Note” means a promissory note of the Borrower payable to any Incremental Term Lender or its registered assigns, in substantially the form of Exhibit B, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Incremental Term Loans made by such Lender.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, amalgamation, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor Incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (iii) liabilities accrued in the ordinary course of business), which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations referred to in clause (1) of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business); and

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations Incurred in the ordinary course of business and not in respect of borrowed money; (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; or (4) obligations under or in respect of a Qualified Receivables Financing or Qualified Joint Venture Transaction.

Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness; and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an Incurrence of Indebtedness under this Agreement.

“Indemnified Liabilities” has the meaning set forth in Section 10.05.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitees” has the meaning set forth in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant, in each case of nationally recognized standing, that is, in the good faith determination of the Company, qualified to perform the task for which it has been engaged.

“Information” has the meaning set forth in Section 10.08.

“Intercreditor Agreements” means, collectively, the First Lien Intercreditor Agreement and the Junior Lien Intercreditor Agreement.

“Interest Payment Date” means (i) if the Term Loan Escrow Release Date does not occur, the date of the Special Mandatory Prepayment and (ii) if the Term Loan Escrow Release Date does occur, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Term Loan Facility under which such Loan was made; provided that if any Interest Period for a Eurodollar Rate Loan exceeds three (3) months, the respective dates that fall every three (3) months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the fifth (5th ) Business Day after the last day of each March, June, September and December and the Maturity Date of the Term Loan Facility under which such Loan was made.

“Interest Period” means the period commencing on the date each Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending (x) one (1), two (2), three (3) or six (6) months thereafter (or any shorter period agreed by the Borrower, the Administrative Agent and each Lender) or (y) if agreed by each Lender of such Eurodollar Rate Loan, nine (9) or twelve (12) months thereafter, in the case of each (x) and (y), as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Term Loan Facility under which such Loan was made.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) securities that have a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, but excluding any debt securities or loans or advances between and among the Company and its Subsidiaries,

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees (other than guarantees of performance made by the Company or any of its Restricted Subsidiaries in connection with a Joint Venture)), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of the Company in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and Section 7.02:

(1) “Investments” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) the Company’s “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“IP Rights” has the meaning set forth in Section 5.15.

“Joint Bookrunners” means UBS Securities LLC, Banc of America Securities LLC, Barclays Bank plc, Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., J.P.Morgan Securities Inc., Morgan Stanley Senior Funding, Inc. and Wells Fargo Securities, LLC, in their capacity as joint bookrunners for the Lenders under the Loan Documents.

“Joint Lead Arrangers” means UBS Securities LLC and Banc of America Securities LLC in their capacity as joint lead arrangers for the Lenders under the Loan Documents.

“Joint Venture” means any joint venture entity, whether a company, unincorporated firm, association, partnership or any other entity which, in each case, is not a Subsidiary of the Company or any of its Restricted Subsidiaries but in which the Company or a Restricted Subsidiary has a direct or indirect equity or similar interest.

“Judgment Currency” has the meaning set forth in Section 10.18.

“Junior Financing” has the meaning set forth in Section 7.08.

“Junior Financing Documentation” means any documentation governing any (a) Subordinated Indebtedness, (b) Junior Financing or (c) Refinancing Indebtedness of the forgoing.

“Junior Lien Intercreditor Agreement” means the Junior Lien Intercreditor Agreement, to be dated as of the Term Loan Escrow Release Date, among the Collateral Agent, the Senior Notes Collateral Agent, the ABL Collateral Agent and the Plan Roll-Up Notes Trustee that sets forth the relative priority of the Liens securing any First Priority Lien Obligations, the Liens securing the ABL Facility and the Liens securing any Junior Lien Obligations.

“Junior Lien Obligations” means the Plan Roll-Up Notes and obligations with respect to other Indebtedness permitted to be Incurred under this Agreement, which is by its terms intended to be secured on a basis junior to the Liens securing the Loans and, to the extent required thereby, the ABL Facility; provided such Lien is permitted to be Incurred under the ABL Facility, the Plan Roll-Up Notes Indenture, this Agreement and the Senior Notes Indenture.

“Laws” means, as to any Person, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case binding on such Person or to which such Person or any of its property or assets is subject.

“Legal Reservations” means:

(a) the principle that equitable remedies may be granted or refused at the discretion of a court;

(b) the limitation of enforcement by laws relating to insolvency, reorganization, penalties and other similar laws generally affecting the rights of creditors;

(c) the time barring of claims under the statutes of limitation;

(d) the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duties or to pay a penalty may be void; and

(e) defenses of set-off or counterclaim.

“Lender” has the meaning set forth in the introductory paragraph to this Agreement together with, in each case, any Affiliate of any such financial institution through which such financial institution elects, by notice to the Administrative Agent, to make any Loans available to the Borrower; provided that, for all purposes of voting or consenting with respect to (a) any amendment, supplementation or modification of any Loan Document, (b) any waiver of any requirements of any Loan Document or any Default or Event of Default and its consequences, or (c) any other matter as to which a Lender may vote or consent pursuant to Section 10.01 of this Agreement, the financial institution making such election shall be deemed the “Lender” rather than such Affiliate, which shall not be entitled to vote or consent (it being agreed that failure of any such Affiliate to fund an obligation under this Agreement shall not relieve its affiliated financial institution from funding).

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR Rate” means, with respect to any Eurodollar Rate Loan for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in Dollars with a term comparable to such Interest Period that appears on the Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by lending banks in London interbank deposit market) at approximately 11:00 a.m. (London time) on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two (2) terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which Dollar deposits are offered by lending banks in London interbank deposit market), “LIBOR Rate” means, with respect to each day during each Interest Period pertaining to Eurodollar Rate Loans comprising part of the same Credit Extension, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in Dollars at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Credit Extension to be outstanding during such Interest Period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest); provided that in no event shall an operating lease, rights of set-off or netting arrangements in the ordinary course of business be deemed to constitute a Lien.

“Limited Recourse Stock Pledge” means the pledge of the Equity Interests in any Joint Venture (that is not a Restricted Subsidiary) or any Unrestricted Subsidiary to secure non-recourse debt of such Joint Venture or Unrestricted Subsidiary, which pledge is made by a Restricted Subsidiary of the Company, the activities of which are limited to making and managing Investments, and owning Equity Interests, in such Joint Venture or Unrestricted Subsidiary, but only for so long as its activities are so limited.

“Liquidity Shortfall” has the meaning set forth in Section 2.03(b)(i)(4).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Intercreditor Agreements, (iii) the Notes, (iv) the Term Loan Escrow Agreement, (v) the Security Documents, (vi) the Guarantee Agreement, and (vii) for purposes of Section 8.01(c) only, the Fee Letter dated as of the Closing Date by and among the Borrower and the Administrative Agent (the “Fee Letter”).

“Loan Parties” means, collectively, the Borrower and the Guarantors.

“Loans” means, collectively the Term Loans and Incremental Term Loans.

“Lyondell Assumption” means the consummation of the transactions whereby (a) Lyondell Chemical will assume all of the obligations of the Escrow Borrower under this Agreement, (b) each of Lyondell Chemical’s Restricted Subsidiaries will guarantee the Obligations pursuant to the Guaranty to the extent such Restricted Subsidiaries are required to provide a Guaranty under the Collateral and Guaranty Requirement and (c) to the extent Lyondell Chemical assumes the obligations of the Escrow Borrower other than by merger, the Escrow Borrower is released from the Obligations.

“Lyondell Chemical” means Lyondell Chemical Company, a Delaware corporation.

“Managed” has the meaning set forth in Section 5.08(e).

“Master Agreement” has the meaning ascribed to such term in the definition of “Hedging Obligations.”

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of the Company and its Restricted Subsidiaries (taken as a whole), (b) a material adverse effect on the ability of the Borrower or the Guarantors (taken as a whole) to perform their respective payment obligations under this Agreement and any other Loan Document to which any such Person is a party or (c) a deficiency in the rights and remedies of the Lenders under the Loan Documents (taken as a whole) that is materially adverse to the Lenders; provided that a Material Adverse Effect shall not be deemed to exist as a result of the Cases or the Effect of Bankruptcy or circumstances and events leading up thereto.

“Maturity Date” means (i) with respect to the Term Loans, the sixth anniversary of the Term Loan Escrow Release Date, and (ii) with respect to each tranche of Incremental Term Loans the Stated Maturity of such tranche set forth in the applicable Incremental Amendment.

“Maximum Rate” has the meaning set forth in Section 10.10.

“Money Laundering Laws” has the meaning set forth in Section 5.20.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgaged Properties” has the meaning set forth in paragraph (g) of the definition of “Collateral and Guaranty Requirement.”

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party, any Subsidiary or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years, has made or been obligated to make contributions or otherwise could reasonably be expected to incur liability.

“Negromex Receivables Dispositions” means any disposition of accounts receivables arising from transactions with Industrias Negromex, S.A. de C.V.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form) or Casualty Event, net of the direct costs relating to such Asset Sale or Casualty Event and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of Section 7.04) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by the Company as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Company after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided that, (i) if the Borrower or the Company shall deliver a certificate of a Principal Financial Officer to the Administrative Agent promptly following receipt of any such proceeds setting forth the Company’s intention to use any such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Company and the Restricted Subsidiaries or to make acquisitions permitted by Section 7.02 or any acquisition of all or substantially all the assets of, or all the Equity Interests (other than directors’ qualifying shares) in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired), in each case within fifteen (15) months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not so used or contractually committed to be so used within fifteen (15) months of such receipt (it being understood that if any portion of such proceeds are not so used but are contractually committed within such fifteen (15)-month period to be used, then if such Net Proceeds are not so used within the later of the last day of such fifteen (15)-month period and the date that is 180 days from the entry into such Contractual Obligation, such remaining portion shall constitute Net Proceeds as of the date of such expiry or termination); provided further that, in the event such contractual commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, the

Company or such Restricted Subsidiary enters into another contractual commitment (a “Second Commitment”) within six months of such cancellation or termination of the prior binding commitment (provided that the Company or such Restricted Subsidiary may only enter into a Second Commitment under the foregoing provision one time with respect to each Asset Sale or Casualty Event) and to the extent such Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such remaining portion shall constitute Net Proceeds; provided further that no proceeds shall constitute Net Proceeds until the aggregate amount of all such unapplied proceeds (excluding proceeds subject to investments pursuant to this clause (i)) accumulated from time to time exceeds $200,000,000 and (ii) Net Proceeds shall be reduced by the amount thereof required by the Senior Notes Indenture to be offered to repurchase Senior Notes pursuant to a Collateral Asset Sale Offer or an Asset Sale Offer (each as defined in the Senior Notes Indenture), as applicable; provided that such amount so reduced shall not exceed an amount equal to the total amount of Net Proceeds (prior to giving effect to such reduction) multiplied by a fraction (x) the numerator of which is the aggregate principal amount of Senior Notes then outstanding and (y) the denominator of which is the sum of the aggregate principal amount of Loans and Senior Notes then outstanding.

“Non-Consenting Lender” has the meaning set forth in Section 3.07(c).

“Note” means a Term Note or an Incremental Term Note, as the context may require.

“Obligations” means all (x) advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Subsidiaries arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding (collectively, the “Credit Agreement Obligations”), and (y) obligations of any Loan Party arising under any Secured Hedge Agreement or any Secured Treasury Services Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and of their Subsidiaries to the extent they have obligations under the Loan Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party or Subsidiary under any Loan Document and (b) the obligation of any Loan Party or Subsidiary to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party or such Subsidiary to the extent originally payable by that Loan Party or Subsidiary.

“OFAC” has the meaning set forth in Section 5.21.

“Officer” means the Chairman of the Board, Chief Executive Officer, Chief Financial Officer, President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of any Person.

“Officer’s Certificate” means a certificate signed on behalf of any Person by an Officer of such Person, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of such Person, which meets the requirements set forth in this Agreement.

“OID” has the meaning set forth in Section 2.12(b).

“Oil Indexed Credit Facility” means a working capital facility for which availability is conditioned upon the price per barrel of crude oil that is not less than $125 and the proceeds of which are utilized for working capital purposes and related fees and expenses; provided that the Loans and any other First Priority Lien Obligations are secured by a Lien ranking at least pari passu with any Lien on assets securing any Oil Indexed Credit Facility and the collateral agent under any Oil Indexed Credit Facility shall have been made party to the First Lien Intercreditor Agreement and any Oil Indexed Credit Facility shall be subject to the terms thereof.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Administrative Agent. The counsel may be an employee of or counsel to the Company or the Borrower or to the Administrative Agent.

“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation, association or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” has the meaning set forth in Section 3.01(b).

“Outstanding Amount” means with respect to the Loans, the aggregate principal amount thereof, after giving effect to any borrowings, extensions of credit and prepayments or repayments of Loans, occurring on such date.

“Owned Real Property” means each parcel of Real Property that is owned in fee by the Company, the Borrower or any Pledgor that has an individual Fair Market Value of more than $25,000,000 (provided that such $25,000,000 threshold shall not be applicable in the case of any Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property); provided that, with respect to any Real Property that is partially owned in fee and partially leased by the Company, the Borrower or any Pledgor, Owned Real Property will include only that portion of such Real Property that is owned in fee and only if (i) such portion that is owned in fee has an individual Fair Market Value of more than $25,000,000 (provided that such $25,000,000 threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property) and (ii) a mortgage in favor of the Collateral Agent (for the benefit of the Secured Parties) is permitted on such portion of Real Property owned in fee by applicable law and by the terms of any lease or other applicable document governing any leased portion of such Real Property.

“Participant” has the meaning set forth in Section 10.07(e).

“Participant Register” has the meaning set forth in Section 10.07(e).

“Participating Member State” means each state so described in any EMU Legislation.

“Payor” has the meaning set forth in the definition of “Consolidated Net Income.”

“PBGC” means the Pension Benefit Guaranty Corporation.

“PBGC Settlement” means the settlement agreement between the Borrower and the Pension Benefit Guaranty Corporation (or any successor in interest thereto) as amended, supplemented, modified, extended, restructured, renewed, restated or replaced in whole or in part from time to time.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or to the minimum funding standards under Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party, any Subsidiary or any ERISA Affiliate or to which any Loan Party, any Subsidiary or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years or with respect to which a Loan Party, Subsidiary or ERISA Affiliate could reasonably be expected to incur liability (including under Section 4063 or 4069 of ERISA).

“Perfection Certificate” means a certificate in the form of Exhibit F-1, as the same shall be supplemented from time to time by a supplement in the form of Exhibit F-2 or otherwise.

“Perfection Requirements” means the making or the procuring of the appropriate registrations, filings, endorsements, notarizations, stamping and/or notifications of the Security Documents and/or the Lien created hereunder, to the extent to be made other than by the Company or its Subsidiaries.

“Permitted Holder Group” has the meaning set forth in the definition of “Permitted Holders.”

“Permitted Holders” means, at any time, each of (i) the Sponsors, (ii) any Person that has no material assets other than the Capital Stock of the Company and, directly or indirectly, holds or acquires 100% of the total voting power of the Voting Stock of the Company, and of which no other Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), other than any of the other Permitted Holders specified in clause (i) above, holds more than 50% of the total voting power of the Voting Stock thereof and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision) the members of which include any of the Permitted Holders specified in clause (i) above and that, directly or indirectly, holds or acquires beneficial ownership of the Voting Stock of the Company (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has sole voting rights proportional to the percentage of ownership interests held or acquired by such member relative to the other members of the Permitted Holder Group with respect to voting in the election of the Board of Directors of the Company or any of its Subsidiaries generally and (2) no Person or other group (other than Permitted Holders specified in clause (i) above) beneficially owns more than 50% on a fully diluted basis of the Voting Stock held by the Permitted Holder Group.

“Permitted Investments” means:

(1) any Investment in the Company or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of the Company, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to Section 7.04 or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on, or made pursuant to binding commitments existing on, the Term Loan Escrow Release Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Term Loan Escrow Release Date; provided that the amount of any such Investment may be increased (x) as required by the terms of such Investment as in existence on the Term Loan Escrow Release Date or (y) as otherwise permitted under this Agreement;

(6) loans and advances to officers, directors or employees (a) for business-related travel expenses, moving expenses and other similar expenses, including as part of a recruitment or retention plan, in each case Incurred in the ordinary course of business or consistent with past practice or to fund such Person’s purchase of Equity Interests of the Company or any direct or indirect parent entity of the Company, (b) required by applicable employment laws loans and (c) other loans and advances not to exceed $25,000,000 at any one time outstanding;

(7) any Investment acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8) Hedging Obligations permitted under Section 7.01(k);

(9) any Investment by the Company or any of its Restricted Subsidiaries in a Similar Business or in Joint Ventures having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9) that are at that time outstanding, not to exceed the greater of (x) $750,000,000 and (y) 3.75% of the Consolidated Net Tangible Assets of the Company at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value, plus 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value of property other than cash received by the Company or any Restricted Subsidiary with respect to any Investment made pursuant to this clause (9); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10) additional Investments by the Company or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10) that are at that time outstanding, not to exceed the greater of (x) $250,000,000 and (y) 1.25% of the Consolidated Net Tangible Assets of the Company at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash received by the Company or any Restricted Subsidiary with respect to any Investment made pursuant to this clause (10);

provided, however, that if any Investment pursuant to this clause (10) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of the Company after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (10) for so long as such Person continues to be a Restricted Subsidiary;

(11) Investments the payment for which consists of Equity Interests of the Company (other than Disqualified Stock) or any direct or indirect parent of the Company, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (ii) or (iii) in the definition of “Applicable Amount”;

(12) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(13) Investments consisting of or to finance purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights or licenses or leases of intellectual property;

(14) any Investment in connection with a Qualified Receivables Financing, including Investments in a Receivables Subsidiary, of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness and, to the extent constituting an Investment, the acquisition of accounts receivable that have been sold, transferred or otherwise disposed of in a Receivables Financing, including the repurchase of accounts receivable by the Company or any of its Subsidiaries or other payment obligations of the Company or any Restricted Subsidiary of the Company pursuant to Standard Securitization Undertakings;

(15) any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(16) Investments of a Restricted Subsidiary of the Company acquired after the Term Loan Escrow Release Date or of an entity merged into, amalgamated with, or consolidated with the Company or a Restricted Subsidiary of the Company in a transaction that is not prohibited by Section 7.07 after the Term Loan Escrow Release Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(17) any Investment in any Subsidiary of the Company or any Joint Venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(18) Investments through the licensing contribution in a Person that is or will be as a result of such Investment a Joint Venture or Investments through the licensing, contribution or transactions that economically result in a contribution in kind of intellectual property pursuant to Joint Venture arrangements, in each case in the ordinary course of business;

(19) purchase of shares of Royal Dutch Shell plc and BASF AG required to satisfy Basell B.V.’s obligations under its stock option plans as such plans and stock appreciation rights were in effect on the Term Loan Escrow Release Date;

(20) a transaction the extent constituting an Investment that is permitted by and made in accordance with Section 7.02(12) and (13);

(21) any Investment in connection with a Structured Financing Transaction;

(22) a transaction to the extent constituting an Investment that is permitted by and made in accordance with clause (38) of the definition of “Permitted Liens”;

(23) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of Section 7.05 (except transactions described in clauses (2), (4), (5), (9)(b), (15) and (19) of such paragraph); and

(24) any Qualified Joint Venture Transaction.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith pledges or deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of the issuers of performance bonds, surety bonds, bid bonds, letters of credit or similar instruments issued pursuant to the request of and for the account of such Person in the ordinary course of its business or with respect to statutory, regulatory, contractual, or warranty requirements;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6) (A) Liens on assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary permitted to be Incurred pursuant to Section 7.01; (B) Liens securing First Priority Lien Obligations in an aggregate principal amount not to exceed the greater of (x) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to Sections 7.01(a), (c)(i) and (c)(iii) and (y) the maximum principal amount of Indebtedness that, as of the date such Indebtedness was Incurred, and after giving effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of the Company to exceed 2.00 to 1.00; provided that, with respect to Liens securing First Priority Lien Obligations permitted under this subclause (B), the Loans are secured by Liens on the assets subject to such Liens on at least a pari passu basis with the Liens securing all such First Priority Lien Obligations, with the priority and subject to intercreditor arrangements, in each case not materially less favorable to the holders of the obligations than those described in the definition of “Collateral and Guaranty Requirement”; (C) Liens securing Indebtedness permitted to be Incurred pursuant to Sections 7.01(c)(ii), (e)(i), (e)(ii), (u) or (y) (provided that (1) in the case of clause (c)(ii) any Lien on Collateral securing Indebtedness under the ABL Facility, or any refinancing or replacement thereof, must be expressly subject to the terms of the Junior Lien Intercreditor Agreement, (2) in the case of clause (e)(i), such Lien extends only to the assets and/or Capital Stock, the acquisition, lease, construction, repair, replacement or improvement of which is financed thereby and any proceeds or products thereof, (3) in the case of clause (u), such Lien does not extend to the property or assets of any Subsidiary of the Company other than a Foreign Subsidiary, (4) in the case of clause (e)(ii) such Lien applies solely to acquired property or asset of the acquired entity, as the case may be) and (5) in the case of clause (y), such Lien does not extend to the property or assets of the Company or any Restricted Subsidiary of the Company organized under the laws of any jurisdiction other than Australia) and (D) Liens securing the Obligations;

(7) Liens existing on the Term Loan Escrow Release Date (other than Liens in favor of the Secured Parties under the Security Documents and under the ABL Facility);

(8) Liens on assets, property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property owned by the Company or any Restricted Subsidiary of the Company;

(9) Liens on assets or property at the time the Company or a Restricted Subsidiary acquired the assets or property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any Restricted Subsidiary; provided that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by the Company or any Restricted Subsidiary;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary permitted to be Incurred in accordance with Section 7.01;

(11) Liens securing Hedging Obligations not Incurred in violation of this Agreement; provided that with respect to Hedging Obligations relating to Indebtedness, such Lien extends only to the property securing such Indebtedness;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Company or any Subsidiary of the Company;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business or other precautionary Uniform Commercial Code financing statement filings;

(15) Liens in favor of the Company, the Borrower or any Guarantor;

(16) Liens on accounts receivable and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing to the extent permitted by Section 7.01;

(17) Liens securing insurance premium financing arrangements; provided, however, that such Lien is limited to the applicable insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under this Agreement, and (B) an amount necessary to pay any fees and expenses, including premiums (including tender premiums) and original issue discount, related to such refinancing, refunding, extension, renewal or replacement and (z) Junior Lien Obligations shall not be refinanced with First Priority Lien Obligations (other than any Permitted Roll-Up Notes Refinancing); provided, further, however, that in the case of any Liens to secure any refinancing, refunding, extension or renewal of Indebtedness secured by a Lien referred to in clause (6)(B) or (C), the principal amount of any Indebtedness Incurred for such refinancing, refunding, extension or renewal shall be deemed secured by a Lien under clause (6)(B) or (C) and not this clause (20) for purposes of determining the principal amount of Indebtedness outstanding under clause (6)(B) or (C) and for purposes of the definition of Secured Credit Facility Indebtedness;

(21) Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(22) judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(23) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(24) Liens Incurred to secure cash management services or to implement cash pooling arrangements in the ordinary course of business;

(25) other Liens on assets not constituting Collateral securing obligations that do not exceed $50,000,000 in aggregate at any time;

(26) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any Joint Venture or similar arrangement pursuant to any Joint Venture or similar agreement;

(27) any amounts held by a trustee in the funds and accounts under an indenture securing any revenue bonds issued for the benefit of the Company or any Restricted Subsidiary;

(28) Liens arising by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depository or financial institution;

(29) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts Incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(30) Liens solely on any cash earnest money deposits made by the Company or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement;

(31) any netting or set-off arrangements entered into by the Company or any Restricted Subsidiary of the Company in the ordinary course of its banking arrangements (including, for the avoidance of doubt, cash pooling arrangements) for the purposes of netting debit and credit balances of the Company or any Restricted Subsidiary of the Company, including pursuant to any Treasury Services Agreement;

(32) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(33) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.01; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreements;

(34) Liens (i) on cash advances in favor of the seller of any property to be acquired in or monies placed in escrow pursuant to an Investment permitted pursuant to the definition of

“Permitted Investments” to be applied against the purchase price for such Investment, (ii) over assets being acquired pursuant to Investments permitted pursuant to the definition of “Permitted Investments” pending payment in full of the purchase price, (iii) consisting of an agreement to dispose of any property in a disposition permitted pursuant to the definition of “Asset Sale” and (iv) consisting of intellectual property licenses permitted by clause (18) of the definition of “Permitted Investments”;

(35) Liens arising by reason of deposits necessary to qualify the Company or any other Restricted Subsidiary of the Company to conduct business, maintain self insurance or comply with any law and Liens securing the PBGC Settlement;

(36) any Lien arising as a result of a sale, transfer or other disposal which is an Asset Sale in compliance with Section 7.04;

(37) Liens relating to a Catalyst Sale/Leaseback Transaction;

(38) Liens relating to any Limited Recourse Stock Pledge; and

(39) Liens relating to any Treasury Services Agreement, Qualified Joint Venture Transaction or Structured Financing Transaction.

“Permitted Roll-Up Notes Refinancing” means the issuance of other notes, and the Incurrence of additional term loans under any Credit Facilities, in an aggregate principal amount not to exceed $1,500,000,000 if the proceeds thereof are used to refinance Plan Roll-Up Notes (and related interest, premiums, if any, and expenses) so long as

(i) on a pro forma basis after giving effect thereto (including a pro forma application of the proceeds thereof), (x) the Fixed Charge Coverage Ratio of the Company is at least 2.00 to 1.00, (y) the Fixed Charge Coverage Ratio of the Company immediately after giving effect to the Incurrence of such Indebtedness is greater the Fixed Charge Coverage Ratio immediately prior to such Incurrence and (z) the requirements of subclauses (1) and (3) of Section 7.01(p) are satisfied with respect to such refinancing; and

(ii) to the extent that the aggregate principal amount of such other notes and term loans exceeds $1,000,000,000, the principal amount of Indebtedness permitted pursuant to Section 7.01(2)(c)(i) shall be reduced on a dollar for dollar basis (without duplication for Indebtedness Incurred as part of a Permitted Roll-Up Notes Refinancing), until such time as such excess over $1,000,000,000 (x) would be permitted to be Incurred under the first paragraph of Section 7.01 and (y) would be permitted to be secured by a Lien as an Additional First Priority Lien Obligation pursuant to clause (6)(B)(y) of the definition of Permitted Liens.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Plan of Reorganization” means that certain Third Amended and Restated Plan of Reorganization of the Debtors filed with the Bankruptcy Court on March 15, 2010, as amended by the Confirmation Order and confirmed pursuant to section 1129 of the Bankruptcy Code.

“Plan Roll-Up Notes” means (a) third-priority senior secured notes of the Borrower and guaranteed by one or more Guarantors issued in respect of DIP Roll-Up Claims under the Reorganization

Plan; provided that any Indebtedness issued in lieu of the Plan Roll-Up Notes in respect of DIP Roll-Up Claims will be deemed to be Plan Roll-Up Notes (provided that any such indebtedness is Incurred in compliance with the terms of this Agreement applicable to refinancings and replacements of Plan Roll-Up Notes had they been issued pursuant to the Plan of Reorganization), or (b) any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part thereof.

“Plan Roll-Up Notes Indenture” means the indenture under which the Plan Roll-Up Notes are issued, as amended, supplemented, modified, extended, restructured, renewed, restated, refinanced or replaced in whole or in part from time to time all in accordance with this Agreement; provided no such amendment or modification may shorten the maturity of the Plan-Roll-Up Notes.

“Plan Roll-Up Notes Trustee” means the trustee under the Plan Roll-Up Notes Indenture.

“Platform” has the meaning set forth in Section 6.01.

“Pledgor” means any Guarantor other than the Company; provided that upon the release or discharge of such Subsidiary from its obligations to pledge its assets and property to secure the Loans in accordance with this Agreement or the Security Documents, such Subsidiary ceases to be a Pledgor.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Primary Offering” means an Equity Offering on any investment exchange or any other sale or issue by way of flotation or public offering or any equivalent circumstances with aggregate net cash proceeds to the Company or contributed to the Company of at least $500,000,000.

“Principal Financial Officer” means the chief financial officer, any director (or equivalent) or officer from time to time of the Borrower or the Company (as the context may require) with actual knowledge of the financial affairs of the Borrower or the Company and its Restricted Subsidiaries (as the context may require).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments of such Lender under the applicable Term Loan Facility or Term Loan Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Term Loan Facility or Term Loan Facilities at such time; provided that if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Prohibition” has the meaning set forth in Section 10.22.

“Project Financings” means, with respect to any project, the Incurrence of Indebtedness relating to the development, expansion, renovation, upgrade or other modification or construction of such project pursuant to which the providers of such Indebtedness or any trustee or other intermediary on their behalf or beneficiaries designated by any such provider, trustee or other intermediary are granted security over one or more assets relating to such project for repayment of principal, premium and interest or any other amount in respect of such Indebtedness, including Indebtedness to finance working capital requirements with respect to any project; provided that any working capital financing shall not be secured by any assets or property included in calculating the Borrowing Base for purposes of Section 7.01(c)(ii).

“Projections” has the meaning set forth in Section 6.01(c).

“Public Lender” has the meaning set forth in Section 6.01.

“Purchase Offer” has the meaning set forth in Section 2.13(a).

“Qualified Joint Venture Transaction” means any transaction in which (i) Indebtedness is owed or incurred by any Restricted Subsidiary whose activities are limited to holding shares in Joint Ventures (but only to the extent that (a) the creditors under the relevant agreement have no recourse to the Company other than to such Restricted Subsidiary; and (b) the recourse those creditors have to such Restricted Subsidiary is limited to the proceeds (if any) of dividends received by such Restricted Subsidiary in respect of such Restricted Subsidiary’s investment in such Joint Ventures) or (ii) involving guarantees by the Company or any Restricted Subsidiary of Indebtedness of a customer or a third party guarantor of such customer’s Indebtedness that are made to a governmental export credit agency, a state development bank or like governmental agency or organization to the extent that such guarantees are conditioned on a failure to perform by any of the Company, such Restricted Subsidiary or a joint venture under an engineering procurement or construction contract entered into with such customer or third party guarantor; provided that the aggregate amount of any Indebtedness referenced in this clause (ii) shall not at any time exceed 1.0% of Consolidated Net Tangible Assets of the Company.

“Qualified Non-Recourse Debt” means Indebtedness that (1) is (a) Incurred by a Qualified Non-Recourse Subsidiary to finance (whether prior to or within 270 days after) the acquisition, lease, construction, repair, replacement or improvement of any property (real or personal) or equipment (whether through the direct purchase of property or the Equity Interests of any person owning such property and whether in a single acquisition or a series of related acquisitions) or (b) assumed by a Qualified Non-Recourse Subsidiary, (2) is non-recourse to the Company, the Borrower and any Pledgor and (3) is non-recourse to any Restricted Subsidiary that is not a Qualified Non-Recourse Subsidiary.

“Qualified Non-Recourse Subsidiary” means (1) a Restricted Subsidiary that is not a Pledgor and that is formed or created after the Term Loan Escrow Release Date in order to finance an acquisition, lease, construction, repair, replacement or improvement of any property or equipment (directly or through one of its Subsidiaries) that secures Qualified Non-Recourse Debt and (2) any Restricted Subsidiary of a Qualified Non-Recourse Subsidiary.

“Qualified Receivables Financing” means any Receivables Financing that meets the following conditions (including, without limitation, the Euro Securitization, the Berre Facility and the Negromex Receivables Dispositions):

(1) the Board of Directors of the Company shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Company and its Restricted Subsidiaries;

(2) all sales of accounts receivable and related assets are made at Fair Market Value; and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Company) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of the Company or any of its Restricted Subsidiaries to secure the ABL Facility, any Credit Facility Indebtedness or any Indebtedness in respect of the Senior Notes shall not be deemed a Qualified Receivables Financing.

“Qualified Stock” means any Equity Interest that is not a Disqualified Stock.

“Real Property” means, collectively, all right, title and interests (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all buildings, structures, parking areas and improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and all other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Company or any of its Subsidiaries pursuant to which the Company or any of its Subsidiaries may sell, convey or otherwise transfer to any other Person, including to a Receivables Subsidiary, or may grant a security interest in, bank accounts, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by the Company or any such Subsidiary in connection with such accounts receivable.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly Owned Restricted Subsidiary of the Company (or another Person formed for the purposes of engaging in Receivables Financing with the Company in which the Company or any Subsidiary of the Company makes an Investment and to which the Company or any Subsidiary of the Company transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of the Company and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Company or any other Subsidiary of the Company (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to

Standard Securitization Undertakings), (ii) is recourse to or obligates the Company or any other Subsidiary of the Company in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of the Company or any other Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither the Company nor any other Subsidiary of the Company has any material contract, agreement, arrangement or understanding other than on terms which the Company reasonably believes to be no less favorable to the Company or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company; and

(c) to which neither the Company nor any other Subsidiary of the Company has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions.

“Refinanced Loans” has the meaning set forth in Section 10.01.

“Refinancing Indebtedness” has the meaning ascribed to such term in Section 7.01.

“Refunding Capital Stock” has the meaning ascribed to such term in Section 7.02.

“Register” has the meaning set forth in Section 10.07(d).

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Reorganization Plan” means a plan of reorganization in any of the Cases.

“Repayment Amount” means the Term Loan Repayment Amount and each Incremental Term Loan Repayment Amount, if any.

“Replacement Loans” has the meaning set forth in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30)-day notice period has been waived.

“Request for Credit Extension” means, with respect to a Credit Extension or a continuation or conversion of Loans, a Committed Loan Notice.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings, and (b) aggregate unused Commitments, provided that the unused Commitment, of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Loan Party (including, in the case of each Loan Party, the authorized number of managing directors or a general attorney or an attorney under a power of attorney of such Loan Party) and, as to any document delivered on the Closing Date or the Term Loan Escrow Release Date, any secretary of such Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Cash” means cash and Cash Equivalents held by Restricted Subsidiaries that is contractually restricted from being distributed to the Company, except for such cash and Cash Equivalents subject only to such restrictions that are contained in agreements governing Indebtedness permitted under this Agreement and that is secured by such cash or Cash Equivalents.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Party” means any person listed:

(a) in the Annex to the Executive Order;

(b) on the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC;

(c) in any successor list to either of the foregoing;

(d) any Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(e) any Person designated as the target of the Sanctions.

“Restricted Payment” means:

(1) a declaration or payment of any dividend or the making of any distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger, amalgamation or consolidation involving the Company (other than (A) dividends or distributions by the Company payable solely in Equity Interests (other than Disqualified Stock) of the Company; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) the purchase or other acquisition or retirement for value any Equity Interests of the Company or any direct or indirect parent entity of the Company;

(3) the making of any principal payment on, or redemption, repurchase, defeasance or other acquisition or retirement for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness of the Company or any of its Restricted Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one (1) year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under Section 7.01(h) or (j)); or

(4) make any Restricted Investment (all of the payments and other actions set forth in clauses (1) through (4) above are collectively referred to as “Restricted Payments”).

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this Agreement, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of the Company. For the avoidance of doubt, the Borrower shall at all times constitute a Restricted Subsidiary.

“Retired Capital Stock” has the meaning set forth in Section 7.02.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases between the Company and a Restricted Subsidiary of the Company or between Restricted Subsidiaries of the Company.

“Same Day Funds” means, with respect to disbursements and payments in Dollars, immediately available funds.

“Sanctions” has the meaning set forth in Section 5.21.

“SEC” means the Securities and Exchange Commission or any successor agency or commission.

“Secured Credit Facility Indebtedness” means any Credit Facility Indebtedness that is secured by a Permitted Lien Incurred or deemed Incurred pursuant to clause (6)(B) of the definition of Permitted Lien.

“Secured Hedge Agreement” means any Hedging Obligation permitted under Article VII entered into by and between the Borrower or any Loan Party and any Hedge Bank.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Secured Indebtedness Leverage Ratio” means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness constituting First Priority Lien Obligations of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) Consolidated EBITDA of such Person for the four (4) full fiscal quarters for which internal financial statements are available immediately preceding such date of such calculation. In the event that the Company or any of its Restricted Subsidiaries Incurs, repays, repurchases or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the “Secured Leverage Calculation Date”), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence, repayment, repurchase or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four (4)-quarter period; provided that the Borrower may elect pursuant to an Officer’s Certificate delivered to the Administrative Agent to treat all or any portion of the commitment under any Indebtedness as being Incurred at such time, in which case any subsequent Incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an Incurrence at such subsequent time.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that the Company or any of its Restricted Subsidiaries has determined to make and/or made during the four (4)-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations and other operational changes (and the change of any associated Indebtedness and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the four (4)-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, amalgamation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, amalgamation, consolidation or operational change had occurred at the beginning of the applicable four (4)-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any event, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Company as set forth in an Officer’s Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from the applicable event and (2) all adjustments of the nature set forth as “Restructuring Adjustments” in Schedule 1.01B to the extent such adjustments, without duplication, continue to be applicable to such four (4)-quarter period.

For the purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve (12)-month period immediately prior to the date of determination or if any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal, premium, if any, and interest on such Indebtedness, the amount of such Indebtedness and such interest and premium, if any, shall be determined after giving effect to all payments in respect thereof under such Currency Agreement.

“Secured Leverage Calculation Date” has the meaning set forth in the definition of “Secured Indebtedness Leverage Ratio.”

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, the Lenders, the Hedge Banks and each co-agent or sub-agent appointed by the Administrative Agent or Collateral Agent from time to time pursuant to Section 9.05.

“Secured Treasury Services Agreement” means any Treasury Services Agreement entered into by and between the Borrower or any Loan Party and any Hedge Bank.

“Security Agreements” means the Security Agreements listed on Schedule 1.01H, or any other similar agreements that create a Lien or purport to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Security Documents” means each of the Security Agreements, pledge agreements, collateral assignments, the Term Loan Escrow Agreement, each of the Mortgages and related agreements or similar agreements, creating the security interests in the Collateral as contemplated by this Agreement.

“Senior Notes” means the notes issued under the Senior Notes Indenture.

“Senior Notes Collateral Agent” means Deutsche Bank Trust Company Americas, as collateral agent administrating collateral on behalf of the noteholders under the Senior Notes Indenture or any such successor agent.

“Senior Notes Escrow Agent” means Deutsche Bank Trust Company Americas, as escrow agent under the Senior Notes Escrow Agreement or any successor escrow agent as set forth in the Senior Notes Escrow Agreement.

“Senior Notes Escrow Agreement” means the Escrow Agreement dated as of April 8, 2010 among the Borrower, the Senior Notes Trustee and the Senior Notes Escrow Agent, as amended, supplemented, modified, extended, renewed, restated or replaced in whole or part from time to time.

“Senior Notes Indenture” means the indenture under which the Senior Notes are issued, as amended, supplemented, modified, extended, restructured, renewed or restated in whole or in part from time to time, in accordance with the terms thereof.

“Senior Notes Trustee” means the party named as such in the Senior Notes Indenture until a successor replaces it and, thereafter, means the successor.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC (or any successor provision).

“Similar Business” means a business, the majority of whose revenues are derived from the activities of the Company and its Subsidiaries as of the Closing Date or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SPC” has the meaning set forth in Section 10.07(g).

“Special Mandatory Prepayment” has the meaning set forth in Section 2.03(c).

“Special Purpose Subsidiary” means any Subsidiary of the Company whose material assets are comprised solely of the Capital Stock of a Joint Venture, where the pledge of such Capital Stock would be prohibited by any contractual requirement pertaining to such Joint Venture.

“Specified ABL Facility Assets” means any ABL Facility Collateral, the net proceeds of an Asset Sale of which are required to be applied as a prepayment of any Asset Backed Credit Facility.

“Specified Claims” means claims made pursuant to the Bankruptcy Cases of the Debtors relating to (i) Priority Tax Claims, (ii) Priority Non-Tax Claims, (iii) Secured Tax Claims, (iv) Senior Secured Claims, (v) Bridge Loan Claims, (vi) Other Secured Claims, (vii) General Unsecured Claims Against Obligor Debtors, Non-Obligor Debtors, MSC, MPI and MPCO and Schedule III Debtors and (viii) 2015 Note Claims (as such terms are defined in the Plan of Reorganization); provided that (a) the foregoing shall include items relating to litigation against the lenders and the funding of environmental and other custodial and litigation trusts contemplated by the Reorganization Plan proposed as of the Closing Date and (b) in no event shall the foregoing include professional fees and expenses, financing fees and expenses, original issue discount or debtor-in-possession exit fees.

“Specified Person” has the meaning set forth in Section 5.21.

“Sponsor” means Apollo Global Management, LLC and any of its Affiliates.

“Standard Securitization Undertakings” means representations, warranties, undertakings, covenants, indemnities and guarantees of performance entered into by the Company or any Subsidiary of the Company which the Company has determined in good faith to be customary in a Receivables Financing it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

“Structured Financing Transaction” means a sale of preferred shares of a Restricted Subsidiary, depositing the proceeds of such sale with a bank and pledging such deposit to guarantee a put and call with respect to such preferred shares.

“Subordinated Indebtedness” means (a) with respect to the Borrower, any Indebtedness of the Borrower which is by its terms subordinated in right of payment to the Loans and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to obligations in respect of the Loans.

“Subsidiary” means, with respect to any Person, (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity; or (3) with respect to the Company, for so long as the Company or any of its Subsidiaries, individually or in the aggregate, has at least a 50% ownership interest in Lyondell Bayer Manufacturing Maasvlakle VOF, Lyondell Bayer Manufacturing Maasvlakle VOF. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

“Subsidiary Guarantors” means, collectively, the Subsidiaries of the Borrower that are Guarantors.

“Successor Borrower” has the meaning set forth in Section 7.07.

“Successor Company” has the meaning set forth in Section 7.07.

“Successor Pledgor” has the meaning set forth in Section 7.07.

“Syndication Agent” means Banc of America Securities LLC, in its capacity as syndication agent under the Loan Documents, and its successors in such capacity.

“Taxes” means all present or future taxes, duties, levies, imposts, deductions, withholdings, assessments, fees or other charges (including all interest, additions to tax and penalties related thereto) imposed by any Governmental Authority.

“Temporary Paydown” has the meaning set forth in Section 2.03(b)(i)(4).

“Term Borrowing” means a borrowing consisting of simultaneous Term Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Term Lenders pursuant to Section 2.01.

“Term Commitment” means, as to each Term Lender, its obligation to make a Term Loan to the Borrower pursuant to Section 2.01 in an aggregate amount not to exceed the amount set forth opposite such Appropriate Lender’s name on Schedule 1.01A under the caption “Commitment” or in the Assignment and Assumption pursuant to which such Appropriate Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The initial aggregate amount of the Term Commitments is $500,000,000.

“Term Lender” means, at any time, any Lender that has (i) a Commitment with respect to Term Loans or (ii) a Term Loan, at such time.

“Term Loan” means a Loan made pursuant to Section 2.01.

“Term Loan Escrow Account” means that certain account maintained by the Term Loan Escrow Agent in the name of the Borrower, pursuant to the terms of Term Loan Escrow Agreement.

“Term Loan Escrow Agent” means UBS AG, Stamford Branch, as escrow agent under the Term Loan Escrow Agreement and any successor escrow agent thereunder.

“Term Loan Escrow Agreement” means an escrow agreement, substantially in the form of Exhibit L, entered among the Borrower, the Administrative Agent and the Term Loan Escrow Agent.

“Term Loan Escrow Collateral” means the “Collateral” as defined in the Term Loan Escrow Agreement.

“Term Loan Escrow Conditions Precedent Date” has the meaning set forth in Section 2.03(c).

“Term Loan Escrow End Date” means the sixtieth (60th) day following the Closing Date; provided that the Borrower may elect to extend the Term Loan Escrow End Date for an additional thirty (30) days on no more than two (2) occasions so long as, not later than five (5) Business Days prior to the scheduled Term Loan Escrow End Date, (i) it provides prior written notice to the Term Loan Escrow Agent and the Administrative Agent and has issued a press release stating that it has extended the Term Loan Escrow End Date and (ii) it has deposited cash into escrow with the Term Loan Escrow Agent, to be held pursuant to the terms of the Term Loan Escrow Agreement, in an amount sufficient to fund the prepayment price due on the latest possible date for the revised Special Mandatory Prepayment in respect of all outstanding Loans and has certified that such amounts will be satisfactory for such purpose.

“Term Loan Escrow Investment” means (1) Treasury Securities, (2) investments in time deposit accounts, certificates of deposit and money market deposits maturing no later the Term Loan Escrow End Date in each case, entitled to U.S. federal deposit insurance for the full amount thereof or issued by a bank or trust company (including the Term Loan Escrow Agent or an affiliate of the Term Loan Escrow Agent) which is organized under the laws of the United States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $500,000,000 and (3) repurchase obligations maturing no later than the Term Loan Escrow End Date entered into with a nationally recognized broker-dealer, with respect to which the purchase securities are obligations issued or guaranteed by the United States government or any agency thereof, which repurchase obligations shall be entered into pursuant to written agreements.

“Term Loan Escrow Prepayment Amount” has the meaning set forth in Section 2.03(c).

“Term Loan Escrow Proceeds” means the principal amount of the funds deposited into the Term Loan Escrow Account on the Closing Date pursuant to the terms of the Term Loan Escrow Agreement.

“Term Loan Escrow Redemption Date” means a date that is no earlier than the Term Loan Escrow Conditions Precedent Date and no later than ten (10) Business Days after the Term Loan Escrow Conditions Precedent Date.

“Term Loan Escrow Release Conditions” has the meaning set forth in Section 4.02.

“Term Loan Escrow Release Date” means the date on which the conditions precedent to the Term Loan Escrow Release Date are satisfied in accordance with Section 4.02 and the Term Loans are advanced to the Borrower, which date shall not be more than 120 days after the Closing Date.

“Term Loan Facilities” means each of (a) the Commitments and the Term Loans made thereunder and (b) each tranche of Incremental Term Loans, if any.

“Term Loan Repayment Amount” has the meaning set forth in Section 2.05.

“Term Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Term Loans made by such Lender.

“Threshold Amount” means $100,000,000.

“Threshold Indebtedness” has the meaning set forth in Section 8.01(e).

“Total Assets” means, with respect to any Person, the total consolidated assets of such Person and its Restricted Subsidiaries, without giving effect to any amortization of the amount of intangible assets since the Closing Date, (x) as shown on the most recent balance sheet of such Person, or (y) in regards to the Company only, as shown on the most recent balance sheet required to be delivered pursuant to the covenant in Section 6.01.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Transaction” means the consummation of the Plan of Reorganization and the availability for use by the Company and its Subsidiaries of proceeds of the Exit Financing, the making of the Loans on the Closing Date, the entry into the Term Loan Escrow Agreement and the Lyondell Assumption and the transactions related thereto.

“Transaction Expenses” means any premiums, interest, discount, fees, costs or expenses incurred or paid by the Company or any Restricted Subsidiary in connection with the Transaction (including expenses in connection with hedging transactions), this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.

“Transfer” has the meaning set forth in Section 7.07.

“Treasury Securities” means any Investment in obligations issued or guaranteed by the United States government or agency thereof, in each case, maturing no later than the Term Loan Escrow End Date.

“Treasury Services Agreement” means any agreement between the Borrower, any Guarantor or Restricted Subsidiary and any commercial bank or other financial institution relating to treasury, depository, and cash management services, employee credit card arrangements or automated clearinghouse transfer of funds.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Current Liability” of any ERISA Plan means the amount, if any, by which the Accumulated Benefit Obligation (as defined under Statement of Financial Account Standards No. 87 (“SFAS 87”)) under the ERISA Plan as of the close of its most recent year, determined in accordance with SFAS 87 as in effect on the Closing Date, exceeds the fair market vale of the assets allocable thereto.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“U.S. Security Agreement” means the Security Agreement substantially in the form of Exhibit E.

“Unrestricted Cash” means cash and Cash Equivalents of the Company, the Borrower and their respective Subsidiaries other than Restricted Cash.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary;

The Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries (except as permitted under Section 7.01); provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under Section 7.02.

The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) the Company could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under Section 7.01, or (2) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by Company shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the Board of Directors or any committee thereof of the Company giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“USA PATRIOT Act” has the meaning set forth in Section 4.01(f).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Domestic Subsidiary” is any Wholly Owned Subsidiary that is a Domestic Subsidiary.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

“Working Capital Reserve Account” means a deposit account established by the Company and maintained with the Collateral Agent on behalf of the Secured Parties; provided that such account shall be in the name of the Collateral Agent or shall be subject to a customary control agreement in form and substance reasonably satisfactory to the Collateral Agent.

Section 1.02. Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(g) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in accordance with, GAAP, except as otherwise specifically prescribed herein. Unless otherwise stated herein and except with respect to Article VII, references to a Person with respect to accounting terms or items that appear in such Person’s financial statements shall be deemed a reference to that Person and its Subsidiaries on a consolidated basis, except for references to the Company and its Restricted Subsidiaries, which will be deemed references to the Company and its Restricted Subsidiaries on a consolidated basis.

Section 1.04. Rounding.

Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05. References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, supplements, modifications, extensions, restructurings, renewals, restatements, refinancings or replacements in whole or in part, but only to the extent that such amendments, supplements, modifications, extensions, restructurings, renewals, restatements, refinancings or replacements are permitted by the Loan Documents; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06. Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.07. Timing of Payment or Performance.

Unless otherwise specified, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day; provided that, if such extension would cause payment of interest or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

Section 1.08. Currency Equivalents Generally.

Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount (the “Dollar Equivalent Amount”) to be determined at the rate of exchange quoted by the Administrative Agent in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York,

New York for the spot purchase in the New York foreign exchange market of such amount in Dollars with such other currency. Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.06 with respect to any amount of any cash balance, Liens, Indebtedness or Investment in Euros (if any), no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such cash balance is determined, Lien is created, Indebtedness is incurred or Investment is made; provided, however, that (x) if, any such cash balance, Lien, Indebtedness or Investment denominated in a different currency is subject to a currency Hedging Obligation (with respect to Dollars) covering principal amounts of such cash balance, Lien, Indebtedness or Investment, the amount of such cash balance, Lien, Indebtedness or Investment, as the case may be, expressed in Dollars will be adjusted to take into account the effect of such agreement; and (y) for the avoidance of doubt, the foregoing provisions of this Section 1.08 shall otherwise apply to such Sections, including with respect to determining whether any cash balance, Lien, Indebtedness or Investment (not previously incurred on any date) may be incurred under such Sections.

Section 1.09. Change of Currency.

Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Company’s consent to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

ARTICLE II.

The Commitments and Credit Extensions

Section 2.01. The Term Loans.

Subject to the terms and conditions set forth herein, each Term Lender severally agrees to make Term Loans on the Closing Date to the Borrower in an amount equal to such Term Lender’s Commitment, the proceeds of which shall be deposited into the Term Loan Escrow Account in accordance with the terms of the Term Loan Escrow Agreement and Section 2.14. Amounts borrowed under this Section 2.01 and repaid may not be reborrowed.

Section 2.02. Credit Extensions, Conversions and Continuations of Loans.

(a) Each Credit Extension, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than (i) 12:30 p.m. (New York, New York time) three (3) Business Days prior to the requested date of any Credit Extension or continuation of Eurodollar Rate Loans or any conversion of Base Rate Loans to Eurodollar Rate Loans and (ii) 11:00 a.m. (New York, New York time) on the requested date of any Credit Extension of Base Rate Loans or any conversion of Eurodollar Rate Loans to Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice (except in the case of the initial Term Loan borrowing on the Closing Date), appropriately completed and signed by a Responsible Officer of the Borrower. Except as provided in Section 2.12(b), each Credit Extension of, conversion to or continuation of Eurodollar Rate Loans shall be in a minimum principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Section 2.12(b), each Credit Extension of or conversion to Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Credit

Extension, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Credit Extension, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If with respect to Loans the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Credit Extension of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Pro Rata Share of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of the initial Credit Extension of the Term Loans, each Appropriate Lender shall make the amount of its Term Loan available to the Term Loan Escrow Agent by wire transfer in Same Day Funds for deposit into the Term Loan Escrow Account pursuant to the Term Loan Escrow Agreement and Section 2.14. In the case of each other Credit Extension, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 1:00 p.m. (New York, New York time) in each case on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of UBS AG, Stamford Branch, with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

(c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Required Lenders may require that no Loans denominated in Dollars may be converted to or continued as Eurodollar Rate Loans.

(d) The Administrative Agent shall promptly notify the Borrower and the Appropriate Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Appropriate Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Credit Extensions, all conversions of Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than thirty (30) Interest Periods in effect.

(f) The failure of any Lender to make the Loan to be made by it as part of any Credit Extension shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Credit Extension, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Credit Extension.

Section 2.03. Prepayments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (1) such notice must be received by the Administrative Agent not later than 12:30 p.m. (New York, New York time) (A) two (2) Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurodollar Rate Loans shall be in a minimum principal amount of $5,000,000 or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $1,000,000 or a whole multiple of $250,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share of such prepayment. The Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that a notice of prepayment of the Loans delivered by the Borrower may state that such notice is conditional upon the effectiveness of another financing or a Change of Control, and in either such case, such notice may be revoked by the Borrower (by written notice to the Administrative Agent a reasonable time prior to the specified effective date) if such condition is not satisfied. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of principal of, and interest on, Loans shall be made in Dollars. In the case of each prepayment of the Loans pursuant to this Section 2.03(a), the Borrower may in its sole discretion select the Loans (and the order of maturity of principal payments), to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares.

(b) Mandatory. (i) Within fifteen (15) Business Days after financial statements have been delivered pursuant to Section 6.01(a) (commencing with Fiscal Year 2011) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Company shall cause to be prepaid Loans equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the Fiscal Year covered by such financial statements minus (B) the sum of:

(1) all voluntary prepayments of Loans during such Fiscal Year, in each case to the extent such prepayments are not funded with Externally Generated Funds;

(2) all voluntary prepayments of loans under the Asset Backed Credit Facilities and the Receivables Financings during such Fiscal Year, in each case to the extent the related commitments are concurrently and permanently reduced and in each case to the extent such prepayments are not funded with Externally Generated Funds;

(3) if both (x) there is a decrease in Consolidated Working Capital in such Fiscal Year and (y) the Average Brent Crude Oil Price for the last fiscal quarter of such Fiscal Year is lower than the Average Brent Crude Oil Price for the last fiscal quarter of the previous Fiscal Year, an amount equal to the product of (I) the amount of such decrease in Consolidated Working Capital and (II) the Applicable ECF Percentage for such Fiscal Year; provided that the Borrower shall deposit an amount equal to the amount of such decrease in Consolidated Working Capital into the Working Capital Reserve Account and none of such decrease in Consolidated Working Capital so deposited shall be included in the calculation of the amount of Excess Cash Flow required to be applied pursuant to this Section 2.03(b)(i)), unless the Average Brent Crude Oil Price over the last fiscal quarter of the relevant Fiscal Year is between zero and 5% lower than the Average Brent Crude Oil Price over the last fiscal quarter of the previous Fiscal Year, in which case 50% of such decrease in Consolidated Working Capital shall be deposited into the Working Capital Reserve Account (and, for the avoidance of doubt, the other 50% shall continue to be included in the calculation of Excess Cash Flow); provided that all amounts deposited in the Working Capital Reserve Account shall only be used (x) to fund any net increase in Consolidated Working Capital during the following Fiscal Year; and/or (y) to prepay the Loans in accordance with Section 2.03(b)(i) as if the amount prepaid had not been excluded from Excess Cash Flow in such relevant Fiscal Year pursuant to this Section 2.03(b)(i), and must be so applied in full by the end of the following Fiscal Year; and any payment out of the Working Capital Reserve Account shall be certified at the end of the fiscal quarter during which such payment is made by the Principal Financial Officer as being made in compliance with the terms of this Agreement; and

(4) if both (x) after giving pro forma effect to any prepayment made pursuant to this Section 2.03(b)(i), the projections then most recently delivered pursuant to Section 6.01(c) show the Unrestricted Cash at any point during the next two Fiscal Years covered by such projections to be less than the Applicable Liquidity Level for the Fiscal Year with respect to which Excess Cash Flow is calculated (the then Applicable Liquidity Level less such Unrestricted Cash, the “Liquidity Shortfall”) and (y) the outstanding amount under the ABL Facility and the Euro Securitization (taken as a whole) at the end of the Fiscal Year with respect to which Excess Cash Flow is calculated is less than such amount at the end of the previous Fiscal Year without any corresponding permanent reduction in associated commitments (a “Temporary Paydown”), then an amount equal to the product of (I) the lesser of the Liquidity Shortfall and the amount of the Temporary Paydown and (II) the Applicable ECF Percentage for such Fiscal Year (such product, the “ECF Deferral Amount”); provided that (A) the prepayment obligation pursuant to this Section 2.03(b)(i) in the next succeeding Fiscal Year shall be increased by the ECF Deferral Amount unless and to the extent there is also a Liquidity Shortfall for such next succeeding Fiscal Year and (B) no Restricted Payments pursuant to Section 7.02(8)(i) shall be permitted until the earlier of (1) the payment of such ECF Deferral Amount in accordance with Section 2.03(b)(i) with respect to the next succeeding Fiscal Year or (2) deposit of an amount in cash equal to the ECF Deferral Amount in the Working Capital Reserve Account.

(ii) If (A) the Company or any of its Restricted Subsidiaries disposes of any property or assets in an Asset Sale after the Term Loan Escrow Release Date (other than any Asset Sale of any property or assets permitted under clauses (a), (b), (c), (e), (f), (i) or (k) of the definition of “Asset Sale”) or (B) any Casualty Event occurs after the Term Loan Escrow Release Date, in each case that results in the realization or receipt by the Company or such Subsidiary of Net Proceeds, the Company shall cause to be prepaid an aggregate amount of Loans equal to 100% of all Net Proceeds received on or prior to the date which is ten (10) Business Days after the date of the realization or receipt by the Company or such Restricted Subsidiary of such Net Proceeds; provided that, with respect to any Net Proceeds of Asset Sales or Casualty Events realized or received by any Foreign Subsidiary, the aggregate amount of such Net Proceeds required to be applied pursuant to this Section 2.03(b)(ii) to the prepayment of the Loans and the permanent reduction of the Commitments shall be subject to reduction to the extent the expatriation of such Net Proceeds (1) would result in material adverse tax consequences or adverse legal consequences, (2) would be reasonably likely to result in adverse personal liability of any director of the Company or a Foreign Subsidiary or (3) would result in the insolvency of the Company or a Foreign Subsidiary.

(iii) If the Company or any of its Restricted Subsidiaries incurs or issues any Indebtedness after the Term Loan Escrow Release Date (other than Indebtedness not prohibited under Section 7.01), the Company shall cause to be prepaid an aggregate amount of Loans equal to 100% of all cash proceeds of such Indebtedness (net of all Taxes, fees, costs and expenses which are incurred by the Company and its Restricted Subsidiaries with respect to such incurrence or issuance) received therefrom on or prior to the date which is ten (10) Business Days after the receipt by such Loan Party or Restricted Subsidiary of such cash proceeds; provided that, with respect to any such Net Proceeds realized or received by a Foreign Subsidiary, such Net Proceeds shall not be required to be applied as a prepayment under this Section 2.03(b)(iii) to the extent they are subject to reduction to the extent the expatriation of such Net Proceeds (1) would result in material adverse consequences or adverse legal consequences, (2) would be reasonably likely to result in adverse personal liability of any director of the Company or a Foreign Subsidiary or (3) would result in the insolvency of the Company or a Foreign Subsidiary.

(iv) Each prepayment of Loans pursuant to this Section 2.03(b) shall be applied pro rata among the Term Loan Facilities. Each prepayment of any tranche of Loans pursuant to Section 2.03(b) shall be applied to such tranche first, to accrued interest and fees due on the amount of the prepayment under such Term Loan Facility, and second, to the applicable remaining Repayment Amounts due pursuant to Section 2.05 on a pro rata basis, in each case, to be allocated among the Appropriate Lenders in accordance with such Appropriate Lenders’ respective Pro Rata Shares.

(c) Special Mandatory Prepayment. If the Term Loan Escrow Release Date has not occurred upon the earlier of (x) the date on which the Borrower determines in its sole discretion that any of the Term Loan Escrow Release Conditions cannot be satisfied and (y) the Term Loan Escrow End Date (the earlier of such dates, the “Term Loan Escrow Conditions Precedent Date”), the Escrow Borrower will prepay on the Term Loan Escrow Redemption Date, the gross proceeds of the Term Loans funded into the Term Loan Escrow Account, together with all accrued and unpaid interest and all accreted original issue discount on such Term Loans, from the Closing Date to but excluding the Term Loan Escrow Conditions Precedent Date and all other expenses or other amounts then due and owing under any Loan Document (collectively, the “Term Loan Escrow Prepayment Amount”). In accordance with the provisions of the Term Loan Escrow Agreement, funds in excess of the Term Loan Escrow Prepayment Amount shall be released to Lyondell Chemical.

(d) Funding Losses, Etc. All prepayments under this Section 2.03 shall be made together with, in the case of any such prepayment of a Eurodollar Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurodollar Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.03(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurodollar Rate Loans is required to be made under Section 2.03(b) other than on the last day of the Interest Period therefor, the Company or the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Company or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with Section 2.03(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Company or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with Section 2.03(b).

Section 2.04. Termination of Commitments.

The Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the making of such Term Lender’s Term Loans pursuant to Section 2.01.

Section 2.05. Repayment of Loans.

The Borrower shall repay to the Administrative Agent, in Dollars, for the ratable account of the Term Lenders, in consecutive, quarterly installments on the last Business Day of each March, June, September and December, commencing with the first full quarter after the Term Loan Escrow Release Date, a principal amount in respect of the Term Loans equal to 0.25% of the original principal amount of the Term Loan (each such scheduled installment payment, including the final installment payment on the Maturity Date, a “Term Loan Repayment Amount”), with the final installment on the Maturity Date equal to the remaining Outstanding Amount of the Term Loans. In the event that any Loans are purchased by the Borrower pursuant to Purchase Offers under Section 2.13, then the Term Loan Repayment Amounts that were outstanding prior to and that remains outstanding after such Purchase Offer will not be reduced or otherwise affected by such transactions (i.e., the scheduled quarterly installment payments will continue to be 0.25% of the initial amount of such Loan on the date it was made).

Section 2.06. Interest.

(a) Subject to the provisions of Section 2.06(b), (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount or face amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) During the continuance of a Default pursuant to Section 8.01(a), the Borrower shall pay interest on amounts due hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.07. Fees.

(a) Funding Fees. On the Closing Date, the Borrower shall pay to each Lender a fee in Dollars in an amount equal to 1.0% of the amount of such Lender’s Loans funded on the Closing Date, which payment obligation shall be satisfied by such Lender net funding the gross amount of the Loan to be funded by such Lender against the amount of such fee payable to such Lender.

(b) Other Fees. The Borrower shall pay in Dollars to the Agents such other fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrower and the applicable Agent).

Section 2.08. Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.09. Evidence of Indebtedness.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent upon reasonable notice, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Entries made by the Administrative Agent in the Register pursuant to Section 2.09(a), and by each Lender in its account or accounts pursuant to Section 2.09(a) shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.10. Payments Generally.

(a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. (New York, New York time) on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro

Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office, except as otherwise permitted pursuant to Section 2.13. All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Borrower or any Lender has notified the Administrative Agent, prior to the time any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Federal Funds Rate from time to time in effect; and

(ii) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Credit Extension. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Credit Extension. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.10(c) shall be conclusive, absent manifest error.

(d) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the applicable conditions to such Loan are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e) The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or purchase its participation.

(f) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g) Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the sum of the Outstanding Amount of all Loans outstanding at such time in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.11. Sharing of Payments.

Except to the extent this Agreement provides for payments to be disproportionately allocated to or retained by a particular Lender or group of Lenders (including in connection with purchases of the Loans pursuant to Purchase Offers contemplated by Section 2.13), if, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.11 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.11 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Section 2.12. Incremental Term Loans.

(a) The Borrower may at any time or from time to time after the Term Loan Escrow Release Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request one or more additional tranches of term loans (the “Incremental Term Loans”) in accordance with this Section 2.12.

(b) Each tranche of Incremental Term Loans shall be in an aggregate principal amount of not less than $50,000,000 (provided that such amount may be less if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of all Incremental Term Loans shall not exceed $500,000,000. The Incremental Term Loans may only be in Dollars. Each tranche of the Incremental Term Loans (i) shall rank pari passu in right of payment and have the equal benefit of guarantees and security with the Loans, (ii) shall not have a final maturity date earlier than the Maturity Date and (iii) except as set forth in clauses (A), (B) and (C) of the proviso hereto, shall be treated substantially the same as the Term Loans (in each case, including with respect to mandatory and voluntary prepayments); provided that (A) except as provided herein, the terms and conditions applicable to any tranche of Incremental Term Loans may be materially different from those of the Term Loans to the extent such differences are reasonably satisfactory to the Administrative Agent, (B) in the event that the Applicable Rate for any Incremental Term Loans is more than 50 basis points greater than the Applicable Rate for the Term Loans, then the Applicable Rates for the Term Loans shall be increased to the extent necessary so that the Applicable Rate for the Incremental Term Loans is no more than 50 basis points greater than the Applicable Rate for the Term Loans; provided further, that in determining the Applicable Rate applicable to the Term Loans and the Incremental Term Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower to the Lenders of the Term Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four (4)-year life to maturity), (y) customary arrangement or commitment fees payable to the Joint Lead Arrangers (or their affiliates) in connection with the Term Loans or to one or more arrangers (or their affiliates) of the Incremental Term Loans shall be excluded and (z) if the Eurodollar Rate floor applicable to the Incremental Term Loans is higher than the Eurodollar Floor applicable to the Term Loans, the amount of such difference shall be deemed to be an increase to the Applicable Rate for the Incremental Term Loans for the purposes of determining compliance with this clause (B); and (C) the amortization schedule applicable to any tranche of Incremental Term Loans shall be determined by the Borrower and the lenders thereof, in each case so long as the Weighted Average Life to Maturity for any tranche of Incremental Term Loans shall not be shorter than the then remaining Weighted Average Life to Maturity of the Term Loans. Each notice from the Borrower pursuant to this Section 2.12 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans.

(c) Incremental Term Loans may be made, by any existing Lender (and each existing Term Lender shall have the right, but not an obligation, to make a portion of any Incremental Term Loan, on terms permitted in this Section 2.12 and otherwise on terms reasonably acceptable to the Administrative Agent) or by any other bank or other financial institution (any such other bank or other financial institution, an “Additional Lender”); provided that the Administrative Agent shall have consented (not to be unreasonably withheld) to such Lender’s or Additional Lender’s making such Incremental Term Loans if such consent would be required under Section 10.07(b) for an assignment of Loans as applicable, to such Lender or Additional Lender.

(d) Commitments in respect of Incremental Term Loans shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Agents or Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.12. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the following conditions (i) no Default shall exist or would result from such proposed Incremental Term Loans and (ii) the representations and warranties of the Borrower and each other Loan Party contained in Article V shall be true and correct in all material respects on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates. The Borrower shall use the proceeds of the Incremental Term Loans for any purpose not prohibited by this Agreement.

(e) This Section 2.12 shall supersede any provisions in Section 2.11 or 10.01 to the contrary.

Section 2.13. Loan Repurchases.

(a) Subject to the terms and conditions set forth or referred to below, the Borrower may from time to time, at its discretion, conduct modified Dutch auctions in order to offer to purchase Loans from each Lender on a pro rata basis (each, a “Purchase Offer”), each such Purchase Offer to be managed exclusively by UBS Securities, LLC or another investment bank of recognized standing selected by the Borrower following consultation with the Administrative Agent (in such capacity, the “Auction Manager”), so long as the following conditions are satisfied:

(i) each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.13 and the Auction Procedures;

(ii) no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each Auction Notice and at the time of purchase of any Loans in connection with any Purchase Offer;

(iii) the maximum principal amount (calculated on the face amount thereof) of the Loans that the Borrower offers to purchase in any such Purchase Offer shall be no less than $10,000,000 (unless another amount is agreed to by the Administrative Agent);

(iv) after giving effect to any purchase of Loans pursuant to this Section 2.13, the sum of (x) the amount of availability under the Asset Backed Credit Facilities and (y) the aggregate amount of all Unrestricted Cash shall not be less than the Applicable Liquidity Level;

(v) the aggregate principal amount (calculated on the face amount thereof) of all of the Loans so purchased by the Borrower shall automatically be cancelled and retired by the Borrower on the settlement date of the relevant purchase (and may not be resold);

(vi) no more than one Purchase Offer may be ongoing at any one time and no more than four (4) Purchase Offers may be made in any one (1) year;

(vii) the Borrower represents and warrants that no Loan Party shall have any Borrower Restricted Information that (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because certain Lenders do not wish to receive such Borrower Restricted Information) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to participate in the Purchase Offer;

(viii) at the time of each purchase of Loans through a Purchase Offer, the Borrower shall have delivered to the Auction Manager an officer’s certificate of a Responsible Officer certifying as to compliance with preceding clause (vii); and

(ix) not fewer than ten (10) days prior to launching any Purchase Offer, the Borrower shall have informed each of S&P and Moody’s of such proposed Purchase Offer and at the time such Purchase Offer is launched neither S&P nor Moody’s shall have announced that the proposed Purchase Offer shall be deemed a “distressed exchange”; provided that, for the avoidance of doubt, if the Borrower has already launched a Purchase Offer in accordance with this Section 2.13 at the time such a rating is assigned, then the Borrower shall be permitted to complete such Purchase Offer.

(b) The Borrower must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above that are required to be met at the time which otherwise would have been the time of purchase of Loans pursuant to such Purchase Offer. If the Borrower commences any Purchase Offer (and all relevant requirements set forth above that are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement the Borrower reasonably believes that all required conditions set forth above that are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then the Borrower shall have no liability to any Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above that are required to be met at the time, which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Loans made by the Borrower pursuant to this Section 2.13, (x) the Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Loans up to the settlement date of such purchase and (y) such purchases (and the payments made by the Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.03 hereof.

(c) The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.13 (provided that no Lender shall have an obligation to participate in any such Purchase Offer). For the avoidance of doubt, it is understood and agreed that the provisions of Section 2.10, Section 2.11 and Section 10.07 will not apply to the purchases of Loans pursuant to Purchase Offers made pursuant to and in accordance with the provisions of this Section 2.13. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article IX and Section 10.05 to the same extent as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

Section 2.14. Escrow of Term Loans.

(a) On the Closing Date, the Escrow Borrower shall enter into the Term Loan Escrow Agreement, pursuant to which the Escrow Borrower will deposit, or will cause to be deposited, the proceeds of the Term Loans into the Term Loan Escrow Account, together with sufficient cash and/or Cash Equivalents and other Term Loan Escrow Investments equal to (i) the estimated amount of interest to accrue and (ii) the original issue discount to accrete, in each case, from the Closing Date to but excluding the initial Term Loan Escrow End Date. The Escrow Borrower shall grant the Collateral Agent, for the benefit of the Secured Parties, a first priority security interest in the Term Loan Escrow Collateral.

(b) The funds held in the Term Loan Escrow Account will be (i) released to Lyondell Chemical or such other Person as Lyondell Chemical directs upon (x) delivery by Lyondell Chemical to the Term Loan Escrow Agent and the Administrative Agent of an Officers’ Certificate certifying that, prior to or concurrently with the release of funds from the Term Loan Escrow Account that the Term Loan Escrow Release Conditions have been satisfied and (y) the consummation of the Lyondell Assumption, or (ii) used to make the Special Mandatory Prepayment in accordance with Section 2.03(c).

ARTICLE III.

Taxes, Increased Costs Protection and Illegality

Section 3.01. Taxes.

(a) Except as required by law, any and all payments by or on behalf of any Loan Party to or for the account of any Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any Taxes. If a Loan Party or other applicable withholding agent shall be required by any Laws to withhold or deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to or for the account of any Agent or any Lender, (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after all required withholdings or deductions of Indemnified Taxes or Other Taxes (including withholdings or deductions applicable to additional sums payable under this Section 3.01) have been made, each Lender (as the case may be) receives an amount equal to the sum it would have received had no such withholdings or deductions of Indemnified Taxes or Other Taxes been made, (ii) such Loan Party or other applicable withholding agent shall make such withholdings or deductions, (iii) such Loan Party or other applicable withholding agent shall pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable Law and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if a Loan Party made the withholding or deduction, such Loan Party shall furnish to the Administrative Agent or affected Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence reasonably acceptable to such Agent or Lender.

(b) The Loan Parties agree to pay any and all present or future stamp, court or documentary taxes and any other excise, property, intangible, mortgage recording or similar taxes or charges or levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”) except for any such tax resulting from an assignment or participation by a Lender or Participant (“Assignment Tax”), but only if such Assignment Taxes result from a connection between the jurisdiction imposing such tax and such Lender or Participant other than any connections arising solely from such Lender or Participant having executed, delivered, been a party to, received or perfected a security interest under or performed its obligations under, received payment under, enforced, or engaged in any other transaction pursuant to this Agreement or any other Loan Document.

(c) Each Loan Party jointly and severally agrees to indemnify and hold harmless each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes (including Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 3.01) payable by such Agent or such Lender (including Indemnified Taxes or Other Taxes imposed directly on the Agent or Lender) whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (ii) any expenses (excluding any Excluded Taxes) arising therefrom or with respect thereto.

(d) Any Lender entitled to an exemption from or reduction of withholding Tax or backup withholding Tax, with respect to payments under this Agreement shall deliver to the Borrower (and the Administrative Agent) at any time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or otherwise reasonably requested by the Borrower or the Administrative Agent to permit such payments to be made without such withholding Tax or at a reduced rate.

Without limiting the foregoing, each Lender shall, to the extent it is legally entitled to do so, (i) on or prior to the Closing Date in the case of each Lender that is a signatory hereto, (ii) on or prior to the date of the Assignment and Assumption pursuant to which such Lender becomes a Lender, (iii) on or prior to the date on which any such form or certification expires or becomes obsolete or incorrect, (iv) after the occurrence of any event involving such Lender that requires a change in the most recent form or certification previously delivered by it to Borrower and the Administrative Agent and (v) from time to time if reasonably requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with two completed originals of each of the following, as applicable:

(i) in the case of a Lender that is not a Foreign Lender, a complete and executed U.S. Internal Revenue Service Form W-9 (or any successor forms thereto) certifying that it is not subject to U.S. federal backup withholding under Section 3406 of the Code;

(ii) a complete and executed of U.S. Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(iii) a complete and executed U.S. Internal Revenue Service Form W-8ECI (or any successor forms);

(iv) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit M, or any other form approved by the Administrative Agent and the Borrower, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Credit Agreement are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business and (y) a complete and executed U.S. Internal Revenue Service Form W-8BEN (or any successor forms);

(v) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), a complete and executed U.S. Internal Revenue Service Form W-8IMY, accompanied by a Form W-8ECI, W-8BEN, a certificate in substantially the form of Exhibit M, Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender shall provide a certificate, in substantially the form of Exhibit M, on behalf of such beneficial owner(s) in lieu of requiring each beneficial owner to provide its own certificate; or

(vi) any other form prescribed by any applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by any applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(e) (i) The Administrative Agent hereby represents that it is a U.S. branch of a foreign bank subject to regulatory supervision by the Federal Reserve Board. The Borrower and the Administrative Agent hereby agree that the Borrower will treat the U.S. branch of the Administrative Agent as a U.S. person for withholding tax purposes within the meaning of Treasury Regulation Sections 1.1441-1(b)(2)(iv) and 1.1441-1(e)(3)(v). Accordingly, the Administrative Agent shall have complied with clause (ii) of this paragraph by providing a Form W-8IMY with the certifications provided for in (A), (B) and (C) of Treasury Regulation Section 1.1441-1(e)(3)(v) and shall not be required to provide any information or forms with respect to any of the Lenders;

(ii) each Agent shall, to the extent it is legally entitled to do so, provide the Borrower with, (a) with respect to any amount received on behalf of the Lenders, one completed original of IRS Form W-9 or W-8IMY, as applicable, (b) with respect to any fee received by such Agent under the Loan Documents for its own account, one completed original of IRS Form W-9 or applicable W-8 and (c) any other documentation reasonably requested by the Borrower as will permit any payment of such fee to be made without withholding or at a reduced rate of withholding; provided that on the Closing Date the Agents shall provide to the Borrower the following correct, complete and duly executed documents, as applicable: (A) an IRS Form W-9 or W-8ECI that eliminates all U.S. federal withholding and backup withholding taxes with respect to any fees to be received by the Agent under the Loan Documents, and (B) in the case of the Administrative Agent, an IRS Form W-8IMY with boxes 11 and 12 marked and that otherwise satisfies the requirements of Treasury Regulation Sections 1.1441-1(b)(2)(iv) and 1.1441-1(e)(3)(v) as applicable to a U.S. branch that has agreed to be treated as a U.S. person for withholding tax purposes. Thereafter and from time to time, each Agent shall, to the extent it is legally entitled to do so, provide the Borrower such additional duly completed and signed copies of one or more of such forms (or such successor forms) or documentations on or prior to the date on which any such form or documentation expires or becomes obsolete or incorrect.

(f) Any Lender or Agent claiming any additional amounts or indemnification payments pursuant to this Section 3.01 shall use its reasonable efforts (if requested by the Borrower) to change the jurisdiction of its Lending Office or take other steps (in each case, at Borrower’s expense) if such a change or other steps would reduce any such additional amounts or indemnification payments (or any similar amount that may thereafter accrue) and would not, in the reasonable judgment of such Lender or Agent, be materially disadvantageous to such Lender or Agent.

(g) If any Lender or Agent determines, in its sole good faith discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by the Borrower pursuant to this Section 3.01, it shall promptly remit the portion of such refund to the applicable Loan Party that will leave it in no better or worse after-tax position (taking into account all out-of-pocket expenses of the Lender or Agent, as the case may be, than if the Indemnified Tax or Other Tax giving rise to such refund had not been imposed in the first instance); provided that the Loan Parties, upon the request of the Lender or Agent, as the case may be, agree promptly to return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. This clause (g) shall not be construed to require any Lender or Agent to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(h) For the avoidance of doubt, any payments made by the Administrative Agent to a Lender shall be treated as payments made by the applicable Loan Party for purposes of this Section 3.01.

Section 3.02. Illegality.

If any Lender determines that any Law has made it unlawful or otherwise prohibited, or that any Governmental Authority has asserted that it is unlawful or otherwise prohibited, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may in compliance with applicable Law continue to maintain such Eurodollar Rate Loans to such day, or promptly, if such Lender may not in compliance with applicable Law continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment or conversion under Section 3.05. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03. Inability to Determine Rates.

If the Required Lenders determine that for any reason adequate and reasonable means do not exist for determining the applicable Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, or that Dollar or other applicable deposits are not being offered to banks in the London interbank Eurodollar, or other applicable, market for the applicable amount and the Interest Period of such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending Request for Credit Extension of, conversion to or continuation of such Eurodollar Rate Loans or, failing that, will be deemed to have converted such request, if applicable, into a Request for Credit Extension of Base Rate Loans in the amount specified therein.

Section 3.04. Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurodollar Rate Loans.

(a) If any Lender determines that as a result of a Change in Law after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from (i) Indemnified Taxes or Excluded Taxes and (ii) reserve requirements contemplated by Section 3.04(c), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and the calculation of such reduced rate of return (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction within fifteen (15) days after receipt of such demand.

(c) The Borrower shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits, additional interest on the unpaid principal amount of each applicable Eurodollar Rate Loan of the Borrower equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error) and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurodollar Rate Loans of the Borrower, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation.

(e) If any Lender requests compensation under this Section 3.04, then such Lender will, if requested by the Borrower, use commercially reasonable efforts to designate another Lending Office for any Loan affected by such event; provided that such efforts are made on terms that, in the reasonable judgment of such Lender, cause such Lender and its Lending Offices to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 3.04(e) shall affect or postpone any of the Obligations of the Borrower or the rights of such Lender pursuant to Section 3.04(a), (b), (c) or (d).

Section 3.05. Funding Losses.

Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense actually incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Eurodollar Rate Loan of the Borrower on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurodollar Rate Loan of the Borrower on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

Section 3.06. Matters Applicable to All Requests for Compensation.

(a) Any Agent or any Lender claiming compensation under this Article III shall deliver a certificate to the Borrower setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Agent or such Lender may use any reasonable averaging and attribution methods.

(b) With respect to any Lender’s claim for compensation under Section 3.01, 3.02, 3.03, 3.04 or 3.05 the Borrower shall not be required to compensate such Lender for any amount incurred more than one hundred and twenty (120) days prior to the date that such Lender notifies the Borrower of the event that gives rise to such claim; provided that, if the circumstance giving rise to such claim is retroactive, then such one hundred and twenty (120)-day period referred to above shall be extended to include the period of retroactive effect thereof. If any Lender requests compensation by the Borrower under Section 3.04, the Borrower may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue from one Interest Period to another applicable Eurodollar Rate Loans, or, if applicable, to convert Base Rate Loans into Eurodollar Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(c) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c) If the obligation of any Lender to make or continue any Eurodollar Rate Loan, or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurodollar Rate Loans shall be automatically converted into Base Rate Loans (or, if such conversion is not possible, repaid) on the last day(s) of the then current Interest Period(s) for such Eurodollar Rate Loans (or, in the case of an immediate conversion required by

Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.01, 3.02, 3.03, 3.04 or 3.05 hereof that gave rise to such conversion no longer exist:

(i) to the extent that such Lender’s Eurodollar Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurodollar Rate Loans shall be applied instead to its Base Rate Loans; and

(ii) all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurodollar Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurodollar Rate Loans shall remain as Base Rate Loans.

(d) If any Lender gives notice to the Borrower (with a copy to the Administrative Agent) that the circumstances specified in Section 3.01, 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurodollar Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Pro Rata Shares.

Section 3.07. Replacement of Lenders Under Certain Circumstances.

(a) If at any time (i) the Borrower becomes obligated to pay additional amounts or indemnity payments described in Section 3.01 or 3.04 as a result of any condition described in such Sections or any Lender ceases to make any Eurodollar Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) any Lender becomes a Defaulting Lender or (iii) any Lender becomes a Non-Consenting Lender, then the Borrower may, on ten (10) Business Days’ prior written notice to the Administrative Agent and such Lender, replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign without recourse pursuant to Section 10.07(b) (with the assignment fee to be paid by the Borrower in each such instance) all of its rights and obligations under this Agreement to one or more Assignees; provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrower to find a replacement Lender or other such Person; and provided further that (A) in the case of any such assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Assignees shall have agreed to, and shall be sufficient (together with all other consenting Lenders) to cause the adoption of, the applicable departure, waiver or amendment of the Loan Documents and (B) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, (x) the Lender being replaced shall have the option of withdrawing such claims, in which case such Lender shall not be required to make such assignment and (y) such assignment, if effected, will result in a reduction in such compensation or payments.

(b) Any Lender being replaced pursuant to Section 3.07(a) above shall (i) execute and deliver an Assignment and Assumption with respect to such Lender’s applicable Commitment and outstanding Loans and (ii) deliver any Notes evidencing such Loans to the Borrower or to the Administrative Agent. Pursuant to such Assignment and Assumption, (A) the assignee Lender shall acquire all or a portion, as the case may be, of the assigning Lender’s Commitment and outstanding Loans, (B) all obligations of the Borrower owing to the assigning Lender relating to the Loans or Commitments so assigned (including any amounts owed under Section 2.03, assuming for this purpose (in the case of a Lender being replaced pursuant to Section 3.07(a)(iii)) that the Loans of such Lender were being voluntarily prepaid) shall be paid in full at par by the assignee Lender to such assigning Lender concurrently with such Assignment and Assumption and (C) upon such payment and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrower, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans or Commitments, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender. In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender.

(c) In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of all affected Lenders in accordance with the terms of Section 10.01 and (iii) the Required Lenders have agreed to such consent, waiver or amendment, then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

Section 3.08. Survival.

All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other payment Obligations hereunder.

ARTICLE IV.

Conditions Precedent to Credit Extensions

Section 4.01. Conditions to the Closing Date.

The effectiveness of this Agreement and the availability of the Commitments of the Lenders shall be subject to the satisfaction of the following conditions precedent:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party to the extent such Loan Party is a party thereto, each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of this Agreement (including by all Lenders party hereto), the Term Loan Escrow Agreement and each other Loan Document (other than the Security Documents (excluding the Term Loan Escrow Agreement), the Guarantee Agreement (except as executed by the Company) and documents to be delivered after the Term Loan Escrow Release Date pursuant to Section 6.14(a));

(ii) a Term Note executed by the Borrower in favor of each Lender that has requested a Term Note more than three (3) Business Days prior to the Closing Date;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party executing documents on the Closing Date as the Administrative Agent may reasonably require (and as have been notified to the Borrower no later than three (3) Business Days before the Closing Date) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(iv) the Administrative Agent shall have received a certificate, dated as of a recent date from the Secretary of State or other appropriate authority, evidencing the good standing of the Borrower and each other Loan Party in the jurisdiction of its organization (to the extent legally applicable in such jurisdiction);

(v) (A) the executed legal opinion of Cadwalader, Wickersham & Taft LLP, special U.S. counsel to the Company and the other Loan Parties, substantially in the form of Exhibit G-1 with respect to the Loan Documents delivered as of the Closing Date; and

(B) the executed legal opinion of Gerald A. O’Brien, Deputy General Counsel to the Borrower, substantially in the form of Exhibit G-2 with respect to the Loan Documents delivered as of the Closing Date; and

(vi) a certificate signed by a Principal Financial Officer attesting to the Solvency of the Loan Parties (taken as a whole) after giving effect pro forma to the Transactions.

(b) The Senior Notes shall have been issued and funded in a face amount not to exceed the sum of $2,256,212,500 plus €375,000,000 and the proceeds thereof shall have been (or shall be substantially contemporaneously herewith) deposited into an escrow account.

(c) The ABL Facility shall be (or shall contemporaneously herewith become) effective, with a commitment not to exceed $1,750,000,000, pursuant to duly executed documents reasonably acceptable to the Administrative Agent.

(d) The Euro Securitization shall be (or shall contemporaneously herewith become) committed, subject to final documentation.

(e) Certified copies of UCC, United States Patent and Trademark Office and United States Copyright Office, tax and judgment lien searches or equivalent reports or searches, each of a recent date listing all effective financing statements, lien notices or comparable documents that name any Loan Party as debtor and that are filed in those state and county jurisdictions, as applicable, in which any Loan Party is organized or maintains its principal place of business and such other searches that are required by the Perfection Certificate or that the Collateral Agent deems reasonably necessary or appropriate, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than Liens to be satisfied or discharged on the Term Loan Escrow Release Date pursuant to the Plan of Reorganization or Permitted Liens).

(f) The Administrative Agent shall have received all documentation and other information mutually agreed to be required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the United States PATRIOT Act (Title III of Public Law 107-56 (signed into law October 26, 2001)) (the “USA PATRIOT Act”), including the information described in Section 10.20, at least two (2) Business Days prior to the Closing Date.

(g) The representations and warranties of the Borrower and each other Loan Party contained in Article V (other than with respect to the Security Documents (excluding the Term Loan Escrow Agreement)) shall be true and correct in all material respects on and as of the date hereof; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(h) Except as disclosed in the Audited Financial Statements, since December 31, 2009, no event, occurrence, development or state of circumstances or facts has had or would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect.

(i) The Administrative Agent shall have received prior to or substantially simultaneously with the Closing Date, reimbursement for the expenses to be received on the Closing Date pursuant to the terms of this Agreement (to the extent invoices for such expenses have been provided at least three (3) Business Days prior to the Closing Date).

Notwithstanding anything to the contrary contained in any Loan Document, Schedules 1.01(D), 5.08 and 5.11 delivered by the Loan Parties for the Loan Documents on the Closing Date may be subsequently, amended, supplemented or otherwise modified on or prior to the Term Loan Escrow Release Date to reflect changes arising from the transactions described in the Plan of Reorganization including to make administrative adjustments to such schedules required to accurately reflect the information set forth therein.

Section 4.02. Conditions to the Term Loan Escrow Release Date.

The Borrower will only be entitled to direct the Term Loan Escrow Agent to release the Term Loan Escrow Proceeds upon satisfaction of the following conditions, which shall be certified in writing by the Company in a Responsible Officer’s certificate contemporaneously with the release of the Term Loan Escrow Proceeds on or prior to the Term Loan Escrow End Date (such date, the “Term Loan Release Date”):

(a) The issuance by the Bankruptcy Court of a final order that has not been stayed pending appeal confirming a Reorganization Plan and, other than release of the Term Loan Escrow Proceeds and other conditions to be satisfied substantially simultaneously with release of Term Loan Escrow Proceeds, satisfaction of all conditions precedent to effectiveness of such Reorganization Plan.

(b) Except as contemplated by the Reorganization Plan proposed by the Company as of the March 15, 2010, including transfers to certain litigation and environmental trusts, except as contemplated by the Reorganization Plan, (i) the Company shall directly or indirectly own subsidiaries that own all of the assets and businesses directly or indirectly owned by LyondellBasell AF S.C.A. and its subsidiaries immediately prior to the consummation of the transactions contemplated by such Reorganization Plan, (ii) the Borrower shall directly or indirectly own subsidiaries that own all or substantially all of the U.S.-based assets and businesses directly or indirectly owned by the Company and its subsidiaries immediately following the consummation of the transactions contemplated by such Reorganization Plan, and (iii) the cash expenditures to be made in respect of Specified Claims pursuant to such Reorganization Plan shall not exceed $1,200,000,000.

(c) The execution and delivery of Security Documents and intercreditor agreements providing a first priority security interest in favor of the Collateral Agent for the benefit of the Administrative Agent and the Lenders in the Collateral and a second priority security interest in favor of the Collateral Agent for the benefit of the Administrative Agent and the Lenders in the ABL Facility Collateral, in each case, in accordance with the Collateral and Guaranty Requirements, and in each case, subject to Permitted Liens.

(d) No Default or Event of Default shall have occurred and be continuing under this Agreement;

(e) Prior to or substantially simultaneously with the release of Term Loan Escrow Proceeds, receipt of proceeds by the Company from the issuance of common equity, pursuant to a rights offering or otherwise, of not less than $2,800,000,000.

(f) Substantially simultaneously with the release of Term Loan Escrow Proceeds, the respective parties shall have executed and delivered documents relating to the other elements of the Exit Financing, and the conditions to effectiveness thereunder shall have been satisfied or waived by the parties thereto, and funds shall have been borrowed or received pursuant to offerings (as necessary to consummate the Reorganization Plan), as follows:

(i) the Senior Notes in an aggregate principal amount not to exceed approximately the sum of $2,256,212,500 plus €375,000,000;

(ii) the ABL Facility, which shall provide for commitments in an aggregate principal amount not to exceed approximately $1,750,000,000 (availability is subject to borrowing base and advance rate calculations);

(iii) the Euro Securitization, which shall be substantially similar in terms of facility size to the existing European securitization facility of the Company and its Subsidiaries; provided that the conditions to effectiveness may be satisfied and initial funding under the Euro Securitization may occur after the Term Loan Escrow Release Date; and

(iv) Plan Roll-Up Notes in an aggregate principal amount of not more than approximately $3,250,000,000, with the obligors, collateral, interest rate, maturity, amortization, principal amount and other material terms summarized under Schedule 1.01B; provided that the terms of the Plan Roll-Up Notes (including any replacement or refinancing thereof) may differ from those described in Schedule 1.01B at the Term Loan Escrow Release Date in any manner that would be permissible under the Senior Notes Indenture following the Closing Date;

(g) After giving effect to the consummation of the Reorganization Plan, a Change of Control will not have occurred.

(h) The Administrative Agent’s receipt of (i) customary legal opinions and (ii) customary officers’ certificates.

(i) The Collateral Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 6.07 (including, without limitation, flood insurance coverage) and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, as additional insured (other than with respect to policies issued by OIL Insurance Limited), in form and substance reasonably satisfactory to the Collateral Agent.

(j) The Administrative Agent shall have received an executed “Acknowledgement of Receipt of Notice” for each such acknowledgement provided to the Borrower not less than ten (10) Business Days prior to the Term Loan Release Date in connection with any “Notice of Special Flood Hazards, Flood Insurance Purchase Requirements, and Availability of Federal Disaster Relief Assistance” or similar notice required to be delivered by a Lender pursuant to 12 C.F.R. 339.9(a) (as amended from time to time) with respect to loans secured by a building or mobile home located or to be located in a special flood hazard area.

ARTICLE V.

Representations and Warranties

Each of the Company and the Borrower represents and warrants to the Agents and the Lenders that:

Section 5.01. Existence, Qualification and Power; Compliance with Laws.

Subject to the Agreed Security Principles and Legal Reservations, each Loan Party and each Significant Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing, in each case where such concept exists, under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite constitutional, corporate or other similar power and authority to (i) own or lease its material assets and carry on its business substantially as currently conducted and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing, in each case where such concept exists, under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, and the consummation of the Transaction, are within such Loan Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) in any material way, conflict with or result in any breach or contravention of or the creation of any Lien under (other than as permitted by Section 7.06), or require any payment to be made under, (i) except payments as set forth in the funds flow memorandum dated the Term Loan Escrow Release Date and delivered to the Administrative Agent, any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order in any material way, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject in any material way; or (c) violate any material Law in any material way; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(i), to the extent that such conflict, breach, contravention, violation or payment could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.03. Governmental Authorization; Other Consents.

Subject to the Agreed Security Principles and Legal Reservations, no material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary for or required of a Loan Party in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including the priority thereof subject to the Intercreditor Agreements) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents, except for (i) filings, notices, consents and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.04. Binding Effect.

This Agreement and each other Loan Document dated on or prior to the date this representation is made has been duly executed and delivered by each Loan Party that is a party thereto. This Agreement and each other Loan Document dated on or prior to the date this representation is made constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity and the Legal Reservations, (ii) the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties and (iii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries (other than those pledges made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary).

Section 5.05. Financial Statements; No Material Adverse Effect.

(a) On the Closing Date, the Audited Financial Statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein. During the period from December 31, 2009 to and including the Closing Date, there has been (x) no sale, transfer or other disposition by the Company or any of its Subsidiaries of any material part of the business or property of the Company or any of its Subsidiaries, taken as a whole, and (y) no purchase or other acquisition by the Company or any of its Subsidiaries of any business or property (including any Equity Interest of any other Person) material in relation to the consolidated financial condition of the Company and its Subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date.

(b) The forecasts of consolidated balance sheets, income statements and cash flow statements of the Company and its Subsidiaries which have been furnished to the Administrative Agent prior to the Closing Date have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed to be reasonable at the time of preparation of such forecasts, it being understood that actual results may vary from such forecasts and that such variations may be material.

(c) Since December 31, 2009, there has been no event or circumstance that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.06. Litigation.

There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of their properties or revenues that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.07. Ownership of Property; Liens.

(a) Each Loan Party and each of its Subsidiaries has good record fee simple title (or otherwise holds full legal (and, if applicable, beneficial) ownership under applicable Law) to, or valid leasehold interests in, or easements or other limited property interests in, all material Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except for (x) minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and (y) Liens permitted under Section 7.06 (other than such Liens permitted pursuant to clause (15) of the definition of Permitted Liens) and except where the failure to have such title could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) As of the Closing Date and Term Loan Escrow Release Date after giving effect to the transactions described in the Plan of Reorganization, Schedule 7 to the Perfection Certificate dated the Closing Date contains a true and complete list of each interest in material Real Property owned or ground leased by the Loan Parties and describes the type of interest therein held by each such entity.

Section 5.08. Environmental Matters.

In each case, except as set forth on Schedule 5.08,

(a) There are no claims, actions, suits, proceedings, demands, notices or, to the knowledge of any Loan Party and each of its Subsidiaries, investigations alleging actual or potential liability of any Loan Party or its Subsidiaries under or for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except for items that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Loan Party and each of their respective Subsidiaries and each of their Real Property, other assets and operations are in compliance with all applicable Environmental Laws, including all Environmental Permits; (ii) none of the properties currently or, to the knowledge of any Loan Party or any of its Subsidiaries, formerly, owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or formally proposed for listing on the National Priority List under CERCLA, or the German register of contaminated sites (Altlaster register) or any analogous list maintained pursuant to any Environmental Law; (iii) all asbestos or asbestos-containing material on, at or in any property or facility currently owned, leased or operated by any Loan Party or any of its Subsidiaries is in compliance with Environmental Laws; and (iv) to the knowledge of each Loan Party, there has been no Release of Hazardous Materials by any Person on, at, under or from any property or facility currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries and there has been no Release of Hazardous Materials by any Loan Party or any of its Subsidiaries at any other location.

(c) The properties and facilities owned, leased or operated by the Loan Parties and their Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute a violation of, (ii) require investigation or other response or corrective action under or (iii) could reasonably be expected to give rise to liability under, Environmental Laws, which violations, actions and/or liabilities, individually or in the aggregate, could, reasonably be expected to result in a Material Adverse Effect.

(d) None of the Loan Parties or their Subsidiaries is undertaking or financing, in whole or in part, either individually or together with other potentially responsible parties, any investigation, response or other corrective action relating to any actual or threatened Release of Hazardous Materials at any property, facility or location pursuant to any Environmental Law except for such investigation, response or other corrective action that, individually or in the aggregate, could not, reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored (collectively, “Managed”) by any Loan Party or any of their Subsidiaries at, or transported by or on behalf of any Loan Party or any of their Subsidiaries to or from, any property or facility currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries have been Managed or transported in a manner which could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as could not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Loan Parties or any of their Subsidiaries has contractually assumed, and is not subject or a party to any judgment, order, decree or agreement which imposes, any liability or obligation under or relating to any Environmental Law.

Section 5.09. Taxes.

Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Loan Parties and each of their respective Subsidiaries has (i) timely filed all Tax returns required to be filed and each such Tax return is true and correct in all respects and (ii) timely paid all Taxes levied or imposed upon it or its properties (whether or not shown on a Tax return) and satisfied all of its Tax withholding obligations, except (a) Taxes that are currently being contested in good faith by appropriate proceedings and reserves in compliance with GAAP with respect thereto have been provided on its books and (b) Taxes or Tax returns of a Loan Party or one of its Subsidiaries the obligation of which to pay or file has been discharged or deferred in bankruptcy.

Section 5.10. ERISA Compliance.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each ERISA Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws.

(b) (i) No ERISA Event has occurred or is reasonably expected to occur and (ii) neither any Loan Party, any Subsidiary nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except, with respect to each of the foregoing clauses of this Section 5.10(b), as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) Except where noncompliance could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities and (ii) neither any Loan Party nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Plan.

Section 5.11. Subsidiaries; Equity Interests.

As of the Closing Date and the Term Loan Escrow Release Date (after giving effect to the transactions described in the Plan of Reorganization and any part of the Transaction that is consummated on or prior to the Closing Date and the Term Loan Escrow Release Date), no Loan Party has any Subsidiaries other than dormant or inactive entities and those specifically disclosed in Schedule 5.11, and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Subsidiaries are owned free and clear of all Liens except (i) those created under the Security Documents and (ii) any Lien that is permitted under Section 7.06. As of the Closing Date and the Term Loan Escrow Release Date, Schedules 1(a) and 9(a) and (b) to the Perfection Certificate set forth the name, jurisdiction and ownership interest of each Loan Party in each direct Domestic Subsidiary or any direct, material Foreign Subsidiary which is not dormant or inactive, including the percentage of such ownership, and no such entities have any direct or indirect Significant Subsidiaries.

Section 5.12. Margin Regulations; Investment Company Act.

(a) The Borrower is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Credit Extensions will be used for any purpose that violates Regulation U.

(b) None of the Borrower, any Person Controlling the Borrower, or any of the Subsidiaries of the Borrower is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13. Disclosure.

As of the Closing Date, to the best of the Loan Parties’ knowledge, no report, financial statement, certificate or other written information furnished by or on behalf of any Loan Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or, as at the Closing Date only, omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information and pro forma financial information, the Borrower represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

Section 5.14. Anti-Terrorism Laws.

(a) To the best knowledge of the Loan Parties organized in the United States, no such Loan Party nor any Subsidiary thereof: (i) is, or is controlled by or is acting on behalf of, a Restricted Party; (ii) has received funds or other property from a Restricted Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(b) Each of the Loan Parties organized in the United States and, to the best of such Loan Parties’ knowledge, each Subsidiary thereof has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

Section 5.15. Intellectual Property; Licenses, Etc.

Each of the Loan Parties and their Subsidiaries own, license or otherwise possess the right to use, all of the trademarks, service marks, trade names, domain names, copyrights, patents, trade secrets, know-how, database rights, design rights and other intellectual property rights (collectively, “IP Rights”) that are material to the operation of their respective businesses as currently conducted, and, without conflict with the rights of any Person, except to the extent such conflicts could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the best of the Loan Parties actual knowledge, the operation of the businesses as currently conducted by each of the Loan Parties and their Subsidiaries does not infringe upon any IP Rights held by any Person and no other Person is infringing on their IP Rights except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation brought against any Loan Party alleging the infringement or misuse of any IP Rights or otherwise relating to IP Rights is pending or, to the knowledge of the Loan Parties, threatened against any Loan Party or any of its Subsidiaries, which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, (i) each Loan Party owns and possesses the right to use the IP Rights identified with such Loan Party’s name on Schedule 11(a) or 11(b), as applicable, to the Perfection Certificate, and (ii) the registrations and applications listed on Schedule 11(a) and 11(b) are valid and in full force and effect, except, in each case, to the extent failure to own or possess such right to use or of such registrations to be valid and in full force and effect could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.16. Solvency.

On the Closing Date, the Loan Parties (taken as a whole) after giving effect to the Transaction, are Solvent.

Section 5.17. Use of Proceeds.

The proceeds of Loans made on the Closing Date, together with the proceeds of the other Exit Financings funded on the Closing Date, shall be used on the Term Loan Escrow Release Date (i) to refinance the Euro Securitization, certain existing Indebtedness or other obligations of LyondellBasell Industries AF S.C.A. and certain Subsidiaries under the DIP Facilities and (ii) to pay Transaction Expenses. In addition, the Company represents and covenants that it, any director, officer, agent, employee, parent or affiliate will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any affiliate, subsidiary, officer, agent employee, joint venture partner or other Person, to make any offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value directly or indirectly to or for the benefit of any public official including any foreign official as such terms is defined in the FCPA or any foreign political party of official thereof or any candidate for foreign political office or for a third party to benefit any of the foregoing, if doing so would or might violate the law of any relevant jurisdiction including in particular, the Organisation for Economic Co-operation and Development, Convention Combating Bribery of Public Officials in International Transactions, the FCPA, and the U.K. Prevention of Corruption Act of 1906.

Section 5.18. Security Documents.

(a) Subject to the Agreed Security Principles and Legal Reservations, the Security Documents are or in the case of each Security Document (other than the Term Loan Escrow Agreement) delivered pursuant to Sections 4.02, 6.12 and 6.14, upon execution and delivery thereof, will be effective to create in favor of the Collateral Agent for the benefit of the Secured Parties (or in favor of the relevant Secured Parties directly, as applicable), legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in the offices specified on Schedule 7 to the Perfection Certificate and registration achieved (if applicable), (ii) when all appropriate filings, recordings, endorsements, notarizations, stamping, registrations and/or notifications are made as required under applicable Law and (iii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by the Security Agreements), the Liens created by the Security Documents shall constitute fully perfected Liens on, and security interests in (to the extent intended to be created thereby), all right, title and interest of the grantors in such Collateral, in each case subject to no Liens other than Liens permitted hereunder and with the priority required by the Security Documents (subject to the Intercreditor Agreements).

(b) When the Security Agreement governed by U.S. Law or a short form thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder (to the extent intended to be created thereby) in the IP Rights to the extent that a security interest can be created under Article 9 of the UCC and can be perfected by the filing of a financing statement in accordance therewith, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity), in each case subject to no Liens other than Liens permitted hereunder (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered patents and copyrights acquired by the grantors thereof after the Closing Date).

(c) Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest (other than with respect to those pledges and security interests made under the Laws of the jurisdiction of formation of the applicable Foreign Subsidiary) in any Equity Interest of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law.

(d) The Term Loan Escrow Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Term Loan Escrow Collateral described therein and proceeds thereof subject to no Liens and with the priority required by the Security Documents.

Section 5.19. No Unlawful Contributions or Other Payments.

As of the Closing Date, except as otherwise disclosed in Schedule 1.01B, neither the Company, Lyondell Chemical nor any of their subsidiaries nor, to the knowledge of the Company, the Borrower, any director, officer, agent, employee or affiliate of the Company, the Borrower or any of their subsidiaries, is aware of or, has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and any applicable anti-corruption law. Except as otherwise disclosed in Schedule 1.01B, to the knowledge of the Company, the Borrower, and their affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

Section 5.20. No Conflict with Money Laundering Laws.

As of the Closing Date, except as otherwise disclosed in Schedule 1.01B, the operations of the Company, Lyondell Chemical and their subsidiaries, to the knowledge of the Borrower, are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Borrower or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, the Borrower or any of their Subsidiaries, threatened.

Section 5.21. No Conflict with OFAC Laws.

As of the Closing Date, except as otherwise disclosed in Schedule 1.01B, neither the Company, Lyondell Chemical nor any of their subsidiaries (collectively (for purposes of this paragraph only), the “Company”) or, to the knowledge of the Company, any director, officer, employee, agent, affiliate or representative of the Company (each, a “Specified Person”) is an individual or entity currently the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor is the Company located, organized or resident in a country or territory that is the subject of Sanctions. The Company represents and covenants that it will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Specified Person, to fund any activities of or business with any Specified Person, or in Burma/Myanmar, Cuba, Iran, North Korea, Sudan, or any other country or territory that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Specified Person (including any Specified Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

ARTICLE VI.

Affirmative Covenants

From and after the Term Loan Escrow Release Date, so long as any Lender shall have any Commitment hereunder, or any Loan or other Obligation hereunder (other than Secured Hedge Agreements and Treasury Services Agreements not yet due and payable and contingent obligations not yet accrued and payable) that is accrued and payable shall remain unpaid or unsatisfied, each of the Company and the Borrower shall, and the Company shall cause each of its Restricted Subsidiaries to:

Section 6.01. Financial Statements.

(a) Deliver to the Administrative Agent for prompt further distribution to each Lender, as soon as available, but in any event within one hundred twenty (120) days (or such earlier date on which the Company is required to make any public filing of such information) after the end of each Fiscal Year of the Company beginning with the Fiscal Year 2010, a consolidated (and to the extent that any Subsidiaries of the Company are designated as Unrestricted Subsidiaries at the time of delivery, a consolidating) balance sheet of the Company and its Subsidiaries as at the end of such Fiscal Year, and the related consolidated (and consolidating, if applicable) statements of income and retained earnings and of cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on without material qualification (including any “going concern” or like qualification) by an independent registered public accounting firm of nationally recognized standing;

(b) (1) Deliver to the Administrative Agent for prompt further distribution to each Lender (as soon as available, but in any event within sixty (60) days (ninety (90) days in the case of the first two fiscal quarters of the Fiscal Year ending December 31, 2010) (or, in any case, such earlier date on which the Company is required to make any public filing of such information), after the end of each of the first three (3) fiscal quarters of each Fiscal Year, a consolidated (and to the extent that any Subsidiaries of the Company are designated as Unrestricted Subsidiaries at the time of delivery, consolidating) balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated (and consolidating, if applicable) statements of income and cash flows, each for such fiscal quarter and the portion of the Fiscal Year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous Fiscal Year and the corresponding portion of the previous Fiscal Year, all certified (subject to normal quarterly and year-end adjustments) as to fairness of presentation and consistency by a Principal Financial Officer as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP, subject only to normal quarterly and year-end audit adjustments and the absence of footnotes and (2) deliver to the Administrative Agent for each Lender, promptly, any other information, documents and other reports which the Company or any Subsidiary is (when registered) required to file with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act; and

(c) Deliver to the Administrative Agent for prompt further distribution to each Lender, promptly, and in any event no later than thirty (30) days after the end of each Fiscal Year, a consolidated budget for the following Fiscal Year prepared by the Company for approval by its Board of Directors and the following two Fiscal Years (including (A) a projected consolidated cashflow statement and profit and loss account of financial position of the Company and its Subsidiaries as of the end of each such Fiscal Year, (B) in respect of each principal operating division of the Company and its Subsidiaries, an income statement beginning with EBITDA by business group and (C) a summary of the material underlying assumptions applicable thereto) (collectively, the “Projections”).

Notwithstanding the foregoing, the obligations to deliver financial statements pursuant to paragraphs (a) and (b) of this Section 6.01 will be satisfied with respect to financial information of the Company by furnishing (A) the applicable financial statements of the Company or (B) the Company’s Form 10-K or 10-Q, as applicable, filed with the SEC or prior to (or in lieu of any such requirement to file with the SEC, such equivalent information is made public by the Company in compliance with such corresponding obligations under the Senior Notes) plus consolidating financial information, if any, required to be delivered pursuant to Sections 6.01(a) or (b), as applicable, provided that, with respect to each of clauses (A) and (B), to the extent such information is in lieu of information required to be provided under Section 6.01(a), all such materials to be reported on without material qualification (including any “going concern” or like qualification) by an independent registered public accounting firm of nationally recognized standing.

Documents required to be delivered pursuant to Sections 6.01 and 6.02(a) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company (or any direct or indirect parent of the Company) posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another website identified in the notice provided pursuant to the next succeeding paragraph of this Section 6.01, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a)(i) to the Administrative Agent; provided, however, that if such Compliance Certificate is first delivered by electronic means, the date of such delivery by electronic means shall constitute the date of delivery for purposes of compliance with Section 6.02(a)(i). Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

The Company hereby acknowledges that (a) the Administrative Agent and/or the Joint Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Company hereunder (collectively, “Company Materials”) by posting the Company Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company or its securities) (each, a “Public Lender”). The Company hereby agrees that it will identify that portion of the Company Materials that may be distributed to the Public Lenders and that (w) all such Company Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Company Materials “PUBLIC,” the Company shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers and the Lenders to treat such Company Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Company or its securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Company Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Company Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Administrative Agent and the Joint Lead Arrangers shall be entitled to treat any Company Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

Section 6.02. Certificates; Other Information.

(a) Deliver to the Administrative Agent for prompt further distribution to each Lender:

(i) no later than five (5) days after the delivery of the financial statements required by Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Principal Financial Officer;

(ii) together with the delivery of each Compliance Certificate delivered in connection with the delivery of financial statements required under Section 6.01(a) pursuant to clause (i) above, (A) a description of each event, condition or circumstance during the last fiscal quarter covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.03(b) and (B) a list of each Subsidiary of the Company that identifies each Subsidiary as a Restricted or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate or confirming there has been no change since the date of the last such certificate; and

(iii) promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent, on behalf of the Lenders, may from time to time reasonably request. Any such information furnished to the Administrative Agent shall be subject to the confidentiality provisions of Section 10.08 hereof and shall be identified as “PUBLIC,” as appropriate, in accordance with Section 6.01.

(b) Upon request by the Administrative Agent (which request shall be provided not later than the date on which the financial statements are due pursuant to paragraph (a) of Section 6.01), representatives of senior management of the Company reasonably agreed by the Administrative Agent and the Company shall give a presentation in each Fiscal Year (commencing with Fiscal Year 2011) to the Lenders within thirty (30) days after the Company has delivered its financial statements pursuant to paragraph (a) of Section 6.01 about the business, financial performance and prospects of the Company and its Subsidiaries.

Section 6.03. Notices.

Promptly after a Responsible Officer of a Loan Party has obtained knowledge thereof, notify the Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Company (x) that such notice is being delivered pursuant to Section 6.03(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Company has taken and proposes to take with respect thereto.

Section 6.04. Payment of Obligations.

Timely pay, discharge or otherwise satisfy as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent the failure to pay or discharge the same could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.05. Preservation of Existence, Etc.

(a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization and (b) take all reasonable action to maintain all rights, privileges (including its good standing, where such concept exists), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in the case of each of clause (a) and (b) above, (i) to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 7.04 or 7.07.

Section 6.06. Maintenance of Properties.

Except if the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted.

Section 6.07. Maintenance of Insurance.

Maintain with reputable insurance companies, insurance with respect to its assets, properties and business against loss or damage to the extent available on commercially reasonable terms of the kinds customarily insured against by Persons of similar size engaged in the same or similar industry, of such types and in such amounts (after giving effect to any self-insurance (including captive industry insurance) reasonable and customary for similarly situated Persons of similar size engaged in the same or similar businesses as the Company and the Restricted Subsidiaries) as are customarily carried under similar circumstances (including flood insurance) by such other Persons to the extent available to the Company and the Restricted Subsidiaries on commercially reasonable terms. Each such insurance policy shall name the Collateral Agent as additional insured (other than with respect to policies issued by Oil Insurance Limited) and “loss payee,” as applicable.

Section 6.08. Compliance with Laws.

Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except to the extent the failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 6.09. Compliance with Environmental Laws; Environmental Reports.

(a) Comply, and cause all lessees and other Persons occupying Real Property to comply with all Environmental Laws and Environmental Permits applicable to its operations, facilities and Real Property, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; obtain and renew all material Environmental Permits applicable to its operations, facilities and Real Property, except where failure to do so could not reasonably be expected to have a Material Adverse

Effect; and conduct all responses required by, and in accordance with, Environmental Laws, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that neither the Company nor any of its Restricted Subsidiaries shall be required to undertake any response to the extent that its obligation to do so is being contested in good faith and, as appropriate, by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

(b) If a Default caused by reason of a breach of Section 5.08 or Section 6.09(a) shall have occurred and be continuing for more than twenty (20) days without the Company commencing activities reasonably likely to cure such Default in accordance with Environmental Laws, at the written request of the Administrative Agent or the Required Lenders through the Administrative Agent, provide to the Lenders within forty-five (45) days after such request, at the expense of the Company or the Borrower, an environmental assessment report regarding the matters which are subject of such Default, including, where appropriate, soil and/or groundwater sampling, prepared by environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or response to address them.

Section 6.10. Books and Records.

Maintain proper books of record and account, which reflect all material financial transactions and matters involving the assets and business of the Loan Parties or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.11. Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent or the Required Lenders or, as provided in the second proviso below, any Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records as is reasonably specified, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants all at the reasonable expense of the Borrower and at such reasonable times during normal business hours, upon reasonable advance notice to the Company; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.11 and the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year at the Borrower’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants. Notwithstanding anything to the contrary in this Section 6.11, at all times during such visits and inspections, the Administrative Agent or any Lender (or their respective representatives or contractors) must comply with all applicable site regulations as the Company or its Subsidiaries or any of their respective officers or employees may require by reasonable notice of the same.

Section 6.12. Additional Collateral; Additional Guarantors.

(a) Subject to this Section 6.12 and Section 6.14(b) and to the Agreed Security Principles, with respect to (x) any property located in the United States (excluding Equity Interests not subject to the delivery obligations of Section 6.12(b) pursuant to the terms thereof, to the extent such Equity Interests are deemed “located in the United States” for any reason) or (y) material property, in respect of IP Rights, in the case of (x) or (y), acquired after the Term Loan Escrow Release Date by any Loan Party that is a Domestic Subsidiary that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within one hundred and twenty (120) days after the acquisition thereof or such later time as the Administrative Agent or the Collateral Agent, as applicable, acting reasonably and in good faith, agrees to) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall reasonably deem necessary or advisable in good faith to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties or to the relevant Secured Parties directly, as applicable, a Lien on such property subject to no Liens other than Liens permitted pursuant to Section 7.06, and (ii) take all commercially reasonable actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested in good faith by the Collateral Agent. The Borrower shall otherwise take such commercially reasonable actions and execute and/or deliver to the Collateral Agent such documents as the Collateral Agent shall reasonably require to confirm the validity, perfection and priority (subject to the Intercreditor Agreements) of the Lien of the Security Documents on such after-acquired properties.

(b) Subject to the Agreed Security Principles with respect to any Person that is or becomes a direct, first-tier Subsidiary of the Company or a Loan Party that is a Domestic Subsidiary (other than a securitization entity of a Loan Party) after the Term Loan Escrow Release Date, promptly (and in any event within one hundred and twenty (120) days after such Person becomes such a Subsidiary or such later time as the Administrative Agent or the Collateral Agent, as applicable, acting reasonably and in good faith, agrees to) (i) deliver to the Collateral Agent all certificates representing the Equity Interests (to the extent certificated) of such Subsidiary owned by such Loan Party that are required to be pledged pursuant to the Collateral and Guaranty Requirement and together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all existing intercompany notes other than (x) held by any securitization entity or Basell Sales & Marketing B.V. or (y) which on an individual basis do not exceed €10,000,000 owing from such Subsidiary to any Loan Party that is a Domestic Subsidiary and required to be pledged pursuant to the Collateral and Guaranty Requirement, together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party or, if necessary to perfect a Lien under applicable Law, by means of an applicable Security Document, create a Lien on such Equity Interests and intercompany notes in favor of the Collateral Agent on behalf of the Secured Parties and (ii) cause any such new Subsidiary that is required to be a Guarantor under the Collateral and Guaranty Requirement (A) to execute a joinder agreement reasonably acceptable to the Collateral Agent or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Documents (including the applicable Security Agreement) and the Guarantee Agreement , substantially in the form annexed thereto, and (B) to take all actions necessary or advisable in the reasonable opinion of the Collateral Agent to cause the Lien created by the applicable Security Documents (including the Security Agreement) to be duly perfected to the extent required by such agreement in accordance with all applicable Law, including the filing of financing statements in such jurisdictions as may be reasonably requested in good faith by the Collateral Agent.

(c) Subject to the Agreed Security Principles, in the case of a Loan Party that is a Domestic Subsidiary, promptly grant to the Collateral Agent, within one hundred and twenty (120) days of the acquisition thereof or such longer period as the Collateral Agent may determine, acting reasonably and in good faith, a Mortgage on each parcel of Real Property located in the U.S. and owned in fee or otherwise with legal title in, or ground leased by, such Loan Party as is acquired by such Loan Party after the Term Loan Escrow Release Date and that, together with any improvements thereon, individually has a fair market value of at least $25,000,000 as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted hereunder).

(i) Subject to the Agreed Security Principles, in the case of a Loan Party that is a Domestic Subsidiary promptly grant to the Collateral Agent, within one hundred and twenty (120) days of the acquisition thereof or such longer period as the Collateral Agent may determine acting reasonably and in good faith, a Mortgage in form reasonably satisfactory to the Administrative Agent and Collateral Agent on each pipeline easement and other similar Real Property (except any such easement or other similar Real Property as would be excluded from the grant set forth in Section 2.1 of the applicable Mortgage in the penultimate paragraph therein) as is acquired by such Loan Party that is a Domestic Subsidiary after the Term Loan Escrow Release Date as additional security for the Obligations (unless the subject property is already mortgaged to a third party to the extent permitted hereunder).

(ii) Such Mortgages shall be subject to the Agreed Security Principles and the Legal Reservations, and the Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by Law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent and/or the Secured Parties required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Subject to the Agreed Security Principles, such Loan Party that is a Domestic Subsidiary shall otherwise take such commercially reasonable actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a title policy), a survey and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage); provided that, no title policy, survey or legal counsel opinion shall be required with respect to any pipeline easement or similar Real Property.

(d) The foregoing shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance or surveys with respect to, particular assets if and for so long as (i) in the reasonable judgment of the Administrative Agent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance or surveys in respect of such assets shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (ii) the creation or perfection of such pledges or security interests would violate third party contracts existing as of the Closing Date or applicable Law. The Administrative Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection cannot be accomplished using commercially reasonable efforts by the time or times at which it would otherwise be required by this Agreement or the Security Documents.

(e) Notwithstanding the foregoing provisions of this Section 6.12 or anything in this Agreement or any other Loan Document to the contrary, Liens required to be granted from time to time pursuant to this Section 6.12 shall be subject to the Agreed Security Principles, the Legal Reservations

and exceptions and limitations set forth in the Security Documents as in effect on the Closing Date and, to the extent appropriate in the applicable jurisdiction, as agreed between the Collateral Agent and the Company. Notwithstanding the foregoing provisions of this Section 6.12 or anything in this Agreement or any other Loan Document to the contrary, any direct, first-tier Restricted Subsidiary of the Company or any other Domestic Subsidiary of the Borrower that Guarantees any Junior Financing shall be a Guarantor hereunder for so long as it Guarantees such Indebtedness.

Section 6.13. ERISA.

Promptly after any Loan Party or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would reasonably be expected to have a Material Adverse Effect, deliver to the Administrative Agent and each of the Lenders a certificate of a Principal Financial Officer setting forth details as to such occurrence and the action, if any, that the Loan Party or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Loan Party, such ERISA Affiliate, the PBGC, an ERISA Plan participant (other than notices relating to any individual participant’s benefits) or the ERISA Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code (or Section 430 of the Code as amended by the Pension Protection Act of 2006) with respect to an ERISA Plan; that an ERISA Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that an ERISA Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate an ERISA Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against a Loan Party or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to an ERISA Plan; that the PBGC has notified a Loan Party or any ERISA Affiliate of its intention to appoint a trustee to administer any ERISA Plan; that a Loan Party or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to an ERISA Plan; or that a Loan Party or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of an ERISA Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

Section 6.14. Further Assurances and Post-Closing Conditions.

(a) Subject to the Agreed Security Principles, within the time periods set forth in Schedule 6.14(a) (subject to extension by the Administrative Agent in its discretion), perform each obligation and deliver each Security Document, in each case as set forth on Schedule 6.14(a), with respect to the matters set forth therein, duly executed by each Loan Party party thereto, together with all documents and instruments required to perfect the security interest of the Collateral Agent in and otherwise comply with the Collateral and Guaranty Requirement with respect to the Collateral (if any) free of any other pledges, security interests or mortgages, except Liens permitted hereunder.

(b) Subject to the Agreed Security Principles, promptly upon reasonable request by the Administrative Agent (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Security Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request in good faith from time to time in order to carry out more effectively the purposes of the Security Documents. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by applicable Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, the Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.

(c) The Borrower agrees promptly (and in any event within ten (10) Business Days of such change) to notify the Collateral Agent in writing of any change (i) in legal name of the Borrower or any Loan Party that is a grantor under the Security Agreement, (ii) in the identity or type of organization or corporate structure of the Borrower or any Guarantor domiciled in any jurisdiction of the United States, or (iii) in the jurisdiction of organization or organizational identification number of the Borrower or any other Loan Party that is a grantor under the Security Agreement.

Section 6.15. Use of Proceeds.

Use the proceeds of the Loans only for the purposes set forth in Section 5.17.

Section 6.16. Know Your Customer Requests.

(a) If:

(1) there is a Change in Law after the Closing Date;

(2) any change in the status of a Loan Party or the composition of the shareholders of a Loan Party after the Closing Date; or

(3) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

and such event, condition or circumstance obliges the Administrative Agent or any Lender (or, in the case of paragraph (3) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, then each Loan Party shall promptly upon the request of the Administrative Agent, in its capacity as a Lender or on behalf of any Lender, to the Company supply, or procure the supply of, such documentation and other evidence as is reasonably requested in good faith by the Administrative Agent (for itself or on behalf of any Lender, or, in the case of the event described in paragraph (3) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in paragraph (3) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(b) Following any notification of requirement to add a Loan Party pursuant to Section 6.12, if the joinder of such additional Guarantor obliges the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Administrative Agent (for itself or on behalf of any Lender or any prospective new Lender) supply, or procure the supply of, such documentation and other evidence as is reasonably requested in good faith by the Administrative Agent (for itself or on behalf of any Lender or any prospective new Lender) in order for the Administrative Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the joinder of such Subsidiary to this Agreement as an additional Guarantor.

Section 6.17. Ratings Obligation.

The Borrower will use commercially reasonable efforts to obtain and maintain a corporate rating from either Moody’s or S&P.

ARTICLE VII.

Negative Covenants

To the extent the Company, the Borrower or any Restricted Subsidiary has Incurred Indebtedness (treating Indebtedness not discharged pursuant to the Reorganization Plan and remaining outstanding on the Term Loan Escrow Release Date as having been Incurred as of the Term Loan Escrow Release Date), made any Restricted Payments, consummated any Asset Sale or otherwise taken any action or engaged in any activities during the period beginning on the Closing Date and ending on the Term Loan Escrow Release Date, such actions and activities shall be treated and classified under this Agreement (including but not limited to impacting relevant baskets and determining whether a Default or Event of Default would have occurred as of the Term Loan Escrow Release Date for purposes of Section 4.02(d)), as if this Agreement and the covenants set forth herein had applied to the Company, the Borrower and the Restricted Subsidiaries during such period. For purposes of the foregoing, (i) the Company will be deemed to have been the direct or indirect owner of the Borrower and the Restricted Subsidiaries and the Borrower will be deemed to have been the direct or indirect owner of all of the Domestic Subsidiaries of the Company (or their intermediate holding companies between the Company and the Borrower) for all relevant periods and (ii) all Subsidiaries of the Company shall be deemed to be Restricted Subsidiaries for the period from the Closing Date through the Term Loan Escrow Release Date.

From and after the Term Loan Escrow Release Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder (other than Secured Hedge Agreements and Treasury Services Agreements not yet due and payable and contingent obligations not yet accrued and payable) that is accrued and payable shall remain unpaid or unsatisfied, each of the Company and the Borrower shall not, nor shall the Company permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01. Indebtedness.

(1) Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) other than the Borrower or any Guarantor, to issue any shares of Preferred Stock;

provided, however, that the Borrower and any Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and, subject to the third paragraph of this Section 7.01, any Restricted Subsidiary of the Company that is not a Guarantor may Incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock or issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of the Company for the most recently ended four (4) full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net cash proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four (4)-quarter period.

The foregoing limitations do not apply to:

(a) (i) Indebtedness under the Senior Notes issued on the Closing Date, and the guarantees thereof, and (ii) an aggregate principal amount of Indebtedness outstanding in the form of any other series of notes representing First Priority Lien Obligations (“other notes”) issued in one or more tranches under the Senior Notes Indenture, and the guarantees by the Guarantors thereof, if, (x) on a pro forma basis after giving effect thereto (including a pro forma application of the proceeds thereof), the Secured Indebtedness Leverage Ratio of the Company would not exceed 2.00 to 1.00 or (y) pursuant to a Permitted Roll-Up Notes Refinancing;

(b) Indebtedness under the Plan Roll-Up Notes in an aggregate principal amount not to exceed $3,250,000,000 at any one time outstanding;

(c) Indebtedness Incurred pursuant to Credit Facilities, as follows:

(i) Indebtedness under any Credit Facilities (other than Asset Backed Credit Facilities) in the aggregate principal amount of $1,000,000,000 plus an aggregate additional principal amount of Indebtedness secured by a Lien outstanding at any one time such that on a pro forma basis (including a pro forma application of the proceeds therefrom) the Secured Indebtedness Leverage Ratio of the Company would not exceed 2.00 to 1.00; provided that (x) regardless of whether such Secured Indebtedness Leverage Ratio is satisfied, term loans may be Incurred under this subclause (c)(i) as part of a Permitted Roll-Up Notes Refinancing and (y) the availability of Indebtedness under Credit Facilities shall be reduced for a period of time as a result of a Permitted Roll-Up Notes Refinancing as provided in the definition thereof, provided further that the amount of Indebtedness that may be Incurred pursuant to this subclause (i) shall be reduced by the amount of any (x) prepayments of term loans under Credit Facilities or (y) permanent reductions of Indebtedness under any revolving credit facility (other than any such prepayments of the ABL Facility), in the case of each of (x) and (y) with the proceeds of an Asset Sale (other than any Asset Sale in respect of Specified ABL Facility Assets)

(ii) Indebtedness under Asset Backed Credit Facilities in an aggregate principal amount not to exceed the greater of (A) $1,750,000,000 and (B) the sum of 85% of the net book value of the accounts receivable of the Company and its Restricted Subsidiaries and 65% of the net book value of the inventory of the Company and its Restricted Subsidiaries (the “Borrowing Base”) less (x) in the case of the calculation of the Borrowing Base under this subclause (ii)(B), the amount of the Borrowing Base that is the subject of an on balance sheet Qualified Receivables Financing (it being understood that any of the Borrowing Base that is subject to arrangements for disposition or transfer in connection with an off-balance sheet Qualified Receivables Financing shall not be included in the Borrowing Base) and (y) in the case of Indebtedness permitted to be Incurred under this subclause (ii)(B), the amount of any Indebtedness Incurred under any Oil Indexed Credit Facility; provided that any assets or property securing any Project Financing Incurred pursuant to clause (e)(ii) below shall be excluded when determining the Borrowing Base; provided further that Indebtedness that may be Incurred pursuant to this subclause (ii) shall be reduced by the amount of any permanent reductions of

Indebtedness under any revolving credit facility (other than any such prepayments of revolving credit facilities Incurred pursuant to clause (c)(i) above) with the proceeds of an Asset Sale (other than any Asset Sale in respect of Specified ABL Facility Assets); provided further that, in the event of an Asset Acquisition, Indebtedness may be Incurred against the Borrowing Base pursuant to the foregoing in anticipation of the completion of such Asset Acquisition on the assumption that the Borrowing Base of the subject of the Asset Acquisition has been acquired;

(iii) Indebtedness under any Oil Indexed Credit Facility in an aggregate principal amount not to exceed $750,000,000; provided that amounts Incurred pursuant to an Oil Indexed Credit Facility will be required to reduce the amount of Indebtedness Incurred under the Borrowing Base to the extent Indebtedness in such amount as would no longer be permitted to be Incurred under subclause (ii) above (without duplication for the requirements of subclause (ii) above);

(d) Indebtedness existing on the Term Loan Escrow Release Date (other than the Senior Notes and Indebtedness described in clauses (b) and (c) above) in an aggregate principal amount not to exceed $400,000,000, after giving effect to the consummation of the Reorganization Plan, which shall have the obligors, collateral, maturity and amortization features summarized under “Description of Other Indebtedness and Financing Arrangements” in Schedule 1.01B, and guarantees of Indebtedness of Joint Ventures outstanding on the Term Loan Escrow Release Date, and operating leases of the Company and the Restricted Subsidiaries outstanding on the Term Loan Escrow Release Date to the extent characterized as a Capitalized Lease Obligation after the Term Loan Escrow Release Date;

(e) (i) Indebtedness (including Capitalized Lease Obligations) Incurred by the Company or any Restricted Subsidiary, Disqualified Stock issued by the Company or any of its Restricted Subsidiaries and Preferred Stock issued by any Restricted Subsidiaries of the Company to finance (whether prior to or within two hundred seventy (270) days after) the acquisition, lease, construction, repair, replacement or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets); provided that Indebtedness Incurred pursuant to this clause (e)(i) is not Incurred to finance a Business Acquisition, (ii) Indebtedness Incurred in connection with any Project Financing or (iii) Indebtedness Incurred pursuant to a Catalyst Sale/Leaseback Transaction;

(f) Indebtedness Incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit and bank guarantees issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families or property, casualty or liability insurance or self-insurance or similar requirements, and letters of credit in connection with the maintenance of, or pursuant to the requirements of, environmental or other permits or licenses from governmental authorities, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims;

(g) Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with any acquisition or disposition of any business, assets or a Subsidiary of the Company in accordance with the terms of this Agreement, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(h) Indebtedness of the Company to a Restricted Subsidiary; provided that (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management operations of the Company and its Subsidiaries) any such Indebtedness owed to a Restricted Subsidiary that is not the Borrower or a Guarantor is subordinated in right of payment to the obligations of the Company under the Loans; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (h);

(i) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (i);

(j) Indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary; provided that if the Borrower or a Guarantor Incurs such Indebtedness to a Restricted Subsidiary that is not the Borrower or a Guarantor (except in respect of intercompany current liabilities Incurred in the ordinary course of business in connection with the cash management operations of the Company and its Subsidiaries), such Indebtedness is subordinated in right of payment to the obligations of the Borrower or such Guarantor, as applicable, in respect of the Loans; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary holding such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an Incurrence of such Indebtedness not permitted by this clause (j);

(k) Hedging Obligations that are not Incurred for speculative purposes but for the purpose of (1) fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of this Agreement to be outstanding; (2) fixing or hedging currency exchange rate risk with respect to any currency exchanges; (3) fixing or hedging commodity price risk, including the price or cost of raw materials, emission rights, manufactured products or related commodities, with respect to any commodity purchases or sales; or (4) hedging the potential exposure in respect of certain executives’ and employees’ options over, or stock appreciation rights in relation to, shares of Royal Dutch Shell plc and BASF AG;

(l) (i) obligations in respect of bankers’ acceptances, tender, bid, judgment, appeal, performance or governmental contract bonds and completion guarantees, surety, standby letters of credit and warranty and contractual service obligations of a like nature, trade letters of credit and documentary letters of credit and similar bonds or guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business or (ii) Indebtedness of the Company or any Restricted Subsidiary supported by a letter of credit or bank guarantee issued pursuant to any of the Credit Facilities, in a principal amount not in excess of the stated amount of such letter of credit;

(m) Indebtedness or Disqualified Stock of the Company or, subject to the third paragraph of this Section 7.01, Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary of the Company not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount or liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and Incurred pursuant to this clause (m), does not exceed the greater of $750,000,000 and 3.75% of the Consolidated Net Tangible Assets of the Company at the time of Incurrence (it being understood that any Indebtedness Incurred pursuant to this clause (m) shall cease to be deemed Incurred or outstanding for purposes of this clause (m) but shall be deemed Incurred for purposes of the first paragraph of this Section 7.01 from and after the first date on which the Company, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this Section 7.01 without reliance upon this clause (m));

(n) Indebtedness or Disqualified Stock of the Company, the Borrower or any Subsidiary Guarantor and Preferred Stock of the Borrower or any Subsidiary Guarantor not otherwise permitted hereunder in an aggregate principal amount or liquidation preference not greater than 200% of the net cash proceeds received by the Company and its Restricted Subsidiaries since immediately after the Term Loan Escrow Release Date from the issue or sale of Equity Interests of the Company or any direct or indirect parent entity of the Company (which proceeds are contributed to the Company) or cash contributed to the capital of the Company (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to, or contributions received from, the Company or any of its Restricted Subsidiaries) as determined in accordance with clauses (ii) and (iii) of the definition of “Applicable Amount” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof);

(o) any guarantee by the Company or any Restricted Subsidiary of Indebtedness or other obligations of the Company or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by the Company or such Restricted Subsidiary is permitted under the terms of this Agreement; provided that (i) if such Indebtedness is by its express terms subordinated in right of payment to the Loans or the obligations of such Restricted Subsidiary in respect of the Loans, as applicable, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary’s obligations with respect to the Loans substantially to the same extent as such Indebtedness is subordinated to the Loans or the obligations of such Restricted Subsidiary in respect of the Loans, as applicable, and (ii) if such guarantee is of Indebtedness of the Company, such guarantee is Incurred in accordance with Section 6.12(b)(ii) solely to the extent such covenant is applicable;

(p) the Incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of a Restricted Subsidiary of the Company which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock issued as permitted under the first paragraph of this Section 7.01 and clauses (a), (d), (e), (n) and (q) of this Section 7.01 or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any additional Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums (including tender premiums) and original issue discount, expenses, defeasance costs and fees in connection therewith; provided that any such Indebtedness until reclassified in accordance with this Agreement shall remain Incurred pursuant to clauses (a), (d), (e), (n) and (q), as applicable (subject to the following proviso, “Refinancing Indebtedness”), prior to its maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, refinanced or defeased and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that were due on or after the date that is one year following the last maturity date of any Loans then outstanding were instead due on such date;

(2) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the Loans or the obligations of such Restricted Subsidiary in respect of the Loans, as applicable, such Refinancing Indebtedness is junior to the Loans or such obligations of such Restricted Subsidiary, as applicable, to at least same extent or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock, as the case may be, of the same issuer; and

(3) shall not include (x) Indebtedness of a Restricted Subsidiary of the Company that is not a Guarantor that refinances Indebtedness of the Borrower or a Guarantor, or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary;

provided further that subclause (1) of this clause (p) will not apply to any refunding or refinancing of any Secured Indebtedness constituting First Priority Lien Obligations;

(q) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Company or, subject to the third paragraph of this Section 7.01, any of its Restricted Subsidiaries (A) Incurred to finance an Asset Acquisition or (B) Incurred by a Person in connection with or anticipation of such Person becoming a Restricted Subsidiary as a result of an Asset Acquisition or to finance an Asset Acquisition or (y) a Person existing at the time such Person becomes a Restricted Subsidiary of the Company as a result of an Asset Acquisition or assumed in connection with an Asset Acquisition by the Company or a Restricted Subsidiary of the Company and, in any such case under this subclause (y), not Incurred in connection with or in anticipation of, such Asset Acquisition; provided that, in the case of clause (y), the holders of any such Indebtedness do not, at any time, have direct or indirect recourse to any property or assets of the Company or any Restricted Subsidiary other than the property or assets that are the subject of such Asset Acquisition; provided that after giving effect to such Asset Acquisition, either:

(1) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant; or

(2) the Fixed Charge Coverage Ratio of the Company would be greater than immediately prior to such Asset Acquisition;

(r) Indebtedness Incurred in a Qualified Receivables Financing that is without recourse to the Company or any Restricted Subsidiary (except for Standard Securitization Undertakings);

(s) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five (5) Business Days of its Incurrence;

(t) Indebtedness under any Treasury Services Agreement or any Structured Financing Transaction;

(u) Indebtedness of Foreign Subsidiaries; provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (u), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (u), does not exceed the greater of $350,000,000 and 3.50% of the Consolidated Net Tangible Assets of the Foreign Subsidiaries at any one time outstanding (it being understood that any Indebtedness Incurred pursuant to this clause (u) shall cease to be deemed Incurred or outstanding for purposes of this clause (u) but shall be deemed Incurred for the purposes of the first paragraph of this covenant from and after the first date on which such Foreign Subsidiary could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (u));

(v) Indebtedness of the Company or any Restricted Subsidiary consisting of (1) the financing of insurance premiums or (2) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(w) Indebtedness consisting of Indebtedness issued by the Company or a Restricted Subsidiary of the Company to current or former officers, directors and employees thereof or any direct or indirect parent thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Company or any direct or indirect parent entity of the Company to the extent described in Section 7.02(4);

(x) Indebtedness Incurred on behalf of, or representing guarantees of Indebtedness of, Joint Ventures of the Company or any Restricted Subsidiary not to exceed, at any one time outstanding, the greater of $250,000,000 and 1.25% of the Consolidated Net Tangible Assets of the Company; and

(y) Indebtedness Incurred by Lyondell Basell Australia Pty Ltd. and its successors in an aggregate principal amount at any one time outstanding not to exceed $80,000,000; provided that such Indebtedness is not guaranteed by the Company or any Restricted Subsidiary of the Company organized under the laws of any jurisdiction other than Australia.

Restricted Subsidiaries that are not Guarantors may not Incur Indebtedness or issue Disqualified Stock or Preferred Stock under the first paragraph of this Section 7.01 or clauses (m) or (q)(x) (or clause (o) to the extent constituting a guarantee of Indebtedness Incurred under the first paragraph of this Section 7.01 or clauses (m) or (q)(x)) of the second paragraph of this Section 7.01 if, after giving pro forma effect to such Incurrence or issuance (including a pro forma application of the net cash proceeds therefrom), the aggregate amount of Indebtedness and Disqualified Stock and Preferred Stock of Restricted Subsidiaries that are not Guarantors Incurred or issued pursuant to the first paragraph of this covenant and clauses (m) and (q)(x) (or clause (o) to the extent constituting a guarantee of Indebtedness Incurred under the first paragraph of this covenant or clauses (m) or (q)(x)) of the second paragraph of this Section 7.01, collectively, would exceed the greater of $400,000,000 and 4.0% of the Consolidated Net Tangible Assets of Restricted Subsidiaries that are not Guarantors.

For purposes of determining compliance with this Section 7.01:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (y) above or is entitled to be Incurred pursuant to the first paragraph of this Section 7.01, the Company shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 7.01; provided that Indebtedness Incurred, or committed for, under the Credit Facilities and the Plan Roll-Up Notes on or before the Term Loan Escrow Release Date or pursuant to an Oil Indexed Credit Facility shall at all times be deemed to be Incurred pursuant to Section 7.01(b) and (c); and

(2) at the time of Incurrence, the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above without giving pro forma effect to the Indebtedness Incurred pursuant to the second paragraph above when calculating the amount of Indebtedness that may be Incurred pursuant to the first paragraph above.

Accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock, as applicable, amortization of original issue discount, the accretion of liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence or issuance of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower Dollar-equivalent), in the case of revolving credit debt; or if any such Indebtedness is subject to a Currency Agreement with respect to the currency in which such Indebtedness is denominated covering principal, premium, if any, and interest on such Indebtedness, the amount of such Indebtedness and such interest and premium, if any, shall be determined after giving effect to all payments in respect thereof under such Currency Agreement; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Notwithstanding any other provision of this Section 7.01, the maximum amount of Indebtedness that the Company and its Restricted Subsidiaries may Incur pursuant to this Section 7.01 shall not be deemed to be exceeded, with respect to any outstanding Indebtedness, solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 7.02. Restricted Payments.

Make any Restricted Payment, unless at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, the Company could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of Section 7.01; and

(c) the aggregate amount of Restricted Payments made after the Term Loan Escrow Release Date, including the Fair Market Value of non-cash amounts constituting Restricted Payments and Restricted Payments permitted by clauses (1), (2), (6)(b), (8), (12)(b) and (16) of the following paragraph, but excluding all other Restricted Payments permitted by the next paragraph below, shall not exceed the Applicable Amount at such time.

The foregoing provisions do not prohibit:

(1) the payment of any dividend or distribution within sixty (60) days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) of the Company or Subordinated Indebtedness of the Company, any direct or indirect parent entity of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale of Equity Interests of the Company, any direct or indirect parent entity of the Company or contributions to the equity capital of the Company or any Restricted Subsidiary (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of the Company) (collectively, including any such contributions, “Refunding Capital Stock”), (b) the declaration and payment of dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of Refunding Capital Stock, and (c) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph and not made pursuant to clause (2)(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which are used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent of the Company) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase, defeasance, or other acquisition or retirement of Subordinated Indebtedness of the Company, the Borrower or any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower, the Company or any Guarantor that is Incurred in accordance with Section 7.01 so long as:

(a) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of, plus any accrued and unpaid interest, of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, any tender premiums, plus any defeasance costs, fees and expenses incurred in connection therewith),

(b) such Indebtedness is subordinated to the Loans or such Guarantor’s obligations in respect of the Loans, as the case may be, at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, defeased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) ninety-one (91) days following the last maturity date of any Senior Notes then outstanding, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, defeased, acquired or retired that were due on or after the date that is ninety-one (91) days following the last maturity date of any Senior Notes then outstanding were instead due on such date;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition for value of Equity Interests of the Company or any direct or indirect parent entity of the Company held by any future, present or former employee, director or consultant of the Company, any direct or indirect parent entity of the Company or any of its Restricted Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed $35,000,000 in any calendar year (with unused amounts in any calendar year being permitted to be carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $70,000,000 in any calendar year; provided further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Company or any direct or indirect parent entity of the Company (to the extent contributed to the Company) to members of management, directors or consultants of the Company and its Restricted Subsidiaries or any direct or indirect parent entity of the Company that occurs after the Term Loan Escrow Release Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under Section 7.02(3)) or be used as the basis for the Incurrence of Indebtedness under Section 7.01(n), plus

(b) the cash proceeds of key man life insurance policies received by the Company, any direct or indirect parent entity (to the extent contributed to the Company) of the Company or any of its Restricted Subsidiaries after the Term Loan Escrow Release Date, provided that the Company may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year; and provided further that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from any present or former employees, directors, officers or consultants of the Company, any of its Restricted Subsidiaries or any direct or indirect parent entity of the Company in connection with a repurchase of Equity Interests of the Company or any direct or indirect parent entity of the Company will not be deemed to constitute a Restricted Payment for purposes this Section 7.02 or any other provision of this Agreement;

(5) the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries issued or Incurred in accordance with Section 7.01 to the extent such dividends are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Term Loan Escrow Release Date; and (b) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (2) of this paragraph; provided, however, in the case of each of (a) and (b) above of this clause (6), that for the most recently ended four (4) full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, the Company would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed the greater of $250,000,000 and 1.25% of the Consolidated Net Tangible Assets of the Company at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value), plus 100% of the aggregate amount received by the Company or any Restricted Subsidiary in cash and the Fair Market Value (as determined in good faith by the Company) of property other than cash received by the Company or any Restricted Subsidiary with respect to any Investment made pursuant to this clause (7);

(8) (i) Restricted Payments by the Company in an amount not to exceed $50,000,000 per annum, and (ii) following a Primary Offering only, the payment of dividends on the listed Equity Interests at a rate not to exceed 6% per annum of the net cash proceeds received by the Company or the Borrower in connection with such a Primary Offering or any subsequent Primary Offering;

(9) Restricted Payments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed the greater of $350,000,000 and 1.75% of the Consolidated Net Tangible Assets of the Company at the time made;

(11) the payment of dividends or other distributions to any direct or indirect parent of the Borrower that files a consolidated tax return that includes the Borrower and its Subsidiaries (including, without limitation, by virtue of such parent being the common parent of a consolidated or combined tax group of which the Borrower and/or its Restricted Subsidiaries are members) in an amount not to exceed the amount that the Borrower and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) if the Borrower and its Restricted Subsidiaries paid such taxes as a standalone taxpayer (or standalone group);

(12) the payment of Restricted Payments, if applicable:

(a) in amounts required for any direct or indirect parent of the Borrower to pay fees and expenses (including legal, audit, tax, including franchise tax, expenses) required to maintain its corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of any direct or indirect parent of the Borrower and general corporate operating and overhead expenses of any direct or indirect parent of the Borrower in each case to the extent such fees and expenses are attributable to the ownership or operation of the Borrower, if applicable, and its Subsidiaries;

(b) in amounts required for any direct or indirect parent of the Company, if applicable to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to the Company or any of its Restricted Subsidiaries and that has been guaranteed by and treated as Indebtedness of the Company or its Restricted Subsidiaries, as applicable, Incurred in accordance with Section 7.01 (it being agreed that (i) all interest expense shall be included in the calculation of the “Fixed Charge Coverage Ratio” of the Company and (ii) no contribution of such proceeds may be included in the calculation of Restricted Payments capacity or in the amount of Indebtedness that may be Incurred based on contributions to the Company); and

(c) in amounts required for any direct or indirect parent of the Company to pay fees and expenses, other than to Affiliates of the Company, related to any unsuccessful equity or debt offering of such parent that has been undertaken to finance the Company and its Subsidiaries;

(13) repurchases of Equity Interests of the Company and its Subsidiaries deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(14) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(15) Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Capital Stock of any such Person;

(16) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under Sections 4.06 and 4.08 of the Senior Notes Indenture; provided that, all Senior Notes tendered by the holders of the Senior Notes in connection with a Change of Control Offer, Asset Sale Offer or Collateral Asset Sale Offer (each as defined in Senior Notes Indenture), as applicable, have been repurchased, redeemed or acquired for value in accordance with the requirements of the Senior Notes Indenture;

(17) payments or distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, that complies with Section 7.07; provided that at the time of, and after giving effect to, any such consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, no Event of Default under Section 8.01(j) shall have occurred and be continuing;

(18) any Restricted Payment made in connection with the Emergence Transactions;

(19) distributions by any Restricted Subsidiary of the Company or any Joint Venture of chemicals to a holder of Capital Stock of such Restricted Subsidiary or Joint Venture if such distributions are made pursuant to a provision in a Joint Venture agreement or other arrangement entered into in connection with the establishment of such Joint Venture or Restricted Subsidiary that requires such holder to pay a price for such chemicals equal to that which would be paid in a comparable transaction negotiated on an arm’s-length basis (or pursuant to a provision that imposes a substantially equivalent requirement); and

(20) any Restricted Payments under any Treasury Services Agreement or any Structured Financing Transaction;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (3), (6), (7), (8), (9), (10) and (12)(b) above, no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

The Company will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment or Permitted Investment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Notwithstanding clause (10) of the second paragraph of this Section 7.02, prior to March 31, 2012 the Company will not, and will not permit any of its Restricted Subsidiaries to, pay any cash dividend or make any cash distribution on, or in respect of, the Company’s Capital Stock or purchase for cash or otherwise acquire for cash any Capital Stock of the Company or any direct or indirect parent of the Company for the purpose of paying any cash dividend or making any cash distribution to, or acquiring Capital Stock of any direct or indirect parent of the Company for cash from, the Sponsors, or guarantee any Indebtedness of any Affiliate of the Company for the purpose of paying such dividend, making such distribution or so acquiring such Capital Stock to or from the Sponsors, in each case by means of the exception provided by clause (10) of the second paragraph of this Section 7.02, if at the time and after giving effect to such payment, the Secured Indebtedness Leverage Ratio of the Company would be greater than 2.00 to 1.00.

Section 7.03. Dividend and Other Payment Restrictions Affecting Subsidiaries.

Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or measured by, its profits; or (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(b) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) agreements existing and contractual encumbrances or restrictions in effect on the Term Loan Escrow Release Date, including pursuant to this Agreement, the ABL Facility, the Plan Roll-Up Notes, the Euro Securitization and the other Credit Facilities;

(2) the Senior Notes Indenture, the Senior Notes or the other notes permitted to be Incurred pursuant to Section 7.01(a) (including, without limitation, any Liens permitted by this Agreement or the indenture for such other notes);

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument (including those governing Capital Stock) of a Person acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired;

(5) contracts or agreements for the sale of assets, including any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Capital Stock or assets of such Restricted Subsidiary;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to Sections 7.01 and 7.06 that limit the right of the Company or any Restricted Subsidiary to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in Joint Venture agreements and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations for property acquired and Capitalized Lease Obligations in the ordinary course of business;

(10) customary provisions contained in leases, subleases, licenses and other similar agreements entered into in the ordinary course of business;

(11) any encumbrance or restriction in connection with a Qualified Receivables Financing; provided such restrictions only apply to the applicable receivables and related intangibles;

(12) other Indebtedness, Disqualified Stock or Preferred Stock (a) of any Restricted Subsidiary of the Company that is a Guarantor or a Foreign Subsidiary, (b) of any Restricted Subsidiary that is not a Guarantor or a Foreign Subsidiary so long as such encumbrances and restrictions contained in any agreement or instrument will not materially affect the Company’s ability to make anticipated principal or interest payments on the Loans (as determined in good faith by the Company) or (c) of any Restricted Subsidiary Incurred in connection with any Project Financing, provided that in the case of each of clauses (a) and (b), such Indebtedness, Disqualified Stock or Preferred Stock is permitted to be Incurred subsequent to the Term Loan Escrow Release Date by Section 7.01;

(13) any Restricted Investment not prohibited by Section 7.02 and any Permitted Investment;

(14) customary provisions in Hedging Obligations permitted under this Agreement and entered into in the ordinary course of business; or

(15) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (14) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, as determined in good faith by the Company, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (2) the subordination of loans or advances made to the Company or a Restricted Subsidiary of the Company to other Indebtedness Incurred by the Company or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Section 7.04. Asset Sales.

Cause or make an Asset Sale, unless (x) the Company or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary of the Company (other than liabilities that are by their terms subordinated to the Loans or such Restricted Subsidiary’s obligations in respect of the Loans) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by the Company or such Restricted Subsidiary of the Company from such transferee that are converted by the Company or such Restricted Subsidiary of the Company into cash within one hundred eighty (180) days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 3.0% of the Consolidated Net Tangible Assets of the Company and $600,000,000 at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash Equivalents for the purposes of this provision.

Section 7.05. Transactions with Affiliates.

Make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $25,000,000, unless:

(a) such Affiliate Transaction is on terms that are not less favorable to the Company or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $75,000,000, the Company delivers to the Administrative Agent a resolution adopted in good faith by the majority of the Board of Directors of the Company, approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions do not apply to the following:

(1) transactions between or among the Company and/or any of its Restricted Subsidiaries (or an entity that becomes a Restricted Subsidiary as a result of such transaction) and any merger, consolidation or amalgamation of the Borrower and any direct parent of the Borrower;

(2) Restricted Payments permitted by Section 7.02 and Permitted Investments;

(3) the payment of reasonable and customary fees and reimbursement of expenses paid to, and indemnity provided on behalf of, officers, directors, managers, employees or consultants of the Company or any Restricted Subsidiary or any direct or indirect parent entity of the Company;

(4) transactions in which the Company or any of its Restricted Subsidiaries, as the case may be, delivers to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Company or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(5) payments or loans (or cancellation of loans) to officers, directors, employees or consultants which are approved by a majority of the Board of Directors of the Company in good faith;

(6) any agreement as in effect as of the Term Loan Escrow Release Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Term Loan Escrow Release Date) or any transaction contemplated thereby as determined in good faith by the Company;

(7) the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under the terms of, any registration rights agreement to which it is a party as of the Term Loan Escrow Release Date, and, any amendment thereto or similar agreements or arrangements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Company or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Term Loan Escrow Release Date shall only be permitted by this clause (7) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Term Loan Escrow Release Date;

(8) the Emergence Transactions, including the payment of fees and expenses paid in connection therewith;

(9) (a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement, which are fair to the Company and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Company, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with Joint Ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm;

(10) any transaction effected as part of a Qualified Receivables Financing;

(11) the issuance of Equity Interests (other than Disqualified Stock) of the Company to any Person;

(12) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Company or any direct or indirect parent entity of the Company or of a Restricted Subsidiary of the Company, as appropriate, in good faith;

(13) the entering into of any tax sharing agreement or arrangement that complies with Section 7.02(12);

(14) any contribution to the capital of the Company;

(15) transactions between the Company or any of its Restricted Subsidiaries and any Person that is an Affiliate of the Company or any of its Restricted Subsidiaries solely because a director of such Person is also a director of the Company or any direct or indirect parent entity of the Company; provided, however, that such director abstains from voting as a director of the Company or any direct or indirect parent entity of the Company, as the case may be, on any matter involving such other Person;

(16) pledges of Equity Interests of Unrestricted Subsidiaries;

(17) the formation and maintenance of any consolidated group or subgroup for tax, accounting or cash pooling or management purposes in the ordinary course of business;

(18) any employment agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(19) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Company in an Officer’s Certificate) for the purpose of improving the consolidated tax efficiency of the Company and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement; and

(20) transactions entered into by a Person prior to the time such Person becomes a Restricted Subsidiary or is merged or consolidated into the Company or a Restricted Subsidiary (provided such transaction is not entered into in contemplation of such event).

Section 7.06. Liens.

Create, Incur, assume or suffer to exist any Lien (except Permitted Liens) that secures any Indebtedness on any asset or property of the Company or such Restricted Subsidiary, other than Liens securing Indebtedness that are junior in priority to the Liens on such property or assets securing the Loans, on terms no less favorable in any material respect to the Lenders than those set forth in the Junior Lien Intercreditor Agreement.

Section 7.07. Merger, Amalgamation, Consolidation or Sale of All or Substantially All Assets.

(a) Solely with respect to the Company, the Company may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Company is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, Canada or any province thereof or any state which was a member of the European Union on December 31, 2003 (other than Greece) (the Company or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Loans is a corporation;

(2) the Successor Company (if other than the Company) expressly assumes all the obligations of the Company under this Agreement and the obligations pursuant to an assumption agreement or other documents or instruments in form reasonably satisfactory to the Administrative Agent and in compliance with the Intercreditor Agreements;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four (4)-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), either (a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of Section 7.01; or (b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Company shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer complies with this Agreement.

The Successor Company (if other than the Company) will succeed to, and be substituted for, the Company under the Loan Documents and the Loans, and in such event the Company will automatically be released and discharged from its obligations under the Loan Documents and the Loans. Notwithstanding the first sentence of this covenant, without complying with the foregoing clause (4), the Company may (A) merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing the Borrower in any state of the

U.S., the District of Columbia, Canada or any province thereof or any state which was a member state of the European Union on December 31, 2003 (other than Greece) and (B) may otherwise convert its legal form under the laws of its jurisdiction of organization.

(b) Solely with respect to the Borrower, the Borrower may not, directly or indirectly, consolidate, amalgamate or merge with or into or wind up or convert into (whether or not the Borrower is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1) the Borrower is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation, merger, winding up or conversion (if other than the Borrower) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof or the District of Columbia (the Borrower or such Person, as the case may be, being herein called the “Successor Borrower”); provided that in the case where the surviving Person is not a corporation, a co-obligor of the Loans is a corporation;

(2) the Successor Borrower (if other than the Borrower) expressly assumes all the obligations of the Borrower under the Loan Documents and the Loans pursuant to an assumption agreement or other documents or instruments in form reasonably satisfactory to the Administrative Agent and in compliance with the Intercreditor Agreements;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Borrower or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Borrower or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four (4)-quarter period (and treating any Indebtedness which becomes an obligation of the Successor Borrower or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Borrower or such Restricted Subsidiary at the time of such transaction), either (a) the Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of Section 7.01; or (b) the Fixed Charge Coverage Ratio for the Company and its Restricted Subsidiaries would be greater than such ratio for the Company and its Restricted Subsidiaries immediately prior to such transaction; and

(5) the Borrower shall have delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, amalgamation or transfer and such supplemental indentures (if any) comply with this Agreement.

The Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under the Loan Documents and the Loans, and in such event the Borrower will automatically be released and discharged from its obligations under the Loan Documents and the Loans. Notwithstanding the first sentence of this covenant, without complying with the foregoing clause (4), the Borrower may (A) merge with an Affiliate that has no material assets or liabilities and that is incorporated or organized solely for the purpose of reincorporating or reorganizing the Borrower, as the case may be, in any state of the U.S. or the District of Columbia and (B) may otherwise convert its legal form under the laws of its jurisdiction of organization so long as there remains a corporate co-obligor. This Section 7.07 will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among the Company and its Restricted Subsidiaries.

Notwithstanding the foregoing, the Lyondell Assumption and the related transactions shall be permitted under this Agreement.

(c) Solely with respect to any Pledgor, subject to the limitations contained in this Agreement governing release of assets and property securing the Loans upon the sale or disposition of a Restricted Subsidiary of the Company that is a Pledgor, no Pledgor will, and the Company will not permit any Pledgor to, consolidate, amalgamate or merge with or into or wind up into (whether or not such Pledgor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless:

(1) either (a) such Pledgor is the surviving Person or the Person formed by or surviving any such consolidation, amalgamation or merger (if other than such Pledgor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Pledgor or such Person, as the case may be, being herein called the “Successor Pledgor”) and the Successor Pledgor (if other than such Pledgor) expressly assumes all the obligations of such Pledgor under the Loan Documents and the Security Documents pursuant to documents or instruments in form required by the Loan Documents and in compliance with the Intercreditor Agreements, or (b) such sale or disposition or consolidation, amalgamation or merger is not in violation of Section 7.04; and

(2) the Successor Pledgor (if other than such Pledgor) shall have delivered or caused to be delivered to the Administrative Agent an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, amalgamation, merger or transfer and such supplemental indenture (if any) comply with this Agreement.

Subject to certain limitations described in the Loan Documents, the Successor Pledgor (if other than such Pledgor) will succeed to, and be substituted for, such Pledgor under the Loan Documents and such Pledgor’s obligations in respect of the Loans, and such Pledgor will automatically be released and discharged from its obligations under the Loan Documents and such Pledgor’s obligations in respect of the Loans. Notwithstanding the foregoing, (1) a Pledgor may merge, amalgamate or consolidate with an Affiliate incorporated solely for the purpose of reincorporating or reorganizing such Pledgor in another state of the United States, the District of Columbia or any territory of the United States so long as the amount of Indebtedness of the Pledgor is not increased thereby and (2) a Pledgor may merge, amalgamate or consolidate with another Pledgor or the Company or may convert its legal form under the laws of reorganization of its jurisdiction.

In addition, notwithstanding the foregoing, any Pledgor may consolidate, amalgamate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a “Transfer”) to the Company or any Pledgor.

Section 7.08. Prepayments, Etc. of Plan Roll-Up Notes and Foreign Capital Markets Debt.

(a) Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner (it being understood that payments of regularly scheduled interest shall be permitted) the Plan Roll-Up Notes, any Foreign Capital Markets Debt, and any other Indebtedness of a Loan Party incurred after the Closing Date that is permitted to be Incurred under this Agreement and is by its terms unsecured or secured on a basis junior to the Liens securing the Obligations, or any Refinancing Indebtedness thereof (such Indebtedness, collectively, “Junior Financing”), except (i) the refinancing thereof with the net proceeds of any Indebtedness (net of all Taxes, fees, costs and expenses incurred by the Company and its Subsidiaries that are Restricted Subsidiaries with respect to such incurrence or issuance), in each case to the extent not required to prepay any Loans pursuant to Section 2.03(b), (ii) the conversion of any Junior Financing to Qualified Stock of the Borrower or any direct or indirect parent of the Borrower, (iii) any Permitted Roll-Up Notes Refinancing or Refinancing Indebtedness, (iv) prepayments, redemptions, purchases, defeasances and other payments in respect Foreign Capital Markets Debt (other than the Euro Securitization and the 2027 Notes) to the extent that the aggregate amount of all such Foreign Capital Markets Debt satisfactions pursuant to this clause (iv) during the term of this Agreement does not exceed, after giving effect to such satisfaction, an aggregate principal amount equal to $300,000,000 plus the amount of Net Proceeds permitted to be retained by a Foreign Subsidiary as a result of material adverse tax consequences or adverse legal consequences pursuant to the proviso of Section 2.03(b)(ii), and (v) prepayments, redemptions, purchases, defeasances and other payments in respect of Junior Financings prior to their scheduled maturity an aggregate amount not to exceed an amount equal to (A) if the Applicable Amount Availability Condition shall have been satisfied on a pro forma basis after giving effect to such prepayment, redemption, purchase, defeasance or other payment, with the portion, if any, of the Applicable Amount on the date of such payment that the Borrower elects to apply to this Section 7.08(a), such election to be specified in a written notice of a Principal Financial Officer calculating in reasonable detail the amount of Applicable Amount immediately prior to such election and the amount thereof elected to be so applied plus (B) the aggregate amount of Restricted Payments permitted to be made pursuant to Section 7.02(10).

(b) Amend, modify or change in any manner materially adverse to the interests of the Lenders any term or condition of any Junior Financing Documentation without the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed).

Section 7.09. Activities of Escrow Borrower Prior to the Lyondell Assumption.

Prior to the Term Loan Escrow Release Date, the Borrower shall be a corporation, whose primary activities are restricted to issuing the Senior Notes and the Term Loans, issuing capital to, and receiving capital contributions from, the Company, performing its obligations in respect of (i) the Senior Notes under the Senior Notes Indenture and the Senior Notes Escrow Agreement, (ii) the Loans under the Term Loan Escrow Agreement, and (iii) consummating the Lyondell Assumption or redeeming the Senior Notes and prepaying the Loans on the Term Loan Escrow Redemption Date, and conducting such other activities as are necessary or appropriate to carry out the activities described in this sentence. Prior to the Term Loan Escrow Release Date, the Escrow Borrower shall not issue or incur any Indebtedness other than the Senior Notes and Term Loans, or own, hold or otherwise have any interest in any material assets other than the account referenced in the Senior Notes Escrow Agreement and the Term Loan Escrow Account, and cash or Cash Equivalents.

ARTICLE VIII.

Events of Default and Remedies

Section 8.01. Events of Default.

The occurrence of any of the following on or after the Term Loan Escrow Release Date shall constitute an event of default (an “Event of Default”):

(a) Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in Sections 6.03(a), 6.05 (solely with respect to the Company and the Borrower) or Article VII; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to the Company or the Borrower; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document that is an exhibit to a Loan Document (or any certification by a Principal Financial Officer or the Borrower expressly contemplated by this Agreement) shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Loan Party or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary if each member of such group were in default of this clause (e) at any one time) (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder or owing to the Company or a Restricted Subsidiary) having an aggregate principal amount of not less than the Threshold Amount or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness of not less than the Threshold Amount (any such Indebtedness, “Threshold Indebtedness”), or any other event occurs (other than, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of such Hedging Obligations), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders of beneficiary or beneficiaries) to cause, with the giving of notice, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its Stated Maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; provided further that such failure is unremedied and is not waived or subject to forbearance, by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f) Insolvency Proceedings, Etc. Any of the Company, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary if each member of such group were in default of this clause (f) at any one time) to the fullest extent permitted under applicable mandatory provisions of law institutes or consents to the institution of any proceeding under any Debtor Relief Law or files for the opening of insolvency proceedings, or makes an assignment for the benefit of creditors generally; or a third person files for the opening of insolvency proceedings that result in the entry of an order for relief or remains undismissed, undischarged or unstayed for sixty (60) calendar days; or applies for or consents to the appointment of any receiver, trustee (not being a custodian), custodian, conservator, liquidator (not being a bewindvoerder), rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property under any applicable Debtor Relief Laws; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any of the Company, the Borrower or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary if each member of such group were in default of this clause (g) at any one time) becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Company and the Restricted Subsidiaries, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy in each case, for the purposes of any Subsidiary domiciled in the United Kingdom, ignoring the deeming provisions of Section 123(1)(a) of the Insolvency Act 1986; or

(h) Judgments. There is entered against any Loan Party or any Significant Subsidiary (or any group of Subsidiaries that together would constitute a Significant Subsidiary if each member of such group were in default of this clause (h) at any one time) one or more final judgments or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgments or orders shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) Invalidity of Guaranties. Any material portion of the Guaranties of the Loans, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or Collateral Agent or any Lender or the satisfaction in full of all the Obligations (subject, in the case of the Company, to the Agreed Security Principles and the Legal Reservations), ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Security Documents (subject to the Intercreditor Agreements) on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the payment Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; or it becomes unlawful for any Loan Party to perform any of its payment Obligations under the Loan Documents; or

(j) Change of Control. There occurs or shall exist any Change of Control; or

(k) Security Documents. Subject in the case of the Company to the Agreed Security Principles and the Legal Reservations, any Security Document after delivery thereof pursuant to Section 4.01, 4.02, 6.12 or 6.14 shall for any reason (other than pursuant to the terms hereof or thereof or solely as a result of acts or omissions of the Administrative Agent, the Collateral Agent or any Lender) ceases to create a valid and perfected Lien, with the priority required by the Security Documents (subject to the Intercreditor Agreements) on and security interest in any material portion of the Collateral, subject to Liens permitted under Section 7.01, except (i) to the extent that any such loss of perfection or priority results from the failure of the Administrative Agent or the Collateral Agent to (a) maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or (b) file Uniform Commercial Code continuation statements, (ii) as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied or failed to acknowledge coverage, or (iii) any of the Equity Interests of the Borrower ceasing to be pledged pursuant to any Security Agreement free of Liens other than Liens created by such Security Agreement or any nonconsensual Liens arising solely by operation of Law; or

(l) ERISA. An ERISA Event or any similar event with respect to a Foreign Plan occurs which, together with all other ERISA Events (or similar events with respect to Foreign Plans) that have occurred, has resulted or could reasonably be expected to result in a Material Adverse Effect.

Section 8.02. Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(iii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable Law;

provided that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Company under any Debtor Relief Law, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

Section 8.03. Application of Funds.

After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law), subject in all respects to the applicable provisions of the Intercreditor Agreements:

First, to payment of that portion of the payment Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

Second, to payment of that portion of the payment Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the payment Obligations constituting accrued and unpaid interest on the Loans, and any fees, premiums and scheduled periodic payments due under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the payment Obligations constituting unpaid principal of the Loans, and any breakage, termination or other payments under Treasury Services Agreements or Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other payment Obligations of the Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the payment Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

Administrative Agent and Other Agents

Section 9.01. Appointment and Authorization of Agents.

(a) Each of the Lenders hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to execute on its behalf any Security Document and to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 9.02. Rights as a Lender.

Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Loan Party or any Subsidiary or other Affiliate thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders

Section 9.03. Exculpatory Provisions.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Law; and

(iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.01) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until written notice describing such Default is given to such Agent by the Borrower or a Lender. The Administrative Agent will promptly notify the Lenders upon receipt of any such notice.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Section 9.04. Reliance by Agents.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for a Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent; provided that, so long as no Event of Default shall have occurred and be continuing, no Agent shall delegate such rights and powers to a foreign sub-agent or designate a new foreign agent if such delegation or designation would result in a tax gross-up or indemnification payment under Section 3.01 unless (i) such Agent determines, in its reasonable discretion, that such designation is necessary to avoid material adverse economic, legal or regulatory consequences, (ii) the designation is at the request of the Borrower or (iii) the designation is required by law. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Agent-Related Persons. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Agent-Related Persons of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Section 9.06. Resignation of the Agents.

Each Agent may at any time give thirty (30) days’ prior written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default under Sections 8.01(f) and (g) (which consent shall not be unreasonably withheld or delayed) and which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that such successor shall comply with the requirements of Section 3.01(d) prior to becoming the successor under this Agreement; provided further that the Required Lenders shall not appoint a foreign agent as successor if such appointment would result in a tax gross-up or indemnification payment under Section 3.01 unless (i) the Required Lenders determine, in their reasonable discretion, that such appointment is necessary to avoid material adverse economic, legal or regulatory consequences, (ii) the appointment is at the request of the Borrower or (iii) the appointment is required by law. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX, Sections 10.04 and 10.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Agent-Related Persons in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

Section 9.07. Non-Reliance on Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has reviewed the Company Materials and each other document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Notwithstanding anything herein to the contrary, each Lender also acknowledges that the Liens and security interests granted pursuant to the Security Documents and the exercise of any right or remedy by the Collateral Agent thereunder are subject to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of the Intercreditor Agreements and the Security Documents, the terms of the Intercreditor Agreements shall govern and control.

Section 9.08. Indemnification of Agents.

Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand each Agent-Related Person (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of any Loan Party to do so), pro rata, and hold harmless each Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; provided that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Agent-Related Person’s own gross negligence or willful misconduct, as determined by the final judgment of a court of competent jurisdiction; provided that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.08. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities, this Section 9.08 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each of the Administrative Agent and the

Collateral Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent or the Collateral Agent, as the case may be, in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent or the Collateral Agent, as the case may be, is not reimbursed for such expenses by or on behalf of the Loan Parties. The undertaking in this Section 9.08 shall survive termination of the Commitments, the payment of all other Obligations and the resignation of the Administrative Agent or the Collateral Agent, as the case may be.

Section 9.09. Withholding Tax.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. Without limiting or expanding the provisions of Section 3.01, each Lender shall, and does hereby, indemnify the Administrative Agent against, and shall make payable in respect thereof within thirty (30) days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.09 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

Section 9.10. No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Joint Lead Arrangers, the Syndication Agent, the Joint Bookrunners or the Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender.

Section 9.11. Agents in Their Individual Capacities.

UBS AG, Stamford Branch and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Borrower and their respective Affiliates as though UBS AG, Stamford Branch were not the Administrative Agent or the Collateral Agent hereunder and without notice to or consent of the Lenders. The Lenders acknowledge that, pursuant to such activities, UBS AG, Stamford Branch or its Affiliates may receive information regarding the Borrower or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of any the Borrower or such Affiliate) and acknowledge that neither the Administrative Agent nor the Collateral Agent shall be under any obligation to provide such information to them. With respect to its Loans, UBS AG, Stamford Branch and its Affiliates shall have the same rights and powers under this Agreement as any other Lender and may exercise such rights and powers as though it were not the Administrative Agent or the Collateral Agent, and the terms “Lender” and “Lenders” include UBS AG, Stamford Branch in its individual capacity. Any successor to UBS AG, Stamford Branch as the Administrative Agent or the Collateral Agent shall also have the rights attributed to UBS AG, Stamford Branch under this paragraph.

Section 9.12. Collateral and Guaranty Matters.

(a) The Lenders irrevocably agree:

(A) on the Term Loan Escrow Release Date, the Escrow Borrower will be released from all of the Obligations and the Liens on the Term Loan Escrow Account and the Term Loan Escrow Collateral shall be released; and

(B) from and after the Term Loans Escrow Release Date:

(i) Subject to the First Lien Intercreditor Agreement, Liens on Collateral securing the Term Loan will be automatically and unconditionally released

(A) as to any property or asset (including Capital Stock of a Subsidiary of the Company), to enable the Company, the Borrower and the Pledgors to consummate the disposition of such property or asset to the extent not prohibited by clause (E) below or under Section 7.02 or Section 7.04;

(B) to release Excess Proceeds and Collateral Excess Proceeds (each as defined in the Senior Notes Indenture) to the Borrower that remain unexpended after the conclusion of an Asset Sale Offer or a Collateral Asset Sale Offer (each as defined in the Senior Notes Indenture) conducted in accordance with the Senior Notes Indenture and not required to be made a part of the Collateral;

(C) in respect of the property and assets of a Pledgor, upon the designation of such Pledgor to be an Unrestricted Subsidiary in accordance with Section 7.02 and the definition of “Unrestricted Subsidiary”;

(D) in respect of the property and assets of a Guarantor upon release of the Guaranty of such Guarantor;

(E) in the case of the property and assets of a specific Pledgor, upon such Pledgor making a Transfer of such assets to any Restricted Subsidiary of the Borrower that is not a Pledgor; provided that (1) such Transfer is not subject to Section 7.07 and (2) the aggregate net book value of the assets of Restricted Subsidiaries that are at any time Collateral (excluding cash proceeds of accounts receivable, inventory and related assets) that are so transferred pursuant to this clause (E) subsequent to the Term Loan Escrow Release Date shall not exceed 5% of the Consolidated Net Tangible Assets of the Borrower and its Restricted Subsidiaries per year and shall not be in an amount that will result in an Excluded Subsidiary ceasing to qualify as an Excluded Subsidiary in accordance with the definition thereof; provided further, that Liens on all property and assets of any Subsidiary of Lyondell Europe Holdings, Inc., a Delaware corporation, will be automatically and unconditionally released upon any transfer of such Subsidiary;

(F) as permitted under Section 10.01;

(G) as to the pledge of Capital Stock of first-tier Foreign Subsidiaries, in connection with a reorganization, change or modification of the direct or indirect ownership of Foreign Subsidiaries by the Company, the Borrower or a Pledgor, as applicable, in compliance with this Agreement, a release may be obtained as to such Capital Stock in connection with the substitution of pledge of 65% of the voting Capital Stock and 100% of the non-voting Capital Stock of any one or more new or replacement first-tier Foreign Subsidiaries pursuant to valid Security Documents; or

(H) upon termination of the Aggregate Commitments and payment in full of all Credit Agreement Obligations (other than contingent indemnification obligations not yet accrued and payable).

(ii) to release or subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted under clauses (16) and (23) of the definition of “Permitted Liens”;

(iii) that any Guarantor shall be automatically released from its obligations under the Guaranty (A) upon termination of the Aggregate Commitments and payment in full of all Credit Agreement Obligations (other than contingent indemnification obligations not yet accrued and payable) or (B) if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction or designation permitted hereunder; provided that no such release shall occur if such Guarantor continues to be a guarantor in respect of any Junior Financing or the ABL Facility; and

(iv) to release any Lien on any pipeline easement and other similar Real Property granted to or held by the Administrative Agent or the Collateral Agent under any Loan Document in connection with an Asset Sale of pipeline easements pursuant to clause (f) of the definition of “Asset Sale” subject to and in accordance with the following:

(A) the Administrative Agent and Collateral Agent have been furnished evidence satisfactory to them that the swap of assets contemplated in clause (f) of the definition of “Asset Sale” relating to the release being requested satisfies the requirements of clause (f) of the definition of “Asset Sale” and

(B) in connection with such disposition and as a condition to the granting of such release, (I) the Loan Party acquiring the new pipeline easements and other similar Real Property has obtained titled to such Real Property, (II) the Collateral Agent has received a Mortgage duly executed and delivered by such Loan Party with respect to such Real Property, such Mortgage being free of any Liens except as expressly permitted by Section Section 7.06, and (III) such Loan Party has delivered to the Administrative Agent and the Collateral Agent such existing surveys, existing abstracts, certificates, title documents, existing appraisals, legal opinions and other documents as the Administrative Agent may reasonably request in good faith with respect to any such Real Property.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.12. In each case as specified in this Section 9.12, the Administrative Agent or the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as the Borrower may reasonably request to evidence the release or subordination of such item of Collateral from the assignment and security interest granted under the Security Documents, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.12.

(b) (i) In this clause (b):

(A) “Collateral Agent Claim” means any amount which a Loan Party owes to the Collateral Agent under this clause; and

(B) “Secured Party Claim” means any amount which a Loan Party owes to a Secured Party under or in connection with the Loan Documents.

(ii) Unless expressly provided to the contrary in any Loan Document, the Collateral Agent holds:

(A) the benefit of any Collateral Agent Claims; and

(B) any proceeds of security,

for the benefit, and as the property, of the Secured Parties and so that they are not available to the personal creditors of the Collateral Agent.

(iii) The Collateral Agent will separately identify in its records the property rights referred to in paragraph (ii) above.

(iv) Paragraphs (ii) to (iii) above do not apply to any security created by a Security Document governed by Dutch law.

(v) Each Loan Party must pay the Collateral Agent, as an independent and separate creditor, an amount equal to each Secured Party Claim on its due date.

(vi) The Collateral Agent may enforce performance of any Collateral Agent Claim in its own name as an independent and separate right. This includes any suit, execution, enforcement of security, recovery of guarantees and applications for and voting in respect of any kind of insolvency proceeding.

(vii) Each Secured Party must, at the request of the Collateral Agent, perform any act required in connection with the enforcement of any Collateral Agent Claim. This includes joining in any proceedings as co-claimant with the Collateral Agent.

(viii) Unless the Collateral Agent fails to enforce a Collateral Agent Claim within a reasonable time after its due date, a Secured Party may not take any action to enforce the corresponding Secured Party Claim unless it is requested to do so by the Collateral Agent.

(ix) Discharge by a Loan Party of a Secured Party Claim will discharge the corresponding Collateral Agent Claim in the same amount.

(x) Discharge by a Loan Party of a Collateral Agent Claim will discharge the corresponding Secured Party Claim in the same amount.

(xi) The aggregate amount of the Collateral Agent Claims will never exceed the aggregate amount of Secured Party Claims.

(xii) A defect affecting a Collateral Agent Claim against a Loan Party will not affect any Secured Party Claim.

(xiii) A defect affecting a Secured Party Claim against a Loan Party will not affect any Collateral Agent Claim.

(xiv) Each Collateral Agent Claim is created on the understanding that and provided that the Collateral Agent will:

(A) share the benefit, including in particular the proceeds of the Collateral Agent Claim, with the other Secured Parties; and

(B) pay those proceeds to the Secured Parties, in accordance with the Intercreditor Agreements.

(xv) Each party agrees that the Collateral Agent:

(A) will be the joint and several creditor (together with the relevant Secured Party) of each and every obligation of each Loan Party towards each Secured Party under this Agreement; and

(B) will have its own independent right to demand performance by each Loan Party of those obligations.

(xvi) Discharge by a Loan Party of any obligation owed to the Collateral Agent or another Secured Party shall, to the same extent, discharge the corresponding obligation owing to the other.

(xvii) Without limiting or affecting the Collateral Agent’s rights against each Loan Party (whether under this paragraph or under any other provision of the Loan Documents), the Collateral Agent agrees with each other Secured Party (on a several and divided basis) that, subject to the paragraph below, it will not exercise its rights as joint and several creditor with a Secured Party except in accordance with the Intercreditor Agreements.

Nothing in this clause (b) shall in any way limit the Collateral Agent’s right to act in the protection or preservation of rights under or to enforce any Security Document or the Guarantee Agreement as contemplated by this Agreement and/or the relevant Security Document (or to do any act reasonably incidental to any of the above).

(c) The Collateral Agent may accept, without enquiry, the title (if any) a Loan Party may have to any asset over which security is intended to be created by any Security Document.

ARTICLE X.

Miscellaneous

Section 10.01. Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and such Loan Party and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a) extend or increase the Commitment of any Lender without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of (or amendment to the terms of) any condition precedent or of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b) postpone any date scheduled for, or reduce or forgive the amount of, any payment of principal or interest under Section 2.05 or 2.06 without the written consent of each Lender directly and adversely affected thereby (it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest);

(c) reduce or forgive the principal of, or the rate of interest specified herein (except in connection with the waiver of applicability of any post-default increase in interest rates (which waiver shall be effective with the consent of the Required Lenders)) on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document (or change the timing of payments of such fees or other amounts) without the written consent of each Lender holding such Loan or to whom such fee or other amount is owed;

(d) change any provision of this Section 10.01, the definition of “Required Lenders,” or “Pro Rata Share” or Section 8.03 without the written consent of each Lender directly and adversely affected thereby;

(e) release all or substantially all of the Collateral in any transaction or series of related transactions (for the avoidance of doubt no transaction permitted by Section 7.05 shall be deemed a release of all or substantially all of the Collateral) without the written consent of each Lender;

(f) release all or substantially all of the aggregate value of the Guaranties (for the avoidance of doubt no release of Guaranties permitted by the terms of this Agreement shall be deemed a release of all or substantially all of the aggregate value of the Guaranties) without the written consent of each Lender;

(g) make any change to, or extend the time for performance under, the conditions described in Section 4.02 without the consent of 75% of the sum of the Total Outstandings and aggregate unused Commitments; provided that the unused Commitment of, and the purportion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of such 75% consenting proportion;

and provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent or the Collateral Agent, as applicable, in addition to the Lenders required above, affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent or the Collateral Agent, as applicable, under this Agreement or any other Loan Document and (ii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification.

Notwithstanding the foregoing, subject to Section 2.12, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrower and the Lenders providing the relevant Replacement Loans, to permit the refinancing of all outstanding Loans (any such refinanced Loans, “Refinanced Loans”), with one or more term loans denominated in Dollars, (any such replacement Loans, “Replacement Loans”); provided that (a) the aggregate principal amount of such Replacement Loans shall not exceed the aggregate principal amount of the corresponding tranche of Refinanced Loans, (b) the Applicable Rate for such Replacement Loans shall not be higher than the Applicable Rate for the corresponding tranche of Refinanced Loans, (c) the Weighted Average Life to Maturity of such Replacement Loans, shall not be shorter than the Weighted Average Life to Maturity of the Refinanced Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Loans) and (d) all other terms applicable to such Replacement Loans shall be substantially identical to, or no less favorable to the Lenders providing such Replacement Loans than those applicable to the corresponding tranche of Refinanced Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the corresponding tranche of Loans in effect immediately prior to such refinancing.

Section 10.02. Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Loan Document shall be in writing (including by facsimile transmission or other form of electronic communication). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower or the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent or the Collateral Agent.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, four (4) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of Section 10.02(c)), when delivered; provided that notices and other communications to the Administrative Agent and the Collateral Agent pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voice mail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile or other form of electronic communication. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Loan Parties, the Agents and the Lenders.

(c) Reliance by Agents and Lenders. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct. All telephonic notices to the Administrative Agent or Collateral Agent may be recorded by the Administrative Agent or the Collateral Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent or the Collateral Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.

Section 10.04. Attorney Costs and Expenses.

The Borrower agrees (a) if the Closing Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent and the Joint Lead Arrangers for all reasonable invoiced out-of-pocket costs and expenses (other than Indemnified Taxes or Excluded Taxes, which are governed by Section 3.01) incurred in connection with the preparation, negotiation, syndication and execution of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) if the Term Loan Escrow Release Date occurs, to pay or reimburse the Administrative Agent, the Collateral Agent, the Joint Lead Arrangers and each Lender for all invoiced out-of-pocket costs and expenses incurred in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including all respective Attorney Costs of counsel to the Administrative Agent and the Collateral Agent); provided that, such costs and expenses incurred in connection with the enforcement of the Commitment Fee obligations shall be reimbursed by the Borrower without the requirement that the Term Loan Escrow Release Date occur. The foregoing costs and expenses shall include all reasonable search, filing, recording and title insurance charges and fees related thereto, and other (reasonable, in the case of Section 10.04(a)) out-of-pocket expenses incurred by any Agent. The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid promptly after receipt by the Borrower of an invoice relating thereto setting forth such expenses in reasonable detail. If any Loan Party fails to pay when due any costs, expenses, or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its sole discretion.

Section 10.05. Indemnification by the Borrower.

Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Joint Lead Arranger, Joint Bookrunner, Agent-Related Person, each Lender and their respective Affiliates, and directors, officers, partners, employees, counsel, agents, trustees, investment advisors and attorneys-in-fact of each of the foregoing (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including attorney costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, or (c) any actual or alleged presence or Release of Hazardous Materials on, at, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability related in any way to the Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”), in all cases, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or of any affiliate, director, officer, partner, employee, agent or attorney-in-fact of such Indemnitee, as determined by the final judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement, nor shall any Indemnitee or the Borrower or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, any Loan Party’s directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within ten (10) Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 10.05. The agreements in this Section 10.05 shall survive the resignation of the Administrative Agent or the Collateral Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. This Section 10.05 shall not apply with respect to any Taxes (including Indemnified Taxes or any Other Taxes indemnifiable under Section 3.01) other than Taxes that represent liabilities, obligations, losses, damages, etc. arising from any non-Tax claim excluding Taxes for which the Indemnitee has been indemnified under Section 3.01.

Section 10.06. Payments Set Aside.

To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under provisions of applicable Law, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect.

Section 10.07. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (except as permitted by Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee pursuant to an assignment made in accordance with the provisions of Section 10.07(b) (an “Assignee”), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii) below, any Lender may assign to one or more Assignees, after consultation with (but not the consent of) the Borrower (provided that no such consultation of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing, any Assignee), all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of the Administrative Agent.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent), shall be in a minimum amount of $500,000, and shall be in increments of $500,000, in excess thereof unless each of the Borrower (provided that no such consent of the Borrower shall be required if an Event of Default under Section 8.01(a), (f) or (g) has occurred and is continuing) and the Administrative Agent otherwise consents, provided that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be payable in the event of simultaneous assignments to or from two (2) or more Approved Funds;

(C) the Assignee, if it shall not be a Lender (or the Borrower in connection with acquisitions or repurchases of Loans by the Borrower pursuant to Purchase Offers under Section 2.13), shall deliver to the Administrative Agent an Administrative Questionnaire; and

(D) no assignments shall be made to the Company or any of its Subsidiaries, other than acquisitions or repurchases of Loans by the Borrower pursuant to Section 2.13.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Term Loan Facilities on a non-pro rata basis among such Term Loan Facilities.

(c) Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d) (other than in connection with the acquisition or repurchase of Loans by the Borrower pursuant to Section 2.13), from and after the effective date specified in each Assignment and Assumption, the Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, if any, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph (c) or paragraph (d) below shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Agent, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(d) shall be construed so that the obligations under this Agreement and the Loan Documents are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any other relevant or successor provisions of the Code or such regulations).

(e) Any Lender may at any time, sell participations to any Person (other than a natural Person) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a) through (c) and (e) through (f) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f), the Borrower agree that each Participant shall be entitled to the benefits (subject to the requirements and limitations, including requirements to provide any applicable forms under Section 3.01) of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Sections 2.09(b) and 2.11 as though it were a Lender. Each Lender that sells a participation with respect to a Commitment or Loan to the Borrower shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Commitment and/or Loan (the “Participant Register”). The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Such Lender shall permit the Loan Parties to review such information as reasonably needed for Borrower to comply with its obligations under this Agreement or under any applicable law.

(f) Notwithstanding anything to the contrary herein, a Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the participation was made with the Borrower’s prior written consent (not to be unreasonably withheld or delayed).

(g) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 10.07 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agree that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit B, as applicable, to this Agreement, evidencing the Loans, owing to such Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Company (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations therein, including requirements to provide any applicable forms under Section 3.01), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.01, 3.04 and 3.05), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder and (iv) the Granting Lender shall keep a register substantially in the form of Participant Register described above of each SPC which has funded all or any part of any Loan that such Lender would have otherwise been obligated to make to the Borrower pursuant to this Agreement. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Company and the Administrative Agent and with the payment of a processing fee of $3,500, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(h) Notwithstanding anything to the contrary contained herein, without the consent of the Borrower or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(i) (A) Notwithstanding the definition of “Assignee” or anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Loans to any Person who, after giving effect to such assignment, would be an Affiliated Lender (with the consent of Administrative Agent (not to be unreasonably withheld or delayed)); provided that:

(i) the assigning Lender and the Affiliated Lender purchasing such Lender’s Loans shall execute and deliver to Administrative Agent an assignment agreement substantially in the form of Exhibit J hereto (an “Affiliated Lender Assignment Agreement”); and

(ii) at the time of such assignment on a pro forma basis after giving affect to such assignment, the aggregate principal amount of all Loans held by Affiliated Lenders shall not exceed 25% of the aggregate principal amount of all Term Loans outstanding under this Agreement.

(B) Notwithstanding anything to the contrary in this Agreement, no Affiliated Lender shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among Administrative Agent or any Lender to which representatives of the Loan Parties are not invited, (ii) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against any Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of such Agent or any other such Lender under the Loan Documents.

(C) Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, all affected Lenders or all Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, or (C) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, an Affiliated Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliated Lenders; provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Affiliated Lender of its Pro Rata Share of any payments to which such Affiliated Lender is entitled under the Loan Documents without such Affiliated Lender providing its consent; provided, further, that such Affiliated Lender shall have the right to approve any amendment, modification, waiver or consent of the type described in Section 10.01(a), (b), (c) or (d) of this Agreement to the extent that such Affiliated Lender is directly and adversely affected thereby; and in furtherance of the foregoing, (x) the Affiliated Lender agrees to execute and deliver to the Administrative Agent any instrument reasonably requested by the Administrative Agent to evidence the voting of its interest as a Lender in accordance with the provisions of this Section 10.07(i); provided that if the Affiliated Lender fails to promptly execute such instrument such failure shall in no way prejudice any of the Administrative Agent’s rights under this paragraph and (y) the Administrative Agent is hereby appointed (such appointment being coupled with an interest) by the Affiliated Lender as the Affiliated Lender’s attorney-in-fact, with full authority in the place and stead of the Affiliated Lender and in the name of the Affiliated Lender, from time to time in Administrative Agent’s discretion to take any action and to execute any instrument that Administrative Agent may deem reasonably necessary to carry out the provisions of this paragraph (i)(C).

Section 10.08. Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ directors, officers, employees, trustees, investment advisors and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential) solely for purposes of this Agreement and the Transactions contemplated hereby; (b) to the extent requested by any Governmental Authority; (c) to the extent required by applicable Law or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions substantially the same as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Company), to any pledgee referred to in Section 10.07(g), counterparty to a Hedging Obligation, Assignee of or Participant in, or any prospective Assignee of or Participant in, any of its rights or obligations under this Agreement; (f) with the written consent of the Company; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08; (h) to any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating any Lender; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender); or (j) in connection with the exercise of any remedies hereunder, under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement or rights hereunder or thereunder. In addition, the Agents and the Lenders may disclose the existence of this Agreement and publicly available information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section 10.08, “Information” means all information received from the Loan Parties relating to any Loan Party or any Subsidiary or its business, other than any such information that is publicly available to any Agent or any Lender prior to disclosure by any Loan Party other than as a result of a breach of this Section 10.08; provided that, in the case of information received from a Loan Party after the Closing Date, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03.

Section 10.09. Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (the Administrative Agent and the Collateral Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Company and the Borrower, any such notice being waived by the Company and the Borrower (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates, the Administrative Agent or the Collateral Agent to or for the credit or the account of the respective Loan Parties and their Subsidiaries against any and all Obligations owing to such Lender and its Affiliates or the Collateral Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent, the Collateral Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent, the Collateral Agent and such Lender may have.

Section 10.10. Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11. Counterparts.

This Agreement and each other Loan Document (where applicable under the relevant laws) may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by electronic mail or telecopier of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by telecopier be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by telecopier.

Section 10.12. Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter except for any such prior agreements which by the express terms thereof survive the execution of this Agreement. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control unless, in the case of such other Loan Documents governed by any Law other than a state of the United States, such control would result, such other Loan Document being invalid or unenforceable, in which case, the relevant provision of the Loan Document will prevail; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13. Survival of Representations and Warranties.

Such representations and warranties have been or will be relied upon by each Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that any Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as of the time made as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

Section 10.14. Severability.

If any provision of this Agreement or any other Loan Document is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement and such other Loan Document shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.15. GOVERNING LAW.

THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT (OTHER THAN ANY LOAN DOCUMENT EXPRESSLY GOVERNED BY THE LAWS OF ANOTHER JURISDICTION) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK CITY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN TELECOPIER) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.16. WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17. Binding Effect.

This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent shall have been notified by each Lender, that each such Lender, has executed it, and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable), and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18. Judgment Currency.

If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document from Dollars into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase Dollars with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent, the Collateral Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than Dollars be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or the Collateral Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or the Collateral Agent may in accordance with normal banking procedures purchase Dollars with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to the Administrative Agent or the Collateral Agent from the Borrower in Dollars, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Collateral Agent or the Person to whom such obligation was owing against such loss. If the amount of Dollars so purchased is greater than the sum originally due to the Administrative Agent or the Collateral Agent in such currency, the Administrative Agent or the Collateral Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).

Section 10.19. Lender Action.

Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents or the Secured Hedge Agreements (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, without the prior written consent of the Administrative Agent. The provisions of this Section 10.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 10.20. USA PATRIOT Act.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

Section 10.21. No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees that: (i)(A) the arranging and other services regarding this Agreement provided by the Agents and the Joint Lead Arrangers are arm’s-length commercial transactions between the Company and the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii)(A) each Agent, each Joint Lead Arranger, and each Joint Bookrunner is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Company and the Borrower or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Joint Lead Arranger nor any Joint Bookrunner has any obligation to the Company and the Borrower or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each Loan Party and their respective Affiliates, and no Agent or Arranger has any obligation to disclose any of such interests to the Loan Parties or their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Agents and the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.22. Certain Dutch Matters.

Any obligation, guaranty or undertaking granted or assumed by a Person incorporated or organized under the laws of The Netherlands pursuant to this Agreement or any other Loan Document shall be deemed not to be undertaken or incurred by such Person to the extent that the same would constitute unlawful financial assistance within the meaning of Section 2:207c or 2:98c of the Dutch Civil Code or any other applicable financial assistance rules under any relevant jurisdiction (the “Prohibition”) and the provisions of this Agreement and the other Loan Documents shall be construed accordingly. For the avoidance of doubt it is expressly acknowledged that the relevant Persons incorporated under the laws of The Netherlands will continue to guaranty and secure all such obligations which, if included, do not constitute a violation of the Prohibition.

Section 10.23. Agent for Service of Process.

The Company agrees that promptly following request by the Administrative Agent it will appoint and maintain an agent reasonably satisfactory to the Administrative Agent to receive service of process in New York City.

Section 10.24. Limitation on Obligations of Lyondell Chemical.

Notwithstanding anything to the contrary in this Agreement, from the Closing Date up to, but not including the Term Loan Escrow Release Date, Lyondell Chemical’s obligations under this Agreement shall be limited to the obligations to (a) make the representations set forth in Article V that are applicable to Lyondell Chemical in its capacity as a Borrower, consistent with the terms thereof and at such times as required under this agreement and (b) provide the indemnifications set forth in Section 10.05, consistent with the terms thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LYONDELLBASELL INDUSTRIES N.V.
LBI ESCROW CORPORATION
LYONDELL CHEMICAL COMPANY

By:	/s/ C. Kent Potter
	Name:	C. Kent Potter
	Title:	Authorized Person

UBS AG, STAMFORD BRANCH, as Administrative Agent and Collateral Agent

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

UBS SECURITIES LLC, as a Joint Lead Arranger

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Attorney in Fact

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

BANC OF AMERICA SECURITIES LLC, as Syndication Agent and a Joint Lead Arranger

By:	/s/ Robert Schleusner
	Name:	Robert Schleusner
	Title:	Managing Director

CREDIT SUISSE SECURITIES (USA) LLC, as a Co-Documentation Agent

By:	/s/ Timothy Hunt
	Name:	Timothy Hunt
	Title:	Director

DEUTSCHE BANK SECURITIES INC., as a Co-Documentation Agent

By:	/s/ Stephen Cunningham
	Name:	Stephen Cunningham
	Title:	MD

By:	/s/ Frank Fazio
	Name:	Frank Fazio
	Title:	MD

MORGAN STANLEY SENIOR FUNDING, INC., as a Co-Documentation Agent

By:	/s/ Kevin Emerson
	Name:	Kevin Emerson
	Title:	Authorized Signatory

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Mary E. Evans
	Name:	Mary E. Evans
	Title:	Associate Director

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director